                                                                  Exhibit 10q




                                U.S. $65,000,000

                                 LOAN AGREEMENT

                         Dated as of February 13, 1992

                  as amended and restated as of July 14, 1995

                                     among

                           THE LAMSON & SESSIONS CO.,
                                  as Borrower

                         THE LENDERS PARTY HERETO FROM
                                  TIME TO TIME

                                      and

                      GENERAL ELECTRIC CAPITAL CORPORATION
                           as the Agent and a Lender

                               TABLE OF CONTENTS

Section                                                                                         Page
-------                                                                                         ----
           1.  DEFINITIONS AND INTERPRETATION OF AGREEMENT
    1.1  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
    1.2  Accounting Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
    1.3  Other Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

2.  AMOUNT AND TERMS OF REVOLVING CREDIT LOAN AND TERM LOAN
    2.1  Revolving Credit Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
    2.2  Term Loan  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    2.3  Mandatory Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
    2.4  Optional Prepayment of Term Loan; Prepayment Fee; Termination of Revolving
           Credit Loan Commitments; Termination Fee . . . . . . . . . . . . . . . . . . . . . . 32
    2.5  Interest on the Loans; General Payment Terms . . . . . . . . . . . . . . . . . . . . . 33
    2.6  Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
    2.7  Receipt of Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
    2.8  Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    2.9  Sharing of Payments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
    2.10  Application of Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41
    2.11  Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 41

3.  LETTER OF CREDIT SUBFACILITY
    3.1  Agreement to Issue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    3.2  Conditions to Issuance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
    3.3  Limits on Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    3.4  Reimbursement Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
    3.5  Participations; Funding of Reimbursement Obligations . . . . . . . . . . . . . . . . . 44
    3.6  Duties of Issuer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
    3.7  Cash Collateral for Letters of Credit; Letters of Credit Outstanding on the
         Commitment Termination Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47

4.  CONDITIONS PRECEDENT
    4.1  Conditions Precedent to Each Revolving Credit Advance  and Other Extension
         of Credit . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . . . . . 47

5.  REPRESENTATIONS AND WARRANTIES
    5.1  Corporate Existence; Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . 49
    5.2  Executive Offices and Places of Business . . . . . . . . . . . . . . . . . . . . . . . 49
    5.3  Capitalization; Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
    5.4  Corporate Power; Authorization; Enforceable Obligations  . . . . . . . . . . . . . . . 49
    5.5  Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    5.6  Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
    5.7  Ownership of Property; Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51


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
Section                                                                                        Page
    5.8   No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    5.9   Burdensome Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    5.10  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
    5.11  Other Ventures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    5.12  Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    5.13  Margin Regulations; Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . 52
    5.14  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
    5.15  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
    5.16  Foreign Employee Benefit Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    5.17  No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
    5.18  Investment Bankers, Brokers, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . 55
    5.19  Outstanding Options, Warrants, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . 55
    5.20  Employment and Labor Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
    5.21  Patents, Trademarks, Copyrights and Licenses  . . . . . . . . . . . . . . . . . . . . 55
    5.22  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 55
    5.23  Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
    5.24  Other Loan Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
    5.25  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 56
    5.26  Corporate Name; Prior Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . 58
    5.27  Trade Names and Terms of Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
    5.28  Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58

6.  FINANCIAL STATEMENTS AND INFORMATION
    6.1   Reports and Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
    6.2   Communication with Accountants  . . . . . . . . . . . . . . . . . . . . . . . . . . . 63

7.  AFFIRMATIVE COVENANTS
    7.1   Maintenance of Existence and Conduct of Business  . . . . . . . . . . . . . . . . . . 64
    7.2   Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 64
    7.3   Financial Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
    7.4   Books and Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
    7.5   Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68
    7.6   Maintenance of Properties; Insurance; Condemnation  . . . . . . . . . . . . . . . . . 68
    7.7   Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
    7.8   Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
    7.9   Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
    7.10  Employee Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 71
    7.11  Foreign Employee Benefit Plan Compliance  . . . . . . . . . . . . . . . . . . . . . . 71
    7.12  Compliance with Documentary Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . 71
    7.13  Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
    7.14  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
    7.15  Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73

Section                                                                                        Page
8.  NEGATIVE COVENANTS
    8.1   Mergers, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
    8.2   Investments; Loans and Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
    8.3   Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
    8.4   Employee Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75
    8.5   Capital Structure; Corporate Charter  . . . . . . . . . . . . . . . . . . . . . . . . 76
    8.6   Maintenance of Business; Joint Ventures . . . . . . . . . . . . . . . . . . . . . . . 76
    8.7   Transactions with Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
    8.8   Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 76
    8.9   Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
    8.10  Dispositions of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
    8.11  Cancellation of Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
    8.12  Hedging Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 77
    8.13  Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
    8.14  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
    8.15  Fiscal Year . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
    8.16  Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
    8.17  Restricted Junior Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 78
    8.18  Amendment of IRBs, the Bowling Green IRB  . . . . . . . . . . . . . . . . . . . . . . 79
    8.19  Guaranteed Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 79

9.  TERM AND TERMINATION
    9.1   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
    9.2   Survival of Obligations Upon Termination of Financing Agreement . . . . . . . . . . . 80

10. EVENTS OF DEFAULT; RIGHTS AND REMEDIES
    10.1  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 80
    10.2  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 83
    10.3  Waivers by Borrower . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84
    10.4  Right of Set-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 84

11. THE AGENT
    11.1  Appointment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
    11.2  Nature of Duties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 85
    11.3  Rights, Exculpation, Etc.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
    11.4  Reliance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
    11.5  Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 86
    11.6  GE Capital and Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
    11.7  Successor Agent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
    11.8  Collateral Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 87
    11.9  Agency for Perfection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 88

12. MISCELLANEOUS

Section                                                                                        Page
    12.1   Complete Agreement; Modification of Agreement; Sale of Interest  . . . . . . . . . . 88
    12.2   Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 91
    12.3   Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 92
    12.4   Access; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 93
    12.5   No Waiver by Lender  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94
    12.6   Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 94
    12.7   MUTUAL WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
    12.8   Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
    12.9   Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
    12.10  Conflict of Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 95
    12.11  Authorized Signatories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 96
    12.12  GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS . . . . . . . . . . . . . . . . . 96
    12.13  Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 97
    12.14  Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97a
    12.15  Section Titles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97a
    12.16  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97a

                        INDEX OF EXHIBITS AND SCHEDULES
Annex A           -   Rate Determination Table

Exhibit A         -  Form of Revolving Credit Note
Exhibit B         -  Form of Notice of Revolving Credit Borrowing
Exhibit B-1       -  Form of Conversion/Continuation Notice
Exhibit C         -  Form of Term Note
Exhibit D         -  Form of Borrowing Base Certificate
Exhibit E         -  Form of Weekly Account Schedule

Schedule A        -  Information with Respect to Lenders
Schedule 5.2      -  Offices and Other Locations
Schedule 5.3      -  Capitalization; Subsidiaries
Schedule 5.6(d)   -  Existing Material Matters
Schedule 5.7(a)   -  Owned Real Estate
Schedule 5.7(b)   -  Leased Real Estate
Schedule 5.10        -  Labor Matters
Schedule 5.11        -  Joint Ventures; Partnerships
Schedule 5.14        -  Tax Matters
Schedule 5.15        -  ERISA Matters
Schedule 5.17        -  Litigation
Schedule 5.19        -  Outstanding Options, Warrants, Etc.
Schedule 5.20        -  Employment Matters
Schedule 5.21        -  Patents, Trademarks, Copyrights and Licenses
Schedule 5.25        -  Environmental Matters
Schedule 5.26        -  Prior Corporate Names; Fictitious Names; Trade Names
                        and Trade Styles
Schedule 5.28        -  Bank Accounts
Schedule 7.6      -  Insurance
Schedule 8.3      -  Existing Indebtedness
Schedule 8.17        -  Restricted and Unrestricted Subsidiaries
Schedule 12.11    -  Authorized Signatories

                 LOAN AGREEMENT, dated as of February 13, 1992, as amended and restated as of July 14, 1995 (as amended, supplemented, modified or amended and restated from time to time, this "Loan Agreement"), among THE LAMSON & SESSIONS CO., an Ohio corporation with its principal place of business at 25701 Science Park Drive, Cleveland, Ohio 44122 ("Borrower"), THE LENDERS PARTY HERETO FROM TIME TO TIME (collectively, the "Lenders" and each individually a "Lender") and GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation having an office at 190 South LaSalle Street, Suite 2740, Chicago, Illinois 60603 ("GE Capital"), as a Lender and as Agent for the Lenders hereunder (GE Capital, in its capacity as such agent, the "Agent").

                             PRELIMINARY STATEMENT

                 A. Borrower and GE Capital (individually and as Agent) have entered into this Loan Agreement to provide financing to Borrower.

                 B. GE Capital anticipates that, from time to time, it may sell or assign interests in the loans and other financial accommodations outstanding under this Loan Agreement to other financial institutions who will, upon such assignment, become "Lenders" hereunder.

                 C. There have been numerous amendments to this Agreement since it was entered into on February 13, 1992, and the parties hereto have agreed to make certain additional amendments to, among other things, increase the amount of the Term Loan and change certain pricing provisions with respect to the Loans. Consequently the parties hereto have agreed, for ease of future reference, to incorporate all such amendments by this amendment and restatement.

                 D. This Agreement, as originally entered into on February 13, 1992, and as amended from time to time prior to this amendment and restatement of this Agreement, is sometimes referred to herein as the "Original Agreement".

                 NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and subject to the terms and conditions hereof, the parties hereto agree as follows:

                 1.       DEFINITIONS AND INTERPRETATION OF AGREEMENT

                 1.1 Definitions. In addition to the defined terms appearing above, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

                 "Account Debtor" means each Person obligated in any way on or in connection with an Account.

                 "Accounts" means all of Borrower's and its Subsidiaries' now owned or hereafter acquired or arising accounts, contract rights, invoice obligations, and any other rights to payment for the sale or lease of goods or rendition of services, whether or not earned by performance.

                 "Affiliate" shall mean with respect to any Person (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, (a) 5% or more of the Stock having ordinary voting power in the election of directors of such Person, or (b) if such Person is not incorporated, 5% or more of the equity interest having ordinary voting power with respect to the direction of such Person's management or policies, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, or (iii) each of such Person's officers, directors, joint ventures and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

                 "Agent" shall mean GE Capital, as agent for itself and the other Lenders hereunder, and any successor agent appointed pursuant to Section 11.7.

                 "Agent Advances" shall have the meaning assigned to such term in Section 11.8.

                 "Agreement" shall mean this Loan Agreement, including all amendments, modifications and supplements hereto and any appendices, exhibits or schedules to any of the foregoing, and shall refer to this Agreement as the same may be in effect at the time such reference becomes operative.

                 "ALTA Survey" shall mean a survey prepared in accordance with the standards adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1986, known as the "Minimum Standard Detail Requirements of Land Title Surveys". The ALTA Survey shall be in sufficient form to satisfy the requirements of each title insurance carrier and agent with respect to the Mortgages and Leasehold Mortgages to provide extended coverage over survey defects and shall also show the location of all easements and covenants of record, dimensions of all improvements, encroachments from any adjoining property, and certify as to the location of any flood plain area affecting the subject real estate.

                 "Amendment Effective Date" shall mean the date this amendment and restatement of the Agreement shall have been executed by the parties hereto, July 14, 1995.

                 "Assignment and Acceptance" shall have the meaning assigned to such term in Section 12.1(b).

                 "Assignments of Representations" shall mean, collectively, those certain Assignments of Representations, Warranties, Covenants, Indemnities and Agreements executed by each of Borrower, Carlon Chimes and Youngstown Steel Door, in each case, in favor of the Agent, for the benefit of the Lenders, relating to the Buyer Notes and various other documents executed in connection with the Buyer Notes, as more fully described in the applicable Assignment of Representations.

                 "Availability" shall mean, at any time, the Maximum Revolver Amount at such time minus the sum of the outstanding Revolving Credit Loan at such time plus the Letter of Credit Liability at such time.

                 "Base Index Rate" shall mean the prime or base rate of interest publicly announced in New York City from time to time by Morgan Guaranty Trust Company of New York (whether or not such rate is actually charged by such bank and whether or not such rate is the lowest rate charged by such bank to its borrowing customers).


                 "Benefit Plan" shall mean a defined benefit plan as defined in
Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which Borrower or any ERISA Affiliate of Borrower is, or at any time during the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

                 "Borrower Pledge Agreements" shall mean those certain Pledge Agreements dated as of February 13, 1992 entered into between the Agent and Borrower, in form and substance acceptable to the Agent, including all amendments, modifications and supplements thereto.

                 "Borrowing Base" shall mean, on any date, an amount equal to
(A) the sum of (i) sixty percent (60%) of the aggregate value of Eligible Inventory consisting of raw materials, plus (ii) fifty percent (50%) of the aggregate value of Eligible Inventory consisting of finished goods, plus (iii) eighty percent (80%) of the excess of (a) aggregate value of the Eligible Accounts over (b) the Rebate Reserve, minus (B) such amounts as the Agent, in its sole discretion, may from time to time establish as reserves, including without limitation, reserves for (x) accrued and unpaid interest on the Obligations and (y) any amounts which the Agent reasonably believes are necessary to remove any unpermitted Liens on the Collateral or to preserve and protect the value of the Collateral or the priority of the Agent's Lien thereon. All determinations in connection with the Borrowing Base shall originally be made by Borrower and certified to the Agent and the Lenders, but the Agent shall have the right finally to review and adjust any such determination.

                 "Borrowing Base Certificate" shall mean a certificate in the form attached hereto as Exhibit D.

                 "Bowling Green IRB" shall mean those certain Series 1994 Industrial Development Revenue Serial Bonds issued by the City of Bowling Green, Ohio under that certain Indenture of Trust dated as of March 1, 1994 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms and provisions of this Agreement) between the City of Bowling Green, Ohio and The Fifth Third Bank, an Ohio banking association.

                 "Breakage Costs" shall mean all amounts payable pursuant to
Section 2.5(h).

                 "Business Day" shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the states of Illinois, New York or Ohio and, if the applicable Business Day relates to any borrowing, payment or rate selection with respect to Eurodollar Loans, on which dealings in United States dollar are carried on in the London interbank market.

                 "Buyer Notes" shall mean, collectively, the following promissory notes:

                 a. $500,000 Master Grid Note dated August 30, 1991 made by DDK International and payable to Carlon Chimes;

                 b. $300,000 Promissory Note dated July 1, 1991 made by J.P. Industrial Products, Inc. and payable to Borrower;

                 c. $3,206,078 Secured Promissory Note, $634,250 Secured Promissory Note and Secured Revolving Working Capital Promissory Note, in each case dated August 31, 1988, made by YSD Industries, Inc. and payable to Youngstown Steel Door; and

                 d. $1,769,659 Secured Promissory Note dated December 2, 1988 made by Permold Corp. and payable to Borrower.

                 "Capital Expenditures" shall mean, for any period, the aggregate of all expenditures by Borrower or any of its Subsidiaries during such period (whether paid in cash or accrued as liabilities and including that portion of Capital Leases entered into during such period that is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) which expenditures, in conformity with GAAP, are required to be included in or reflected by the property, plant or equipment or similar fixed asset accounts reflected in the consolidated balance sheet of Borrower and its Subsidiaries.

                 "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person, other than, in the case of Borrower or a Subsidiary of Borrower, any such lease under which Borrower or such Subsidiary is the lessor.

                 "Carlon Canada" shall mean Carlon Canada Ltd., a corporation organized under the laws of Ontario, Canada and a wholly-owned Subsidiary of Borrower.

                 "Carlon Chimes" shall mean Carlon Chimes Co., a Delaware corporation and wholly-owned Subsidiary of Borrower.

                 "Cash and Cash Equivalents" shall mean, at any time, any assets which are in the form of, or are readily convertible into money, including, without limitation, cash, checks, and other negotiable instruments, deposits with any bank or financial institution (whether as demand deposits or time deposits, and whether or not evidenced by certificates of deposit), and readily marketable securities of any type.

                 "CERCLA" shall mean the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as in effect from time to time.

                 "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental (including, without limitation, PBGC) taxes, levies, assessments or charges, in each case, at the time due and payable, upon or relating to (i) the Collateral, (ii) the Obligations, (iii) Borrower's or any of its Subsidiaries' employees (other than with respect to taxes not required to be withheld or required to be paid directly by such employees), payroll, income or gross receipts, (iv) Borrower's or any of its Subsidiaries' ownership or use of any of its assets, or (v) any other aspect of Borrower's or any of its Subsidiaries' or businesses.


                 "Closing Date" shall mean February 13, 1992.

                 "Code" shall mean the Uniform Commercial Code of the jurisdiction with respect to which such term is used, as in effect from time to time.

                 "Collateral" shall mean the property in which a Lien in favor of the Agent and/or the Lenders is or is purportedly created pursuant to the Collateral Documents, and any other property which is pledged by Borrower or any of Borrower's Subsidiaries to the Agent and/or the Lenders under any of the Loan Documents.

                 "Collateral Documents" shall mean the Security Agreement, the Patent Agreement, the Trademark Agreement, the Borrower Pledge Agreements, the Mortgages, the Leasehold Mortgages, the Subsidiary Guaranties, and the Assignments of Representations, together with all other agreements, instruments, documents, financing statements, warehouse receipts, bills of lading, notices of assignment of accounts, schedules of accounts assigned, mortgages and other written matter necessary or requested by the Agent to perfect and maintain perfected the Agent's and the Lenders' Liens on the Collateral.

                 "Commission" shall mean the Securities and Exchange Commission or any other federal agency then administering the Securities Act and other federal securities laws.

                 "Commitment Termination Date" shall mean the earliest of (i) December 31, 1999, (ii) the date of termination of the Revolving Credit Loan Commitments pursuant to Section 2.4(c) or 10.2, and (iii) the date this Agreement is terminated pursuant to Section 9.1 or any other provision of this Agreement.

                 "Compensation" shall mean, with respect to any Person, all payments and accruals commonly considered to be compensation, including, without limitation, all wages, salary, deferred payment arrangements and bonus payments, profit/gain sharing arrangements, stock appreciation rights or similar rights, incentive payments, pension or employment benefit contributions or similar payments, management fees, directors fees or similar payments, made to or accrued for the account of such Person or otherwise for the benefit of such Person.

                 "Consolidated Current Assets" shall mean, at any date of determination thereof, the aggregate amount of all assets (excluding Cash and Cash Equivalents) of Borrower and its Subsidiaries on a consolidated basis which are properly classified as current assets in accordance with GAAP.

                 "Consolidated Current Liabilities" shall mean, at any date of determination thereof, the aggregate amount of all liabilities (excluding the current portion of any long-term Funded Debt of Borrower and its Subsidiaries and the Revolving Credit Loan) of Borrower and its Subsidiaries on a consolidated basis which are properly classified as current liabilities in accordance with GAAP.

                 "Consolidated Current Ratio" shall mean, at any date of determination thereof, the ratio of (i) Consolidated Current Assets as at such date to (ii) Consolidated Current Liabilities as at such date.

                 "Consolidated Debt Service" shall mean, for any period, the sum of (i) Consolidated Interest Expense, and (ii) scheduled payments (whether or not such payments are actually made) of principal on all Funded Debt of Borrower and its Subsidiaries.

                 "Consolidated EBIT" shall mean, for any period, the consolidated net income of Borrower and its consolidated Subsidiaries (excluding any extraordinary items) before deduction of any income taxes and interest, all as determined in accordance with GAAP.

                 "Consolidated EBITDA" shall mean, for any period, the consolidated net income of Borrower and its consolidated Subsidiaries (excluding any extraordinary items) before deduction of any income taxes, interest, depreciation and amortization expenses, all as determined in accordance with GAAP.

                 "Consolidated EBITDA to Consolidated Debt Service Ratio" shall mean, for any period, the ratio of (A) (i) Consolidated EBITDA for the applicable period minus (ii) Capital Expenditures made or incurred during such period, to (B) Consolidated Debt Service for such period.

                 "Consolidated EBITDA to Consolidated Interest Expense Ratio" shall mean, for any period, the ratio of (i) Consolidated EBITDA for the applicable period to (ii) Consolidated Interest Expense for such period.

                 "Consolidated Funded Debt" shall mean, at any date of determination thereof, the total of all Funded Debt of Borrower and its Subsidiaries outstanding on such date determined in accordance with GAAP, after eliminating all intercompany transactions.

                 "Consolidated Funded Debt to Consolidated Tangible Net Worth Ratio" shall mean, at any date of determination thereof, the ratio of (i) Consolidated Funded Debt outstanding on such date to (ii) Consolidated Tangible Net Worth as of such date.

                 "Consolidated Interest Expense" shall mean, for any period, the total of all interest payable (whether or not such interest is actually paid) on all Funded Debt of Borrower and its Subsidiaries during such period.

                 "Consolidated Tangible Net Worth" shall mean, at any date of determination thereof, (i) the aggregate amount of all assets of Borrower and its Subsidiaries, on a consolidated basis, as are properly classified as such in accordance with GAAP, minus (ii) the sum of (A) aggregate amount of all liabilities of Borrower and its Subsidiaries on a consolidated basis, all as determined in accordance with GAAP, plus (B) the aggregate amount of all assets of Borrower and its Subsidiaries, on a consolidated basis, which in accordance with GAAP are properly classified as intangible assets.

                 "Consolidated Working Capital" shall mean, at any date of determination thereof, (i) Consolidated Current Assets less (ii) Consolidated Current Liabilities.

                 "Conversion/Continuation Notice" shall have the meaning specified in Section 2.5(f)(iv).

                 "CP Base Rate" shall mean, with respect to a CP Rate Loan for the relevant Interest Period, an interest rate per annum equal to the published annual yield for 30 day commercial paper placed through dealers, having the highest rating obtainable from either Standard & Poor's Rating Group (a division of the McGraw Hill) or Moody's Investors Service, Inc., as reported in The Wall Street Journal, Midwest Edition (or in the event such rate shall not appear in The Wall Street Journal, in such other nationally recognized publication as the Agent may, from time to time, specify to Borrower), one Business Day before the first day of such Interest Period.

                 "CP Rate" shall mean with respect, with respect to a CP Rate Loan for the relevant Interest Period, the CP Base Rate applicable to such Interest Period plus the applicable CP Rate Margin. The CP Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

                 "CP Rate Borrowing" shall mean a Revolving Credit Borrowing consisting of CP Rate Loans.

                 "CP Rate Loan" shall mean a Loan, or portion thereof, which bears interest at the CP Rate.

                 "CP Rate Margin" shall mean (a) with respect to any portion of the Term Loan which is a CP Rate Loan, 2.00% per annum during any Level 1 Period, 2.50% per annum during any Level 2 Period, 2.75% per annum during any Level 3 Period, 3.00% per annum during any Level 4 Period, 3.25% per annum during any Level 5 Period and 3.50% during any Level 6 Period; and (b) with respect to any portion of the Revolving Credit Loan which is a CP Rate Loan, 1.75% during any Level 1 Period, 2.25% during any Level 2 Period, 2.50% during any evel 3 Period, 2.75% during any Level 4 Period, 3.00% during any Level 5 Period, and 3.25% during any Level 6 Period..

                 "Default" shall mean any event which, with the passage of time or the giving of notice, or both, would, unless cured or waived, become an Event of Default.

                 "Distribution" shall mean (i) the declaration of any distribution, dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock (or in respect of any options or warrants for such Stock) issued by Borrower or any of its Subsidiaries or (ii) any payment on account of the purchase, redemption or other retirement of Stock (or in respect of any options or warrants for such Stock) issued by Borrower or any of its Subsidiaries or any other payment or distribution made in respect thereof, either directly or indirectly.

                 "DOL" shall mean the United States Department of Labor and any successor department or agency.

                 "Dollars" or "$" shall mean the lawful money of the United States of America.

                 "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule A hereto, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                 "Eligible Accounts" shall mean, at any time, the gross outstanding balance (less all finance charges, late fees, other fees which are unearned, and all trade discounts), of Borrower's Accounts arising out of the lease or sale of goods or rendition of services by Borrower in the ordinary course of its business as Agent, in its sole discretion, shall determine to be eligible, less such reserves as the Agent, in its reasonable credit judgment, shall from time to time deem appropriate; provided, that any Account shall be deemed ineligible if:

                 (1) (a) It is more than sixty (60) days past due, in the case of any such Account generated by Borrower's Carlon operating division, or (b) with respect to any such Account generated by Valley-Todeco, such Account remains due or unpaid more than ninety (90) days after the date of the original invoice issued by Borrower with respect to the sale giving rise thereto; or

                 (2) It is an Account owing from an Account Debtor fifty percent (50%) or more of the outstanding balance of whose Accounts have been determined by the Agent to be ineligible; or

                 (3) It arises out of a sale to a Person which is an Affiliate of Borrower or controlled by an Affiliate of Borrower, unless such Affiliate of Borrower or

         Person controlled by an Affiliate of Borrower has been approved in writing by the Required Lenders as a party from whom Eligible Accounts can be generated; or

                 (4) Any representation or warranty contained in this Agreement with respect to all Eligible Accounts or any representation or warranty with respect to such Account contained in this Agreement has been breached; or

                 (5) The Account is subject to any right of setoff by the Account Debtor, and such Account Debtor has not entered into an agreement with Borrower which is acceptable to the Agent with respect to the waiver of rights of setoff; or the Account Debtor has disputed liability, or made any claim with respect to such Account; or the Account Debtor has disputed liability or made any claim with respect to any other Account due from such Account Debtor, and such Account Debtor has not (a) acknowledged in writing to Borrower and the Agent (in form and substance satisfactory to the Agent) the validity of such Account Debtor's obligations with respect to all of the non-disputed Accounts or Accounts owing by such Account Debtor which are not subject to any such claim and (b) waived any right of setoff against the Accounts described in clause (a) immediately above; provided, however, that with respect to any Account Debtor having any rights of setoff, any claims or any disputes as to liability under, against or with respect to any Accounts, which rights, claims or disputes do not exceed $100,000 in the aggregate, the Accounts owing by such Account Debtor shall only be deemed ineligible pursuant to this clause (5) to the extent of the aggregate amount of such rights, claims or disputes; or

                 (6) The Account Debtor has filed a petition for bankruptcy or any other petition for relief under the Bankruptcy Code or any other bankruptcy or insolvency law, or any petition or other application for relief under the Bankruptcy Code or any other bankruptcy or insolvency law has been filed against the Account Debtor; or

                 (7) The Account Debtor has made an assignment for the benefit of creditors, suspended its business operations, become insolvent, called a meeting of its creditors for the purpose of obtaining any financial concession or accommodation, or suffered a receiver or a trustee to be appointed for any of its assets or affairs; or

                 (8) It arises out of a sale to an Account Debtor outside the United States, unless the sale is on letter of credit or acceptance terms acceptable to the Agent or is covered by credit insurance in form and substance satisfactory to the Agent and on which the Agent has been named as loss payee; or

                 (9) It arises out of a sale to a customer on a bill-and-hold, undelivered sale, guaranteed sale, sale-or-return, sale on approval, consignment, or any other repurchase or return basis; or

                 (10) The Agent or the Required Lenders believe, in their respective credit judgment, that collection of such Account is insecure or that such Account may not be paid; or

                 (11) The Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower assigns its right to payment of such Accounts to the Agent in accordance with the terms of the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727); or

                 (12) Borrower, in order to be entitled to collect such Account, is required to perform any additional service for, or perform or incur any additional obligation to, the Account Debtor; or

                 (13) The Account from the respective Account Debtor exceeds a credit limit in respect of such Account Debtor as may be determined by the Agent or the Required Lenders, in their respective credit judgment, at any time or times hereafter, to the extent that such Account exceeds such limit; or

                 (14) It is an Account with respect to which the Account Debtor is located in Indiana, Minnesota or New Jersey unless Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year; or

                 (15) It is an Account with respect to which the Account Debtor has returned, or has refused or revoked acceptance of, the goods giving rise to such Account; or

                 (16) It is evidenced by a promissory note or other instrument and the same has not been pledged to or physically delivered to the Agent; or

                 (17) It is denominated in other than United States dollars or is payable outside the United States; or

                 (18) It is subject to a Lien, other than a Lien in favor of the Agent; or

                 (19) The Account Debtor is a supplier or creditor of Borrower and such Account Debtor has not waived, in writing to the Agent and Borrower (in form and substance satisfactory to the Agent), such Account Debtor's right of setoff against Borrower's Accounts for amounts owing by Borrower to such Account Debtor for goods sold or leased or services rendered to Borrower by such Account Debtor; or

                 (20) It is not evidenced by an invoice or other writing in form acceptable to the Agent.

The Agent may classify Accounts into any of the foregoing categories or such other category as the Agent, in its sole discretion, deems appropriate in determining the eligibility of Accounts.

                 "Eligible Assignee" shall mean any financial institution having combined capital, surplus and undivided profits of no less than $100,000,000.

                 "Eligible Inventory" shall mean the Inventory of Borrower (valued at the lower of cost determined on a first-in, first-out basis or market value) that the Agent, in its discretion, shall determine to be eligible, less such reserves as the Agent, in its reasonable credit judgment, shall from time to time deem appropriate; provided, that no Inventory shall be deemed eligible if:

                 (i) any warranty or representation contained in this Agreement or any of the other Loan Documents applicable either to Inventory in general or to any specific Inventory has been breached with respect to such Inventory;

                 (ii) except as otherwise expressly set forth in clauses (v) and (x) below, it is not located on one of the premises set forth on
         Schedule 5.7(a) which are owned by Borrower;

                 (iii)  it consists of returned goods;

                 (iv) it consists of work-in-process, packaging materials, promotional materials or supplies;

                 (v) it is under consignment to or from any Person, unless all action required to perfect and protect the interest of the Agent and the Lenders in such Inventory (as determined by the Agent under the circumstances) has been taken;

                 (vi) it is not of good and merchantable quality free from defects which would affect the market value thereof;

                 (vii) it is obsolete, slow moving or currently not useable or saleable in the ordinary course of the business of Borrower;

                 (viii) it is not subject to a first priority, perfected security interest in favor of the Agent;

                 (ix)  it is bill-and-hold Inventory; or

                 (x) it is not on consignment, but it is located at premises not owned by Borrower, unless (a) such Inventory is in the possession of a bonded public warehouseman which has executed and delivered to the Agent a bailee letter substantially in the form of that attached as Exhibit G to the Original

        Agreement, or (b) such Inventory is located at premises leased by Borrower and the Agent has received an executed Landlord Agreement substantially in the form of that attached as Exhibit H to the Original Agreement from the landlord of such premises.

The Agent may classify Inventory into any of the foregoing categories or such other category as the Agent, in its sole discretion, deems appropriate in determining the eligibility of Inventory.

                 "Environmental Activity" shall mean any past, present or future activity, event or circumstance in respect of a Hazardous Substance, including, without limitation, its storage, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization disposition, handling or transportation or its Release, emission, discharge, escape, leaking, dispersal or migration into the natural environment including the movement through or in the air, soil, surface water or ground water.

                 "Environmental Audits" shall mean, with respect to any Person, periodic reviews of such Person's compliance with Environmental Laws in connection with its use, ownership and operation of its businesses and assets.

                 "Environmental Laws" shall mean all federal, state and local laws, including statutes, regulations, ordinances, codes, rules and other governmental restrictions and requirements (in each case, as the same may be in effect from time to time), relating to the discharge of air pollutants, water pollutants or process waste water or otherwise relating to the environment or hazardous substances including, but not limited to, CERCLA, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Commission, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

                 "Environmental Lien" shall mean a Lien in favor of any Public Authority for (1) any liability under any Environmental Laws or (2) damages arising from, or costs incurred by such Public Authority in response to, a Release or threatened Release of a Hazardous Substance into the environment.

                 "Equipment" shall mean any "equipment," as such term is defined in Section 9-109(2) of the Code, now owned or hereafter acquired by Borrower or any of its Subsidiaries and, in any event, shall include, without limitation, all machinery, equipment, furnishings, fixtures, vehicles and computers and other electronic data processing hardware and other office equipment now owned or hereafter acquired by Borrower or any of its Subsidiaries, and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

                 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, any successor statute, and any regulations promulgated thereunder.

                 "ERISA Affiliate" shall mean (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as Borrower; (ii) a partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with Borrower; or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as Borrower, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

                 "Eurodollar Base Rate" shall mean, with respect to a Eurodollar Loan for the relevant Interest Period, an interest rate per annum, in each case as adjusted for Reserves, equal to the rate of interest per annum for United States dollar deposits in an amount approximately equal to the applicable Eurodollar Loan with maturities comparable to such Interest Period, which appears on "Telerate Page 3750" (as defined below) as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period; provided, however, that if such rate is no longer published, an interest rate per annum equal to the arithmetic mean (rounded if necessary to the nearest one-hundredth of one percent (0.01%)) of the interest rates per annum for United States dollar deposits in an amount approximately equal to the applicable Eurodollar Loan with maturities comparable to such Interest Period, quoted on Reuters Screen page "LIBO" (or if such page on such service ceases to display such information, such other page as may replace it on that service for the purpose of displaying such information) as of 11:00 a.m. (London time) two Business Days before the first day of such Interest Period (the rate quoted as
aforesaid being the "LIBOR Screen Rate").   The adjustments for Reserves would
be computed by dividing (i) the applicable rate displayed on Telerate Page 3750 or the LIBOR Screen Rate for the applicable Interest Period by (ii) a percentage equal to 100% minus the Reserves percentage then applicable, changing as, if and when such Reserves change. For purposes hereof, the term "Telerate Page 3750" shall mean the display designated as "Page 3750" on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associate Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association interest settlement rates for United States dollar deposits). Any Eurodollar Rate determined on the basis of the rate displayed on Telerate Page 3750 or the LIBOR Screen Rate determined in accordance with the foregoing provisions of this subparagraph shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service or Reuters, as applicable, within one hour of the time when such rate is first displayed by such service.

                 "Eurodollar Borrowing" shall mean a Revolving Credit Borrowing consisting of Eurodollar Loans.

                 "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule A hereto (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                 "Eurodollar Loan" shall mean a Loan, or portion thereof, which bears interest at the Eurodollar Rate.

                 "Eurodollar Margin" shall mean (a) with respect to any portion of the Term Loan which is a Eurodollar Loan, 2.00% per annum during any Level 1 Period, 2.50% per annum during any Level 2 Period, 2.75% per annum during any Level 3 Period, 3.00% per annum during any Level 4 Period, 3.25 % per annum during any Level 5 Period and 3.50% during any Level 6 Period; and (b) with respect to any portion of the Revolving Credit Loan which is a Eurodollar Loan, 1.75% per annum during any Level 1 Period, 2.25% per annum during any Level 2 Period, 2.50% per annum during any Level 3 Period, 2.75% per annum during any Level 4 Period, 3.00% per annum during any Level 5 Period, and 3.25% during any Level 6 Period.

                 "Eurodollar Rate" shall mean, with respect to a Eurodollar Loan for the relevant Interest Period, the Eurodollar Base Rate applicable to such Interest Period plus the applicable Eurodollar Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

                 "Event of Default" shall have the meaning assigned to such term in Section 10.1.

                 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statutes, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                 "Federal Funds Rate" shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by the Agent.

                 "Federal Reserve Board" shall have the meaning assigned to such term in Section 5.13.

                 "Financials" shall mean, according to the context in which it is used, (i) the financial statements referred to in Sections 5.6 (a) and (b),
(ii) the financial statements required to be delivered pursuant to Sections 6.1(c), (d), and (e), or (iii) any combination of the foregoing.

                 "Fiscal Month" shall mean a Fiscal Period consisting of four or five calendar weeks, each such week commencing on a Sunday.

                 "Fiscal Period" shall mean a period of time measured consistently with a recordkeeping system in which (i) a year consists of 52 calendar weeks, with each fifth year consisting of 53 calendar weeks, each week commencing on a Sunday, (ii) a quarter consists of a four- week Fiscal Month, followed by a four-week Fiscal Month, followed by a five-week Fiscal Month (with the last two months in every fifth year consisting of five-week Fiscal Months), and (iii) the Fiscal Year for 1993 commenced on January 3, 1993."

                 "Fiscal Quarter" shall mean a Fiscal Period consisting of a four-week Fiscal Month, followed by a four-week Fiscal Month, followed by a five-week Fiscal Month (with the last two months in every fifth year consisting of five-week Fiscal Months).

                 "Fiscal Year" shall mean a Fiscal Period consisting of 52 or 53 calendar weeks, each such week commencing on a Sunday.

                 "Foreign Employee Benefit Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which is maintained or contributed to for the benefit of the employees of Borrower, any of its Subsidiaries or any of its ERISA Affiliates, but which is not covered by ERISA pursuant to ERISA
Section 4(b)(4).

                 "Foreign Pension Plan" means any employee benefit plan as defined in Section 3(3) of ERISA which (i) is maintained or contributed to for the benefit of employees of Borrower, any of its Subsidiaries or any of its ERISA Affiliates, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

                 "Funded Debt" shall mean, with respect to any Person, all Indebtedness of such Person described in clauses (i), (ii), (iii), (iv) (excluding, in the case of clause (iv), the Indebtedness under operating leases), and (viii) of the definition of Indebtedness (excluding, in the case of clause (viii), obligations to trade creditors in the ordinary course of business). Funded Debt shall also include Guaranteed Indebtedness of such Person, but only to the extent that the Indebtedness guaranteed constitutes Indebtedness of the type described in the preceding sentence. Notwithstanding anything contained in this definition to the contrary, Funded Debt shall not include (a) the undrawn face amount of the Letters of Credit or the National City Bank Letters of Credit, (b) the outstanding reimbursement obligations under or in respect of the National City Bank Letters of Credit described in, and to the extent permitted under, clause (3) of Section 8.3 covering Inventory to be delivered to Borrower, or (c) the Guaranteed Indebtedness of Borrower in respect of the Guaranteed IRBs, provided, that any amounts which at any time become due and payable by Borrower under or in connection with such Guaranteed Indebtedness shall be deemed to constitute Funded Debt for purposes of this Agreement.

                 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time, applied on a basis consistent with that used in the preparation of the annual audited Financials referred to in Section 5.6(b).

                 "Guaranteed Indebtedness" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner including, without limitation, any obligation or arrangement of such Person (i) to purchase or repurchase any such primary obligation, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) to indemnify the owner of such primary obligation against loss in respect thereof.

                 "Guaranteed IRBs" shall mean, collectively, (i) those certain 6 1/2% County of Cuyahoga, Ohio Industrial Development First Mortgage Revenue Bonds (The Lamson & Sessions Co. Project) due March 1, 1992 issued by the County of Cuyahoga, Ohio in the aggregate principal amount outstanding on the Closing Date of $135,000, and (ii) those certain 6.4% Limited Obligation Revenue Bonds (Expert Automation Inc. Project) due December 15, 1993 issued by the Economic Development Corporation of the City of Sterling Heights, Michigan in the aggregate principal amount outstanding as of the Closing Date of $320,000.

                 "Hazardous Substance" shall mean any waste, pollutant, hazardous substance, toxic substance, hazardous waste, special waste, fuel oil, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.

                 "Indebtedness" shall mean all liabilities, obligations and indebtedness of any and every kind and nature, including, without limitation, all liabilities and all obligations to trade creditors, in each case, whether now or hereafter owing, arising, due or payable, from Borrower or any of its Subsidiaries to any Person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise. Without in any way limiting the generality of the foregoing, Indebtedness shall specifically include (without duplication) the following:

                 (i) amounts outstanding under this Agreement, including, without limitation, all amounts outstanding under the Notes;

                 (ii) all obligations or liabilities of any Person for borrowed money that are secured by any Lien upon property owned by Borrower or any of its Subsidiaries, even though Borrower shall not have assumed or become liable for the payment thereof;

                 (iii) all obligations and indebtedness of Borrower or any of its Subsidiaries for borrowed money (including, without limitation, reimbursement obligations incurred in respect of any letters of credit issued to or for the account of Borrower or any of its Subsidiaries) or for notes, bonds, debentures and other debt securities (including, without limitation, the Subordinated Debt and Borrower's obligations with respect to the IRBs and the Bowling Green IRB);

                 (iv) all obligations or liabilities created or arising under any Capital Leases, or any other lease or conditional sale or other title retention agreement with respect to property used or acquired by Borrower or any of its Subsidiaries, even though the rights and remedies of the lessor, seller or lender thereunder are limited to repossession of such property;

                 (v)       all obligations or liabilities under Guaranteed
         Indebtedness;

                 (vi)      all Charges;

                (vii)      all obligations or liabilities for deferred taxes;

               (viii) all obligations for the deferred purchase price of property or services; and

                 (ix) all accrued pension fund and other employee benefit plan obligations and liabilities.

                 "INDEX RATE" SHALL MEAN, FOR ANY DAY, A RATE PER ANNUM EQUAL TO (I) THE BASE INDEX RATE FOR SUCH DAY PLUS (II) THE APPLICABLE INDEX RATE MARGIN, CHANGING WHEN AND AS THE BASE INDEX RATE CHANGES.

                 "INDEX RATE BORROWING" SHALL MEAN A REVOLVING CREDIT BORROWING CONSISTING OF INDEX RATE LOANS.

                 "INDEX RATE LOAN" SHALL MEAN A LOAN, OR PORTION THEREOF, WHICH BEARS INTEREST AT THE INDEX RATE.

                 "INDEX RATE MARGIN" SHALL MEAN (A) WITH RESPECT TO ANY PORTION OF THE TERM LOAN WHICH IS AN INDEX RATE LOAN, 0.25% PER ANNUM DURING ANY LEVEL 1 PERIOD, 0.75% PER ANNUM DURING ANY LEVEL 2 PERIOD, 1.00% PER ANNUM DURING ANY LEVEL 3 PERIOD, 1.25% DURING ANY LEVEL 4 PERIOD, 1.50% DURING ANY LEVEL 5 PERIOD, AND 1.75% DURING ANY LEVEL 6 PERIOD; AND (B) WITH RESPECT TO ANY PORTION OF THE REVOLVING CREDIT LOAN WHICH IS AN INDEX RATE LOAN, 0.00% PER ANNUM DURING ANY LEVEL 1 PERIOD, 0.50% PER ANNUM DURING ANY LEVEL 2 PERIOD, 0.75% PER ANNUM DURING LEVEL 3 PERIOD, 1.00% DURING ANY LEVEL 4 PERIOD, 1.25% DURING ANY LEVEL 5 PERIOD, AND 1.50% DURING ANY LEVEL 6 PERIOD.

                 "INTEREST PERIOD" SHALL MEAN, WITH RESPECT TO A EURODOLLAR LOAN, A PERIOD OF ONE (1), TWO (2), THREE (3) MONTHS OR SIX (6) MONTHS, AND WITH RESPECT TO A CP RATE LOAN, A PERIOD OF 30 DAYS, COMMENCING ON A BUSINESS DAY SELECTED BY THE BORROWER PURSUANT TO THIS AGREEMENT. IN THE CASE OF A EURODOLLAR LOAN, EACH SUCH INTEREST PERIOD SHALL END ON (BUT EXCLUDE) THE DAY WHICH CORRESPONDS NUMERICALLY TO SUCH DATE ONE, TWO, THREE OR SIX MONTHS THEREAFTER; PROVIDED, HOWEVER, THAT IF THERE IS NO SUCH NUMERICALLY CORRESPONDING DAY IN SUCH NEXT, SECOND, THIRD OR SIXTH SUCCEEDING MONTH, SUCH INTEREST PERIOD SHALL END ON THE LAST BUSINESS DAY OF SUCH NEXT, SECOND, THIRD OR SIXTH SUCCEEDING MONTH. IF AN INTEREST PERIOD WOULD OTHERWISE END ON A DAY WHICH IS NOT A BUSINESS DAY, SUCH INTEREST PERIOD SHALL END ON THE NEXT SUCCEEDING BUSINESS DAY, PROVIDED, HOWEVER, IN THE CASE OF ANY INTEREST PERIOD FOR A EURODOLLAR LOAN, THAT IF SAID NEXT SUCCEEDING BUSINESS DAY FALLS IN A NEW CALENDAR MONTH, SUCH INTEREST PERIOD SHALL END ON THE IMMEDIATELY PRECEDING BUSINESS DAY.

                 "Interest Payment Date" shall mean any date upon which Borrower is required pursuant to the terms hereof to make a payment of interest hereunder.

                 "Interest Rate Adjustment Date" shall mean each date after July 1, 1996, on which Borrower shall have delivered to the Agent, pursuant to
Section 6.1(d) or Section 6.1(e), the quarterly or annual, as applicable, consolidated financial statements of Borrower for the preceding Fiscal Quarter or Fiscal Year, as applicable.

                 "Inventory" shall mean any and all now owned or hereafter acquired goods (other than Equipment) including, without limitation, all raw materials, work-in-process, finished goods and materials and supplies which are used or consumed in the business of Borrower or its Subsidiaries or are used or consumed in connection with the manufacturing, packing, shipping, advertising, selling or finishing of such goods.

                 "IRB Letter of Credit" shall mean any Letter of Credit issued in respect of Borrower's obligations under and in connection with the IRBs.

                 "IRBs" shall mean, collectively, (a) those certain Adjustable Rate Industrial Development Revenue Refunding Bonds. Series 1995, issued by the City of Pasadena Industrial Development Corporation ("City of Pasadena") under that certain Trust Indenture dated as of February 1, 1995 (as amended) between the City of Pasadena and PNC Bank, Ohio, National Association, as trustee, (b) those certain Series 1990 Industrial Development Revenue Bonds issued by the City of Janesville, Wisconsin under that certain Trust Indenture dated as of September 1, 1990 (as amended) between the City of Janesville, Wisconsin and The Central Trust Company, N.A., as trustee, (c) those certain Adjustable Rate Industrial Development Revenue Refunding Bonds, Series 1995 issued by the City of Bowling Green, Ohio under that certain Trust Indenture dated as of June 1, 1995 (as amended) between the City of Bowling Green, Ohio and PNC Bank, Ohio, National Association, as trustee, and (d) any other industrial development revenue or refunding bonds, issued in connection with the refunding or refinancings of any of the foregoing and as to which an IRB Letter of Credit shall have been issued hereunder. "IRB" shall mean any of the foregoing, individually.

                 "IRC" shall mean the Internal Revenue Code of 1986, as amended, any successor statute thereto, and any regulations or notices promulgated thereunder.

                 "IRS" shall mean the Internal Revenue Service.

                 "Landlord Agreement" shall mean an agreement substantially in the form of that attached as Exhibit H to the Original Agreement.

                 "Leasehold Mortgage" shall mean each leasehold mortgage, leasehold deed of trust or other similar leasehold security agreement, in form and substance acceptable to the Agent, made or to be made by Borrower and/or each of its Subsidiaries having an interest in the Lease to be encumbered, in favor of the Agent to secure payment of the Obligations, creating a first priority lien on Leases particularly designated on Schedule 5.7(b) or for which Leasehold Mortgages are required in accordance with the terms of this Agreement.

                 "Leases" shall mean all of those leasehold estates in real property now owned or hereafter acquired by Borrower or any Subsidiary of Borrower, as lessee.

                 "Lender(s)" shall mean GE Capital and any future holder of all or any portion of the Notes.

                 "Letter of Credit" shall mean any letter of credit which GE Capital issues or causes to be issued at the request or for the account of Borrower pursuant to Section 3.1, which letter of credit has not expired, been revoked or terminated.

                 "Letter of Credit Agreement" shall mean such letter of credit reimbursement agreement (whether in a single or several documents) as GE Capital or any other issuer of a Letter of Credit may employ for its own account in connection with its issuance of any Letter of Credit. This Agreement may serve as a Letter of Credit Agreement for the Letters of Credit issued by GE Capital.

                 "Letter of Credit Fee" shall have the meaning set forth in
Section 2.6(c).

                 "Letter of Credit Liability" shall mean, at any time, the sum of (i) the undrawn face amount of all Letters of Credit outstanding at such time, plus (ii) the Reimbursement Obligations outstanding at such time.

                 "Level 1 Period" shall mean any period of time during which the Eurodollar Margin, the CP Rate Margin and the Index Rate Margin are calculated by reference to Level 1 on the Rate Determination Table.

                 "Level 2 Period" shall mean any period of time during which the Eurodollar Margin, the CP Rate Margin and the Index Rate Margin are calculated by reference to Level 2 on the Rate Determination Table.

                 "Level 3 Period" shall mean any period of time during which the Eurodollar Margin, the CP Rate Margin and the Index Rate Margin are calculated by reference to Level 3 on the Rate Determination Table.

                 "Level 4 Period" shall mean any period of time during which the Eurodollar Margin, the CP Rate Margin and the Index Rate Margin are calculated by reference to Level 4 on the Rate Determination Table.

                 "Level 5 Period" shall mean any period of time during which the Eurodollar Margin, the CP Rate Margin and the Index Rate Margin are calculated by reference to Level 5 on the Rate Determination Table.

                 "Level 6 Period" shall mean any period of time during which the Eurodollar Margin, the CP Rate Margin and the Index Rate Margin are calculated by reference to Level 6 on the Rate Determination Date.

                 "Lien" shall mean: (a) any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on thecommon law, statute, or contract, and including without limitation, a security interest, charge, claim, or lien arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, agreement, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes; (b) the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction; and (c) to the extent not included under clause (a), any reservation, exception, encroachment, easement, right-of-way, covenant, condition, restriction, lease or other title exception or encumbrance affecting the property of such Person.

                 "Loan" shall mean any Revolving Credit Advance, the Term Loan, or any portion of either.

                 "Loan Documents" shall mean this Agreement, the Notes, the Letters of Credit, the Collateral Documents, the Letter of Credit Agreements, and all other agreements, instruments and documents, including without limitation, notes, guarantees, mortgages, deeds of trust, chattel mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, leases, financing statements, subordination agreements, trust account agreements and all other written matter whether heretofore, now, or hereafter executed by or on behalf of Borrower or any of Borrower's Subsidiaries and delivered to the Agent, any Lender or any Person participating with the Lenders in the Loans or other extensions of credit made hereunder, in each case, including all amendments, modifications and substitutions thereto or therefor.

                 "Margin" shall mean the Eurodollar Margin, the CP Rate Margin or the Index Rate Margin.

                 "Material Adverse Effect" shall mean material adverse effect on (i) the business, assets, operations, prospects or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, (ii) Borrower's ability to pay the Obligations in accordance with the terms thereof, (iii) the Collateral or the Agent's Liens on the Collateral or the priority of such Liens, (iv) Borrower's or any of its Subsidiaries' ability to perform its obligations under any Loan Document to which it is a party, or (v) the rights, remedies and other benefits provided to the Agent and/or the Lenders under the Loan Documents.

                 "Maximum IRB Letter of Credit Amount" shall mean, at any time, the lesser of (1) $12,500,000 or (2) the minimum aggregate undrawn face amount of the letters of credit required to be maintained by Borrower at such time in respect of its obligations under the IRBs in accordance with the terms of such IRBs.

                 "Maximum Lawful Rate" shall have the meaning assigned to such term in Section 2.5(n).

                 "Maximum Letter of Credit Amount" shall mean the sum of the Maximum IRB Letter of Credit Amount and the Maximum Non-IRB Letter of Credit Amount.

                 "Maximum Non-IRB Letter of Credit Amount" shall mean
$10,000,000.
                 "Maximum Revolver Amount" shall mean, at any time, the lesser of (1) the Maximum Revolving Credit Facility or (2) the Borrowing Base at such time.

                 "Maximum Revolving Credit Facility" shall mean an amount equal to $50,000,000.

                 "Mortgage" shall mean each mortgage, deed of trust or similar security agreement, in form and substance acceptable to the Agent, made or to be made by Borrower and/or each of its Subsidiaries having an interest in the Real Estate to be encumbered, in favor of the Agent to secure the payment of the Obligations, creating a first priority lien on the Real Estate (other than with respect to Borrower's Real Estate located in Bowling Green, Ohio which, as of the Closing Date, is the subject of the Bowling Green IRB and in respect of which the Mortgage thereon shall create a second priority Lien thereon) particularly designated on Schedule 5.7(a) or for which Mortgages are required in accordance with the terms of this Agreement.

                 "Mortgagee Agreement" shall mean an agreement substantially in the form of that attached as Exhibit I to the Original Agreement.

                 "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by Borrower or any ERISA Affiliate.

                 "National City Bank" shall mean National City Bank, individually and as agent for the banks party to the National City Bank Credit Agreement.

                 "National City Bank Letter of Credit Agreement" shall mean that certain Letter of Credit Agreement dated as of February 13, 1992 (as the same has been or may be amended, supplemented or otherwise modified from time to time in accordance with the terms and provisions hereof) between National City Bank and Borrower.

                 "National City Bank Letters of Credit" shall mean, collectively, letters of credit now outstanding or issued from time to time hereafter at the request of and for the account of Borrower by National City Bank, which letters of credit have not expired, been revoked or terminated and are not in aggregate undrawn face amounts in excess of the amounts permitted pursuant to Section 8.3.

                 "NCB Agreements" shall mean, collectively, (i) the National City Bank Letter of Credit Agreement, (ii) that certain Second Amendment and Restatement of Security Agreement for Equipment dated as of December 30, 1994, as the same may be amended, supplemented or otherwise modified from time to time hereafter in accordance with the terms and provisions of this Agreement, made by Borrower in favor of National City Bank, and (iii) that certain Second Amendment and Restatement of Security Agreement for Inventory and Receivables dated as of December 30, 1994, as the same may be further amended, supplemented or otherwise modified from time to time hereafter in accordance with the terms and provisions of this Agreement, made by Borrower in favor of National City Bank; and "NCB Agreement" shall mean either of the foregoing agreements, individually.

                 "Net Cash Proceeds" shall have the meaning assigned to such term in Section 2.3(c).

                 "Non-IRB Letter of Credit" shall mean any stand-by or documentary Letter of Credit, other than an IRB Letter of Credit.

                 "Notes" shall mean, collectively, the Term Notes and the Revolving Credit Notes.

                 "Notice of Revolving Credit Borrowing" shall have the meaning assigned to such term in Section 2.1(a).

                 "Obligations" shall mean all loans, advances, debts, liabilities, Reimbursement Obligations and all other obligations for monetary amounts (whether or not such amounts are liquidated or determinable and includes, without limitation, Borrower's contingent liabilities with respect to the Letters of Credit) owing by Borrower, any or all of its Subsidiaries, or all of them to the Lenders or the Agent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under or in connection with any of the Loan Documents. This term includes, without limitation, all interest, Unused Revolving Credit Loan Charges, Facility Fees, Prepayment Fees, Letter of Credit Fees, Agent Advances, charges, expenses, attorneys' fees and any other sum chargeable to Borrower or any or all of its Subsidiaries under any of the Loan Documents.

                 "Original Agreement" shall have the meaning assigned to such term in the Preliminary Statement hereto.

                 "Patent Agreement" shall mean the Patent Security Agreement dated as of the Closing Date executed by Borrower in favor of the Agent, in form and substance acceptable to the Agent, including all amendments, modifications and supplements thereto.

                 "PBGC" shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions.

                 "Permitted Acquisition" shall mean any acquisition by Borrower of all or any material portion of the assets of any Person, or of at least fifty one percent (51.0%) of the capital stock of any Person, provided that:

                 (a) such acquisition is not a hostile acquisition and is made in accordance with all applicable laws, and pursuant to agreements, instruments and documents of which copies shall have been delivered to the Agent prior to such acquisition;

                 (b) no Default or Event of Default shall be outstanding on the date of such proposed acquisition or would exist immediately after giving effect thereto;

                 (c) after giving effect to such acquisition, Borrower would be in compliance with the financial covenants set forth in
         Section 7.3, calculated as of the last day of the Fiscal Quarter most recently ended prior to the proposed date of such acquisition, but giving effect to such acquisition on a pro forma basis as if it had occurred on the first day of the four quarter period ending as of the last day of such Fiscal Quarter;

                 (d) the aggregate consideration to be paid by Borrower in connection with such acquisition (whether in the form of capital stock, cash, other property, the issuance, incurrence or assumption of Indebtedness, or any combination thereof), together with the consideration paid by Borrower in connection with all other Permitted Acquisitions, shall not exceed $3,000,000; and

                 (e) the Agent shall have reviewed and shall be satisfied with the environmental due diligence conducted or delivered in connection with such acquisition and any other due diligence in connection with such acquisition reasonably specified by the Agent.

                 "Permitted Encumbrances" shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of this Agreement; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liabilities laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower or any of its Subsidiaries is a party as lessee, in each case, made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower or any of its Subsidiaries (other than Liens arising in connection with the violation of any laws or regulations); (v) workers', mechanics', suppliers', carriers', warehousemen's, landlords' or other similar Liens arising in the ordinary course of business for payments not yet due and owing; (vi) any attachment or judgment Lien securing a claim or judgment in an amount less than $100,000; (vii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not, in the aggregate, materially impair the present use, value or marketability of such real property, leases or leasehold estates; (viii) Liens in favor of the Agent; and (ix) Liens on fixtures granted to lessors pursuant to Leases.

                 "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

                 "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which Borrower or any ERISA Affiliate is, or within the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

                 "Prepayment Fee" shall have the meaning assigned to such term in Section 2.4(a).

                 "Public Authority" shall mean the government of any country or sovereign state, or of any state, province, municipality or other political subdivision thereof, or any department, agency, public corporation or other instrumentality of any of the foregoing.

                 "Rate Determination Table" shall mean the Rate Determination Table attached hereto as Annex A and made a part hereof.

                 "Rate Option" shall mean the Eurodollar Rate, the CP Rate or the Index Rate.

                 "Real Estate" shall mean all of the plots, pieces or parcels of land now or hereafter owned or leased by Borrower or any Subsidiary of Borrower (the "Land"), including, without limitation, those listed on Schedules 5.7(a) and 5.7(b), together with the right, title and interest, if any, of Borrower or any Subsidiary of Borrower, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, adjoining, or abutting the Land to the center line thereof, the air space and development rights pertaining to the Land and right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments, and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including, without limitation, all alley, vault, drainage, mineral, water, oil, and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land, and all fixtures and articles of personal property appertaining thereto and all additions thereto and substitutions and replacement thereof.

                 "Rebate Reserve" shall mean, at any time, a reserve established by the Agent in an amount equal to the aggregate amount of Borrower's liability from time to time in respect of trade rebates or credits for volume purchases of Inventory.

                 "Reduction in Availability" shall mean, with respect to the loss, destruction, sale, lease or other disposition of or including any Eligible Inventory or Eligible Accounts of Borrower other than in the ordinary course of Borrower's business, an amount equal to the lesser of (i) the outstanding Revolving Credit Loan at the time of such loss, destruction, sale, lease or other disposition, and (ii) the sum of (a) 50% of the aggregate value of any such Eligible Inventory consisting of finished goods so lost, destroyed, sold, leased or otherwise disposed of, plus (b) 60% of the value of any such Eligible Inventory consisting of raw materials so lost, destroyed, sold, leased or otherwise disposed of, plus (c) 80% of the aggregate value of any such Eligible Accounts so lost, destroyed, sold, leased or otherwise disposed of.

                 "Reimbursement Obligations" shall mean the reimbursement or repayment obligations of Borrower to GE Capital and/or any other issuer of any Letter of Credit, pursuant to this Agreement or any Letter of Credit Agreement with respect to amounts drawn under Letters of Credit and expenses incurred or fees required to be paid under or pursuant to any Letter of Credit Agreement.

                 "Release" shall have the meanings assigned to such term in CERCLA.

                 "Remedial Action" shall mean any action to:

                          (i) clean up, remove, treat, store or "respond" (as defined in CERCLA) to a Hazardous Substance;

                          (ii) prevent the Release, discharge, emission or escape of a Hazardous Substance or the threat thereof or minimize its further release, discharge, emission or escape;

                          (iii) perform studies and investigations and monitoring and care, before, during and after any clean-up, removal, treatment or other actions taken to address a Hazardous Substance;

                          (iv) obtain such governmental approvals and file such reports or returns as are required under the Environmental Laws in respect of the premises or operations of Borrower and of any Subsidiary of Borrower; or

                          (v)  otherwise comply with any applicable
         Environmental Laws.

                 "Reportable Event" shall mean any of the events set forth in
Section 4043(b) of ERISA or the regulations thereunder, other than a merger or consolidation of Benefit Plans or a transfer of assets or liabilities of a Benefit Plan, in each case, under Section 208 of ERISA or Section 414(l) of the IRC.

                 "RESERVES" SHALL MEAN THE MAXIMUM RESERVE REQUIREMENT, EXPRESSED AS A PERCENTAGE, AS PRESCRIBED BY THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM (OR ANY SUCCESSOR) WITH RESPECT TO "EUROCURRENCY LIABILITIES" OR IN RESPECT OF ANY OTHER CATEGORY OF LIABILITIES WHICH INCLUDES DEPOSITS BY REFERENCE TO WHICH THE INTEREST RATE ON EURODOLLAR LOANS IS DETERMINED OR CATEGORY OF EXTENSIONS OF CREDIT OR OTHER ASSETS WHICH INCLUDES LOANS BY A NON-UNITED STATES OFFICE OF ANY FINANCIAL INSTITUTION TO UNITED STATES RESIDENTS.

                 "Required Lenders" shall mean, as of any date, the holders of Notes evidencing at least a majority of the sum of the aggregate unpaid principal amount of the Term Notes plus the aggregate principal amount of the Revolving Credit Notes.

                 "Restricted Junior Payment" shall mean (i) any payment or prepayment of principal of, premium, if any, or interest on, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, the Subordinated Debt or any other Indebtedness or liability of Borrower or any of its Subsidiaries that is subordinated as to right and time of payment of principal and interest thereon to any or all of the Obligations, or (ii) any payment of a claim for the rescission of the purchase or sale of, or for material damage arising from the purchase or sale of, any Subordinated Debt or a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission.

                 "Revolving Credit Advance" and "Revolving Credit Borrowing" shall have the meanings assigned to such terms in Section 2.1(a).

                 "Revolving Credit Loan" shall mean, at any time, the aggregate principal balance of Revolving Credit Advances outstanding at such time.

                 "Revolving Credit Loan Commitment(s)" shall have the meaning assigned to such term in Section 2.1(a).

                 "Revolving Credit Loan Facility" shall mean the revolving credit facility portion of the total credit facility provided hereunder consisting of Revolving Credit Advances and Letters of Credit.

                 "Revolving Credit Note(s)" shall have the meaning assigned to such term in Section 2.1(b).

                 "Revolving Credit Percentage" shall have the meaning assigned to such term in Section 2.1(a).

                 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

                 "Security Agreement" shall mean that certain Security Agreement dated as of the Closing Date entered into between the Agent and Borrower, in form and substance acceptable to the Agent, including all amendments, modifications and supplements thereto.

                 "Solvent" shall mean, when used with respect to any Person, that:

                 (i) the fair value and present fair salable value of such Person's assets is in excess of the total amount of such Person's stated liabilities including identified contingent liabilities;

                 (ii) the present fair salable value of such Person's assets is in excess of the amount that will be required to pay such Person's probable liabilities on such Person's debts as they become absolute and mature;

                 (iii) such Person does not have unreasonably small capital to carry on the business in which such Person is engaged and all businesses in which such Person is about to engage; and

                 (iv) such Person has not incurred debts beyond such Person's ability to pay such debts as they mature.

                 "Stated Rate" shall have the meaning assigned to such term in
Section 2.5(n).

                 "Stock" shall mean all shares, options, warrants, interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or nonvoting, including, without limitation, common stock, preferred stock, or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Commission under the Exchange Act).

                 "Subordinated Debt" shall mean those certain 14% Senior Subordinated Notes of Borrower due 1997 in the aggregate outstanding principal amount on the Amendment Effective Date of $11,070,000.

                 "Subsidiary" shall mean, with respect to any Person, any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person. Except as otherwise specified herein, each reference in this Agreement to "the Subsidiaries," "each Subsidiary" or similar reference shall mean and refer to the Subsidiaries of Borrower.

                 "Subsidiary Guarantor" shall mean each of Borrower's Subsidiaries that have executed and delivered to the Agent a Subsidiary Guaranty.

                 "Subsidiary Guaranty" shall mean each of those certain Guaranty and Security Agreements entered into among the Agent and each Subsidiary Guarantor, each in form and substance acceptable to the Agent, including all amendments, modifications and supplements thereto.

                 "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which Borrower or such ERISA Affiliate was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Borrower or any ERISA Affiliate; (iii) the imposition of an obligation on Borrower or any ERISA Affiliate under Sections 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Benefit Plan or a Foreign Pension Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (vi) the appointment or the institution of proceedings by a foreign governmental authority to appoint a trustee to administer any Foreign Pension Plan; or (vii) the partial or complete withdrawal of Borrower or any ERISA Affiliate from a Multiemployer Plan or a Foreign Pension Plan.

                 "Termination Fee" shall have the meaning assigned to such term in Section 2.4(c).

                 "Term Loan" shall mean the term loan made hereunder, evidenced by the Term Loan Notes.

                 "Term Loan Facility" shall mean the Term Loan portion of the total credit facility provided hereunder.

                 "Term Loan Percentage " shall mean, as to any Lender, the percentage set forth under such Lender's signature to this Agreement or in any applicable Assignment and Acceptance, and identified as such Lender's Term Loan Percentage.

                 "Term Note(s)" shall have the meaning assigned to such term in
Section 2.2(a).

                 "Trademark Agreement" shall mean the Trademark Security Agreement dated as of the Closing Date executed by Borrower in favor of the Agent, in form and substance acceptable to the Agent, including all amendments, modifications and supplements thereto.

                 "Type" shall mean, with respect to any Loan, its character as a Eurodollar Loan, a CP Rate Loan or an Index Rate Loan.

                 "Unused Revolving Credit Loan Charge" shall have the meaning assigned to such term in Section 2.6(a).

                 "Valley-Todeco" shall mean Borrower's Valley-Todeco operating division.

                 "Youngstown Steel Door" shall mean The Youngstown Steel Door Company, an Ohio corporation and wholly-owned Subsidiary of Borrower.

                 1.2 Accounting Terms. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain terms or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing.

                 1.3 Other Terms. All other undefined terms contained in this Agreement shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of Illinois to the extent the same are used or defined therein. Any references herein to exhibits, schedules, sections or articles are, unless otherwise specified, references to exhibits, schedules, sections or articles of this Agreement. Whenever from the context it appears appropriate, each term stated in the singular shall include the plural, each term stated in the plural shall include the singular, and pronouns stated in the masculine, feminine or neuter gender shall include any other gender.

                 1.4 Amendment and Restatement. This document restates the Agreement, incorporating all amendments entered into prior to the Amendment Effective Date, and those amendments to be entered into on such date, but does not constitute a novation or a refinancing of the Agreement. Immediately prior to the Amendment Effective Date, the outstanding Revolving Credit Advances were in the amount of $25,383,455.77 and the outstanding principal balance of the Term Loan was $7,500,000. Upon the Amendment Effective Date, $7,500,000 of the outstanding Revolving Credit Advances shall be converted and become a part of the TermLoan, so that the outstanding principal balance of the Term Loan upon the Amendment Effective Date shall be $15,000,000.

                 2.      AMOUNT AND TERMS OF REVOLVING CREDIT LOAN AND TERM LOAN

                 2.1 Revolving Credit Advances. (a) The maximum aggregate amount of the Revolving Credit Loan to be made by each Lender (such Lender's "Revolving Credit Loan Commitment" and, collectively, the "Revolving Credit Loan Commitments") shall be the amount set forth below such Lender's name on the signature pages hereof or in any Assignment and Acceptance executed and delivered pursuant to Section 12.1(b). The aggregate principal amount of the Revolving Credit Loan Commitments is $50,000,000. The percentage equal to the quotient of (i) a Lender's Revolving Credit Loan Commitment, divided by (ii) the aggregate of all Revolving Credit Loan Commitments, is that Lender's "Revolving Credit Percentage". Upon and subject to the terms and conditions hereof, each

Lender, severally and for itself alone, agrees to make available, from time to time, until the Commitment Termination Date, for Borrower's use and upon the request of Borrower therefor, advances (each, a "Revolving Credit Advance" and all Revolving Credit Advances of the same Type made on the same date being referred to collectively as a "Revolving Credit Borrowing"), in an aggregate amount outstanding which shall not at any given time exceed the product of (A) that Lender's Revolving Credit Percentage multiplied by (B) the Maximum Revolver Amount at such time minus the Letter of Credit Liability at such time. Subject to the terms and conditions hereof (including, without limitation, the provisions of Section 2.3, Section 4, Section 9 and Section 10.2) and until all amounts outstanding in respect of the Revolving Credit Loan shall become due and payable on the Commitment Termination Date or otherwise, Borrower may from time to time borrow, repay and reborrow under this Section 2.1(a) without any premium or penalty being imposed.

                  All Revolving Credit Borrowings shall be either Index Rate
Borrowings, CP Rate Borrowings or Eurodollar Borrowings.   Each Index Rate
Borrowing shall be in an amount equal to $1000 or any integral multiple thereof, and each Eurodollar Borrowing and CP Rate Borrowing shall be in an
amount of $1,000,000 or any integral multiple thereof.   Each Revolving Credit
Borrowing shall be made on notice, by Borrower to the Agent, which shall then give to each Lender prompt written notice thereof by telecopy, telex or cable. Each such notice from Borrower to the Agent (a "Notice of Revolving Credit Borrowing") shall be irrevocable and shall be in writing, or by telephone to the Person designated to Borrower therefor from time to time by the Agent at
(312) 419-0985, confirmed immediately in writing in substantially the form of Exhibit B attached hereto and made a part hereof, specifying therein (i) the requested borrowing date, (ii) the amount of such Revolving Credit Borrowing,
(iii) whether the requested Revolving Credit Borrowing is to consist of Index Rate Loans, CP Rate Loans or Eurodollar Loans, and (iv) if the requested Revolving Credit Borrowing is to be of Eurodollar Loans, the requested Interest Period. Until such time as GE Capital is not the only Lender hereunder, each Notice of Revolving Credit Borrowing for an Index Rate Borrowing shall be given not later than 11:00 A.M. (Chicago time) on the Business Day of the proposed Revolving Credit Borrowing. Thereafter, each Notice of Revolving Credit Borrowing in the case of an Index Rate Borrowing shall be given not later than 11:00 A.M. (Chicago time) one (1) Business Day prior to the Business Day of such proposedRevolving Credit Borrowing. Each Notice of Revolving Credit Borrowing in the case of a Eurodollar Borrowing shall be given not later than 11:00 A.M. (Chicago Time) three (3) Business Days prior to the Business Day of such proposed Revolving Credit Borrowing. Each Notice of Revolving Credit Borrowing in the case of a CP Rate Borrowing shall be given not later than 11:00 a.m. (Chicago time) two (2) Business Days prior to the Business Day of such proposed Revolving Credit Borrowing. Each Lender shall, not later than 12:00 noon (Chicago time) on each requested borrowing date, wire to a bank designated by the Agent the amount equal to such Lender's Revolving Credit Percentage of the requested Revolving Credit Borrowing. The Agent shall, before 2:00 P.M. (Chicago time) on the date of the proposed Revolving Credit Borrowing, upon fulfillment of the applicable conditions set forth in Section 4, wire to a bank designated by Borrower and reasonably acceptable to the Agent, the amount of such Revolving Credit Borrowing to the extent received from the Lenders. The failure of any Lender to make any Revolving Credit Advance to be made by it hereunder shall not relieve any other Lender of its obligation hereunder to make its Revolving Credit Advance. No Lender shall be responsible for the failure of any other Lender to make the Revolving Credit Advance to be made by such other Lender.

                 (b) The Revolving Credit Loan shall be evidenced by promissory notes in the form of Exhibit A attached hereto and made a part hereof (each a "Revolving Credit Note" and, collectively, the "Revolving Credit
Notes").   Each Revolving Credit Note shall be payable to the order of a Lender and shall represent the obligation of Borrower to pay the amount of such Lender's Revolving Credit Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made by such Lender to Borrower with interest thereon as prescribed in Section 2.5. The date and amount of each Revolving Credit Advance by each Lender and each payment of principal with respect thereto shall be recorded on the books and records of such Lender, which books and records shall constitute prima facie evidence of the accuracy of the information therein recorded. Unless required to be repaid on an earlier date pursuant to this Agreement, the entire unpaid balance of the Revolving Credit Loan shall be due and payable on the Commitment Termination Date.

                 (c) Unless the Agent shall have received notice from a Lender prior to the date of a Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender's ratable portion of such Revolving Credit Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Revolving Credit Borrowing in accordance with Section 2.1(a) and the Agent may (but shall not be required to), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Agent, such Lender and Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Agent, at (i) in the case of Borrower, the interest rate applicable at the time to the Revolving Credit Loan and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender's Revolving Credit Advance for purposes of this Agreement.

                 2.2 Term Loan. (a) Upon the Amendment Effective Date, the Term Loan shall be in an aggregate original principal amount of $15,000,000 and shall be evidenced by promissory notes in the form of Exhibit C attached hereto and made a part hereof (each a "Term Note" and, collectively, the "Term Notes"), to be made by Borrower to each Lender in an amount equal to such Lender's Term Loan Percentage of the Term Loan..

                 (b) The aggregate principal amount of the Term Loan shall be payable in eighteen (18) quarterly installments, on the last Business Day of each calendar quarter, commencing on September 30, 1995 and with a final payment on December 31, 1999. The first seventeen (17) installments shall be in the amount of $750,000 each, and the final installment shall be in the amount of $2,250,000; provided, however, that in any event the full unpaid principal amount of the Term Loan, together with all accrued interest thereof, shall be due and payable on the Commitment Termination Date.

                 2.3 Mandatory Prepayments. (a) Notwithstanding anything contained herein or any other Loan Document to the contrary, all Obligations, together with any and all accrued but unpaid interest thereon, shall be due and payable in full on the Commitment Termination Date.

                 (b) In the event that the sum of the Revolving Credit Loan plus the Letter of Credit Liability shall, at any time, exceed the Maximum Revolver Amount, as determined from time to time by the Agent, Borrower shall, within one (1) Business Day after notice of such determination by the Agent, pay the Agent an amount equal to such excess, which amount shall be applied by the Agent to the Revolving Credit Loan or held by the Agent as cash collateral for the Letters of Credit, as the Agent may in its sole discretion determine.

                 (c) Subject to the provisions of Section 7.6 and Section 8.10, Borrower shall prepay the Loans in an amount equal to one hundred percent (100%) of the net cash proceeds (after deducting all expenses, including commissions, taxes payable and amounts payable to holders of prior liens, if any, and an appropriate reserve for income taxes, incurred in connection therewith) (the "Net Cash Proceeds") from any sale of Borrower's or any of its Subsidiaries' assets outside of the ordinary course of Borrower's or any such Subsidiary's business generating aggregate net proceeds in an amount equal to or greater than $100,000, and such prepayment shall be applied to the Obligations in the manner set forth in Section 2.3(d); provided, however, that in the event that Borrower shall sell Valley-Todeco as permitted by Section 8.10, Borrower shall prepay the Revolving Credit Loan in an amount equal to the reduction in Availability resulting from such sale, but shall not otherwise be required to prepay the Loans in connection with such sale.

                 (d) Except as expressly otherwise provided therein, prepayments required by Section 2.3(c) (as well as all other prepayments which pursuant to the terms hereof are to be applied in accordance with this Section 2.3(d)) shall be applied (i) first, to the extent any such prepayment is required in connection with the loss, destruction, sale, lease, or other disposition of any Eligible Inventory or Eligible Accounts, to the outstanding principal balance of the Revolving Credit Loan in an amount equal to the Reduction in Availability resulting from such loss, destruction, sale, lease or other disposition, (ii) second, to the outstanding principal balance of the Term Notes, (iii) third, to the remaining Revolving Credit Loan, and (iv) fourth, to the other Obligations in such order as the Agent may determine.

                 (e) In the event that GE Capital, at any time, sells or assigns all or any portion of the Term Loan or the Revolving Credit Loan, or grants participation interests therein, the order of application of the prepayments provided for in Sections 2.3(d) may, in the sole discretion of GE Capital, be modified in such a manner as GE Capital may elect to provide that certain of the Loans and other Obligations be paid prior to others; provided that such modification shall not operate to create an Event of Default which would not otherwise have existed.

                 (f) Each mandatory prepayment required pursuant to the terms of this Agreement shall be accompanied by the payment of accrued and unpaid interest on the amount being prepaid through the date of such prepayment. In addition, each mandatory prepayment of less than the total aggregate outstanding principal amount of the Term Notes required to be made pursuant to the terms of this Agreement shall be applied to the outstanding installments of principal of the Term Loan in the inverse order of their maturity.

                 (g) No prepayment fee shall be payable in respect of any mandatory prepayment under this Section 2.3 (including, without limitation, any prepayment of the Term Loan pursuant to Section 2.3(c)), Section 7.6 or Section 8.10.

                 2.4 Optional Prepayment of Term Loan; Prepayment Fee; Termination of Revolving Credit Loan Commitments; Termination Fee. (a) Borrower shall have the right, on at least thirty (30) days' prior written notice to the Agent, to prepay voluntarily the Term Loan in whole or in part. Any prepayment, in whole or in part, of the Term Loan pursuant to this Section
2.4 or Section 9.1 shall be accompanied by a prepayment fee (the "Prepayment Fee") equal to the following percentage of the principal amount so prepaid:

        Year of                                      Percent of Amount
       Prepayment                                       So Prepaid
        1995                                               2.0%
        1996                                               1.0%

                 (b) Any optional prepayment of less than the total outstanding principal amount of the Term Loan pursuant to this Section 2.4 shall be applied to the installments of principal of the Term Loan in the inverse order of their maturity.

                 (c) Borrower shall have the right at any time to voluntarily reduce or terminate the Revolving Credit Loan Commitments, in whole or in part, upon (i) at least thirty (30) days' prior written notice to the Agent,
(ii) payment to the Agent of the Revolving Credit Loan outstanding on the date such Commitments are so reduced or terminated, to the extent the outstanding Revolving Credit Loan plus the outstanding Letter of Credit Liability would exceed the Commitments after giving effect to such reduction or termination, and (iii) in the case of a termination of the Revolving Credit Commitments or a reduction of the Revolving Credit Commitments below the amount of the outstanding Letter of Credit Liability, termination, cancellation, return or cash collateralization of any and all outstanding Letters of Credit. The termination, or the reduction to an amount of less than $25,000,000, of the Revolving Credit Loan Commitments pursuant to this Section 2.4(c) or Section
9.1 shall be accompanied by a termination fee (the "Termination Fee") equal to the following percentage of the Revolving Credit Loan Commitments so terminated:

              Year of Applicable
            Reduction or Termination                     Termination Fee
                    1995                                      2.0%
                    1996                                      1.0%

                 (d) Any prepayment of the Loans pursuant to this Section 2.4 shall be accompanied by the payment of all accrued and unpaid interest on the amount being prepaid through the date of such prepayment.

                 2.5  Interest on the Loans; General Payment Terms.

                 (a) Rate Options. Borrower shall pay interest on the outstanding principal balance of the Obligations by reference to the Index Rate, the CP Rate and the Eurodollar Rate, at the option of the Borrower in accordance with the terms of this Section 2.5. At the Borrower's option, the Revolving Credit Loan and the Term Loan may be Index Rate Loans, CP Rate Loans or Eurodollar Loans, or a combination thereof, selected by the Borrower in accordance with Section 2.1 and this Section 2.5. The Borrower may select, in accordance with Section 2.1 and this Section 2.5, Rate Options and Interest Periods applicable to portions of the Revolving Credit Loan and the Term Loan; provided that there shall be no more than six (6 ) Interest Periods in effect
with respect to all of the Loans at any time.   Borrower shall select Interest
Periods so that it will not be necessary to prepay all or any portion of any Eurodollar Loan or CP Rate Loan prior to the last day of the applicable Interest Period in order to make the repayments and mandatory prepayments as required pursuant to the terms hereof; provided, if any such repayment or prepayment of all or any portion of any Eurodollar Loan or CP Rate Loan does occur prior to the end of the applicable Interest Period, it shall be accompanied by applicable Breakage Costs.

                 (b) Interest on Index Rate Loans and Other Obligations. Each Index Rate Loan shall bear interest from and including the date of the making of such Loan (or conversion of a Eurodollar Loan or CP Rate Loan to such Index Rate Loan) to (but not including) the date of repayment thereof at the Index Rate, changing when and as such Index Rate changes. All Obligations other than Loans shall bear interest from and including the date such Obligation becomes due and payable in accordance with the terms hereof to (but not including) the date of payment or repayment thereof at the Index Rate applicable to Revolving Credit Loans, changing when and as such Index Rate changes. Changes in the rate of interest on that portion of any Loan maintained as an Index Rate Loan or any other Obligations other than Loans will take effect simultaneously with each change in the Base Index Rate.

                 (c) Interest on Eurodollar Loans. Each Eurodollar Loan shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate applicable to such Eurodollar Loan.

                 (d) Interest on CP Rate Loans. Each CP Rate Loan shall bear interest from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the CP Rate applicable to such CP Rate Loan.

                 (e) Changing of Margins. The period from July 1, 1995 until the first Interest Rate Adjustment Date shall be a Level 4 Period. The Eurodollar Margin, the CP Rate Margin and the Index Rate Margin shall be adjusted, if applicable, on each Interest Rate Adjustment Date. The applicable Eurodollar Margin for any Eurodollar Loan for any Interest Period shall be the Eurodollar Margin in effect as of the first day of such Interest Period, and the applicable CP Rate Margin for any CP Rate Loan shall be the CP Rate Margin in effect as of the first day of such Interest Period. The applicable Index Rate Margin for any Index Rate Loan shall change when and as the Index Rate Margin changes pursuant to the provisions of this Section .

                 Notwithstanding any of the foregoing, upon the occurrence of a Default or Event of Default, a Level 6 Period shall automatically be in effect until the next Interest Rate Adjustment Date on which no Default or Event of Default is outstanding and on which the Rate Determination Table would indicate the application of Margins at a rate other than Level 6 on the Rate Determination Table.

                 (f) Method of Selecting Types and Interest Periods for Conversion and Continuation of Loans.

                 (i) Right to Convert. Borrower may elect from time to time, subject to the provisions of this Section 2.5, to convert all or any part of a Loan of any Type into any other Type or Types of Loans; provided that any conversion of any Eurodollar Loan or CP Rate Loan shall be made on, and only on, the last day of the Interest Period applicable thereto unless accompanied by the applicable Breakage Costs.

                 (ii) Automatic Conversion and Continuation. Index Rate Loans shall continue as Index Rate Loans unless and until such Index Rate Loans are converted, at Borrower's option, into Eurodollar Loans or CP Rate Loans. Eurodollar Loans and CP Rate Loans shall continue as Eurodollar Loans or CP Rate Loans, as applicable, until the end of the then applicable Interest Period therefor, at which time such Eurodollar Loans or CP Rate Loans, as applicable, shall be automatically converted into Index Rate Loans unless the Borrower shall have given the Agent notice in accordance with Section 2.5(f)(iv) below requesting that, at the end of such Interest Period, such Eurodollar Loans or CP Rate Loans, as applicable, continue as Eurodollar Loans or CP Rate Loans, as applicable, or are converted into Eurodollar Loans or CP Rate Loans, and no Default or Event of Default has occurred and is continuing.

                 (iii) No Conversion Post-Default. Notwithstanding anything to the contrary contained in Section 2.5(f)(i) or Section 2.5(f)(ii), the Borrower shall not have the option (A) to elect to convert any Loan into a Eurodollar Loan or a CP Rate Loan or (B) to continue any Eurodollar Loan or CP Rate Loan at the end of the Interest Period applicable thereto as a Eurodollar Loan or CP Rate Loan as applicable, when any Default or Event of Default has occurred and is continuing, except with the consent of the Majority Lenders.

                 (iv) Conversion/Continuation Notice. Borrower shall give the Agent irrevocable notice in the form attached hereto as Exhibit B-1 (a "Conversion/Continuation Notice") of: (1) each conversion of an Index Rate Loan or CP Rate Loan into a Eurodollar Loan, and of each continuation of a Eurodollar Loan, not later than 11:00 a.m. (Chicago time) three Business Days prior to the date of the requested conversion or continuation, specifying: (A) the requested date (which shall be a Business Day) of such conversion or continuation; (B) the amount and Type of the Loan to be converted or continued; (C) the amount of the Eurodollar Loan into which such Loan is to be converted or continued and the duration of the Interest Period applicable thereto; and (D) designating whether such selection is for a portion of the Revolving Credit Loan or for a portion of the Term Loan; and
         (2) each conversion of an Index Rate Loan or a Eurodollar Loan into a CP Rate Loan, and of each continuation of a CP Rate Loan, not later than 11:00 a.m. (Chicago time) two (2) Business Days prior to the date of the requested conversion or continuation, specifying: (A) the requested date, (which shall be a Business Day) of such conversion or continuation; (B) the amount and Type of the Loan to be converted or continued; (C) the amount of the CP Rate Loan into which such Loan is to be converted or continued; and (D) designating whether such selection is for a portion of the Revolving Credit Loan or for a portion of the Term Loan. The Agent shall promptly notify each Lender of each Conversion/Continuation Notice by telecopy, telex or cable.

                 (g)  Promise to Pay; Interest Payment Dates; Interest Basis.

                 (i) Promise to Pay. Borrower hereby unconditionally promises to pay when due the principal amount of each Loan which is made to it, and to pay all unpaid interest accrued thereon, in accordance with the terms of this Agreement and the Notes.

                 (ii) Interest Payment Dates. Interest accrued on each Index Rate Loan shall be payable monthly in arrears on the last day of each month for the immediately preceding month, commencing with the first such date to occur after the date hereof, and at maturity (whether by acceleration or otherwise). Interest accrued on each Eurodollar Loan and CP Rate Loan shall be payable on the last day of its applicable Interest Period, and on any date on which the Eurodollar Loan or CP Rate Loan is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest accrued on all other Obligations shall be payable monthly in arrears
         (A) on the first Business Day of each calendar month, commencing on the first such day following the maturity of such Obligation, (B) upon repayment thereof in full or in part, and (C) if not theretofore paid in full, at the time such other Obligation becomes due and payable (whether by acceleration or otherwise).

                 (iii) Interest Basis. Interest with respect to all Obligations shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Obligation is incurred but not for the day of any payment on the amount paid if payment is received prior to 11:00 a.m. (Chicago time) at the place of payment. If any payment of principal of or interest on a Loan or any payment of any other Obligations shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment; provided, however, if such extension would cause payment of interest or principal of Eurodollar Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

         (h) Funding Indemnification. If any payment of a Eurodollar Loan or a CP Rate Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment, or otherwise, or a Eurodollar Loan or a CP Rate Loan is not made on the date specified by Borrower for any reason other than default by a Lender, Borrower will indemnify the applicable Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Loan or CP Rate Loan.
Any demand for compensation pursuant to this Section 2.5(h) shall be in writing, shall state the amount due and shall set forth in reasonable detail the calculations upon which the applicable Lender determined such amount, and a copy thereof shall be provided to the Agent by such Lender. Each Lender shall use its reasonable efforts to make all demands for compensation pursuant to this Section 2.5(h) within 120 days of the date of the incurrence of the applicable loss or cost, provided failure or delay in delivering demand within such period shall not affect the amount payable hereunder. Such written demand shall be conclusive and binding for all purposes, absent manifest error or bad faith. Determination of amounts payable under this Section 2.5(h) shall be calculated as though the applicable Lender (i) in the case of a Eurodollar Loan, funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, and (ii) in the case of a CP Rate Loan, funded its CP Rate Loan through the issuance of 30 day commercial paper through a dealer, whether in fact that is the case or not. The obligations of the Borrower under this Sections 2.5(h) shall survive payment of the Obligations and termination of this Agreement.

         (i) Additional Interest on Eurodollar Loans. The Borrower shall pay to each Lender, so long as such Lender shall be required to maintain Reserves, additional interest on the unpaid principal amount of each Loan of such Lender during such periods as such Loan is a Eurodollar Loan, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period for such Eurodollar Loan from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Reserves of such Lender for such Interest Period, payable on each date on which interest is payable on such

Eurodollar Loan. Such additional interest shall be determined by such Lender and Borrower shall be notified thereof through the Agent.

         (j) Interest Rate Determination and Protection. (i) If the Agent is unable to determine the Eurodollar Rate or the CP Rate with respect to any Loan the Agent shall forthwith notify Borrower and the Lenders and each such Loan shall be advanced as an Index Rate Loan or, in the case of an outstanding Loan, be automatically, on the last day of the then existing Interest Period therefor, converted into an Index Rate Loan (or if such Loan is then an Index Rate Loan be continued as an Index Rate Loan). In any such event, the obligation of the Lenders to make, or to convert Loans into, Eurodollar Loans or CP Rate Loans, as the case may be, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         (ii) If the Majority Lenders notify the Agent that the Eurodollar Rate or the CP Rate for any Interest Period for any Loans will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Loans or CP Rate Loans for such Interest Period, the Agent shall forthwith so notify Borrower and the Lenders, whereupon (A) each Eurodollar Loan or CP Rate Loan, as applicable, will automatically, on the last day of the then existing Interest Period therefor, convert into an Index Rate Loan, and (B) the obligation of the Lenders to convert Loans into Eurodollar Loans or CP Rate Loan, as applicable, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         (k) Increased Costs. If, due to either (A) the introduction of or any change in or in the interpretation of any law or regulation or (B) the compliance with any guideline or request from any central bank or other Public Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurodollar Loans (other than Reserves for which such Lender is compensated pursuant to Section 2.5(i)), then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

         (l) Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other Public Authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Loans or to fund or maintain Eurodollar Loans hereunder, (i) the obligation of the Lenders to convert Loans into Eurodollar Loans shall be suspended until the Agent shall notify Borrower and the Lenders that the circumstances causing such suspension no longer exist and (ii) Borrower shall forthwith prepay in full all Eurodollar Loans of all Lenders then outstanding, together with interest accrued thereon, unless Borrower, within five Business Days following notice from the Agent, converts all

Eurodollar Loans of all Lenders then outstanding into Index Rate Loans or CP Rate Loans in accordance with Section 2.5(f)(iv).

                 (m) Default Rate. Upon the occurrence of and during the continuation of Borrower's failure to make any payment of principal of, or interest on, or any amount owing in respect of, the Term Loan, the Revolving Credit Loan or any of the other Obligations when due and payable or declared due and payable, the interest rate applicable to all of such Loans and other Obligations during such period shall be increased by three percent (3%) per annum above the rates otherwise applicable hereunder. In the event that Borrower fails to pay when due any interest on the Obligations (and the Lenders have not made Revolving Credit Advances pursuant to the last sentence of
Section 2.10 to pay for such interest) then, to the extent permitted by applicable law, such unpaid interest shall itself bear interest at the rate otherwise then applicable to Revolving Credit Loans under this Agreement and such interest shall be payable upon demand.

                 (n) Maximum Rate. Notwithstanding anything to the contrary set forth in this Section 2.5, if at any time until payment in full of all of the Obligations, any of the interest rates calculated pursuant to the foregoing paragraphs of this Section 2.5 (each, a "Stated Rate" and collectively, the "Stated Rates") exceeds the highest rate of interest permissible for corporate borrowers under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, such rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at such time any other Stated Rate is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder on all of the Loans (and unpaid interest to the extent permitted by applicable law) at the Maximum Lawful Rate or at such lesser rate as is necessary to render the total interest received by the Lenders from the making of advances hereunder equal to the total interest which the Lenders would have received had the Stated Rates been the interest rates payable since the Closing Date. If, at any time thereafter, any Stated Rate is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder on all of the Loans (and unpaid interest to the extent permitted by applicable law) at the Maximum Lawful Rate unless and until the total interest received by the Lenders from the making of Loans has equalled the total interest which the Lenders would have received had the Stated Rates been the interest rates payable since the Closing Date. Thereafter, each interest rate payable hereunder shall be the Stated Rate unless and until any Stated Rate again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by the Lenders pursuant to the terms hereof exceed the amount which the Lenders could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Section 2.5(n), shall make a final determination that the Lenders have received interest hereunder or under any of the Loan Documents in excess of the Maximum Lawful Rate, the Lenders shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid under or in connection with the Revolving Credit Loan and the Term Loan, then to any principal of the Revolving Credit Loan and/or the Term Loan which is due and payable at such time (ratably according to the outstanding amounts of the Loans or other Obligations), then to the remaining principal amount of the Revolving Credit Loan and the Term Loan, in each of the foregoing cases, and then to other unpaid Obligations and the Lenders thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

                 (o) Notice of Interest Charged to Loan Account. As soon as practicable after each Interest Payment Date, the Agent, if and to the extent it charges Borrower's loan account for the amount of any interest payment due on any Interest Payment Date, agrees to give Borrower telephonic notice of the exact amount of such charge.

                 2.6  Fees.

                 (a) Unused Revolving Credit Loan Charge. On the last day of each calendar month, and on the Commitment Termination Date, Borrower shall pay to the Agent, for the benefit of the Lenders, in addition to any interest and other charges and fees due under this Agreement, a fee (the "Unused Revolving Credit Loan Charge") on the average daily amount during such calendar month, by which (i) the Maximum Revolving Credit Facility exceeds (ii) the sum of (1) the positive balance, if any, of the Revolving Credit Loan plus (2) the average daily aggregate undrawn face amount of the Letters of Credit, at a per annum rate equal to three-eighths of one percent (.375%). The Unused Revolving Credit Loan Charge shall be calculated on the basis of a year of 360 days and actual days elapsed.

                 (b) Amendment Fee. On the Amendment Effective Date, Borrower shall pay to the Agent, for the ratable benefit of the Lenders in accordance with their respective interests therein, an amendment fee of $100,000. Such payment of the amendment fee by Borrower shall be made with the proceeds of the Revolving Credit Advances made on the Amendment Effective Date.

                 (c) Letter of Credit Fee. On the last day of each calendar month and on the Commitment Termination Date, Borrower shall pay to the Agent, for the benefit of the Lenders, in arrears and in addition to any interest and other charges and fees due under this Agreement or any other Letter of Credit Agreement, a fee (the "Letter of Credit Fee") on the average daily undrawn face amount of each Letter of Credit during such month, at a per annum rate equal to one and one-half percent (1.50%). The Letter of Credit Fee shall be calculated on the basis of a year of 360 days and actual days elapsed.

                 2.7 Receipt of Payments. Borrower shall make each payment under this Agreement not later than 11:00 A.M. (Chicago time) on the day when due in lawful money of the United States of America in immediately available funds to the Agent's depositary bank in the United States as designated by the Agent from time to time for deposit in the Agent's depositary account. The Agent will upon any such deposit to its depositary account promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably to the Lenders based on their respective Revolving Credit Percentages or Term Loan Percentages, as applicable, and shall also cause to be distributed ratably to each of the Lenders entitled to the receipt thereof like funds relating to the payment of any other amount payable to the Lenders, in each case to be applied in accordance with the terms of this Agreement. For purposes only of computing interest hereunder, all payments shall be applied by each Lender to its Loans or other Obligations on the day payment has been credited by the Agent's depositary bank to the Agent's account in immediately available funds. For purposes of determining the amount of funds available for borrowing by Borrower pursuant to Section 2.1(a), such payments shall be applied by the Agent against the outstanding amount of the Revolving Credit Loan at the time they are credited to the Agent's account.
All payments made by Borrower in accordance with the terms of this Section 2.7 shall be deemed credited (subject to final collection) by the Agent's depositary bank to the Agent's account on the same day such payments are received by the depository bank, if received prior to 11:00 a.m. (Chicago time); payments received after 11:00 a.m. (Chicago time) on any day shall be deemed credited to the Agent's account on the next succeeding Business Day.

                 2.8 Capital Adequacy. If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Public Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of the Lender's commitment to advance any Loans or issue, guarantee or participate in any Letters of Credit as contemplated hereunder and other commitments of this type, then, upon demand by such Lender, Borrower shall immediately pay to such Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be attributable to the existence of the Lender's commitment to lend or issue, guarantee or participate in Letters of Credit and the other obligations hereunder. Without limiting the foregoing, such compensation shall include an amount equal to any reduction in return on assets or return on equity to a level below that which the affected Lender could have achieved but for such law, regulation, guideline or request. A certificate as to such amounts submitted to Borrower by the applicable Lender shall be conclusive and binding for all purposes, absent manifest error. Without limiting the generality of the provisions set forth herein, any implementation (whenever effective) by any central bank or other governmental authority of risk-based capital standards in accordance with the International Convergence of Capital Measurement and Capital Standards agreed upon by the Basle Committee on Banking Regulations and Supervisory Practices in July 1988, shall be deemed to be an introduction, change, guideline or request which may give rise to the right of any Lender to seek compensation under this Section 2.8.

                 2.9 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Loan made or deemed made by it in excess of its ratable share of payments on account of all Loans made by the Lenders, such Lender shall forthwith purchase from the other Lenders with an interest in such Loan a participations in such Lenders' Loans, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each such other Lender; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and such other Lenders shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lenders' respective ratable shares (according to the proportion of (a) the amount of such other Lenders' required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.9 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such purchasing Lender were the direct creditor of Borrower in the amount of such participation.

                 2.10 Application of Payments. The Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all payments received on account of the Obligations; provided, however, that, prior to an Event of Default, all payments received shall be applied in the manner set forth in Sections 2.3 and 2.4, to the extent applicable, and otherwise as designated by Borrower. Borrower irrevocably waives the right to direct the application of any and all payments received by the Agent or any Lender from or on behalf of Borrower at any time or times after an Event of Default, and Borrower irrevocably agrees that, at any such time or times, the Agent or the Lenders shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations as the Agent or the Lenders may deem advisable. No reapplication of payments pursuant to this
Section 2.10 shall create an Event of Default if such Event of Default would not have existed but for such reapplication. Except as otherwise expressly set forth herein, and in the absence of a specific determination by the Agent or the Lenders with respect to any payment, the same shall be applied in the following order: (a) Agent Advances then due and payable; (b) other expenses and fees then due and payable to the Agent and Lenders; (c) outstanding Reimbursement Obligations; (d) then due and payable interest payments on the Revolving Credit Loan and the Term Loan; and (e) then due and payable principal payments on the Revolving Credit Loan and the Term Loan. In the event that Borrower fails to pay when due any fees, commissions, costs, expenses, interest payments, and/or principal payments on the Loans or other Obligations under or pursuant to this Agreement or the other Loan Documents, including any Agent Advances, then the Lenders are hereby irrevocably authorized, but shall not be obligated, to make Revolving Credit Advances in an aggregate amount equal to such unpaid fees, commissions, costs, expenses, interest payments, principal payments and other Obligations.

                 2.11 Accounting. The Agent will provide to Borrower a monthly account of transactions under the Revolving Credit Loan Facility and the Letters of Credit and a quarterly account of transactions under the Term Loan. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon Borrower in all respects as to all matters reflected therein, unless Borrower, within thirty (30) days after the accounting is received, shall notify the Agent in writing of any objection which Borrower may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. The Agent's determination, based upon the facts available, of any item objected to by Borrower in such notice shall (absent manifest error) be final, binding and conclusive on Borrower, unless, within thirty (30) days following the Agent's notifying

Borrower of such determination, Borrower shall deliver to the Agent a report prepared by a firm of independent accountants of recognized national standing (which firm of independent accountants may be the firm regularly retained by Borrower) setting forth in detail such firm's conclusions with respect to the disputed items. If the Agent disagrees with the conclusions set forth in such report, the Agent and such firm of independent accountants shall, in their sole discretion, jointly select another firm of independent accountants of nationally recognized standing, which is not the firm regularly retained by Borrower or the Agent, which firm shall make its determination as to the proper resolution of the disputed items. The determination so made shall be final, binding and conclusive on Borrower and the Agent. The cost of any such determination shall be borne by (i) Borrower, if such determination is in favor of the Agent and the Lenders, or (ii) ratably by the Lenders (based on the relation that the sum of each Lender's unpaid principal balance of its Term Note and the principal amount of its Revolving Loan Note bears to the sum of the foregoing in respect of all of the Lenders), if such determination is in favor of Borrower.

                 3.  LETTER OF CREDIT SUBFACILITY

                 3.1 Agreement to Issue; Purposes of Letters of Credit. Upon and subject to the terms and conditions hereof, GE Capital agrees to issue or cause to be issued from time to time as requested by Borrower, Letters of Credit for the account of Borrower in an aggregate undrawn face amount of up to the Maximum Letter of Credit Amount. The aggregate undrawn for amount of IRB Letters of Credit shall not exceed the Maximum IRB Letter of Credit Amount and the aggregate undrawn face amount of Non-IRB Letters of Credit shall not exceed the Maximum Non-IRB Letter of Credit Amount. Notwithstanding anything contained herein to the contrary, the Letters of Credit and the Reimbursement Obligations shall constitute financial accommodations under the Revolving Credit Loan Facility.

                 3.2 Conditions to Issuance. In addition to being subject to the satisfaction of the conditions precedent contained in Section 4 and the conditions set forth in Section 3.3, the obligation of GE Capital to issue or cause to be issued any Letter of Credit is subject to the satisfaction in full of the following conditions:

                 (a) Borrower shall have delivered to GE Capital or such other proposed issuer of such Letter of Credit, at such times, in such form and substance and in such manner as GE Capital or such other proposed issuer may prescribe a Letter of Credit Agreement and such other documents and materials as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit shall be reasonably satisfactory to GE Capital or such other proposed issuer;

                 (b) in the case of an IRB Letter of Credit, all conditions set forth in the documents pertaining to the IRBs for the issuance of a letter of credit, or for the replacement of any then outstanding letter of credit, supporting Borrower's obligations thereunder shall have been satisfied; and

                 (c) as of the date of issuance of any such Letter of Credit, no order, judgment or decree of any Public Authority shall purport by its terms to enjoin or restrain GE Capital or such other proposed issuer from issuing such Letter of Credit and no law, rule or regulation applicable to GE Capital or such other proposed issuer and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any Public Authority with jurisdiction over GE Capital or such other issuer shall prohibit or request GE Capital or such other issuer to refrain from the issuance of letters of credit generally or the issuance of such Letter of Credit.

                 3.3 Limits on Letters of Credit. (a) Notwithstanding anything contained herein or in any Letter of Credit Agreement to the contrary, GE Capital shall have no obligation to issue any Letter of Credit at any time:

                 (i) if the Letter of Credit Liability, after giving effect to the issuance of such Letter of Credit, shall exceed any limit imposed by law or regulation upon GE Capital;

                 (ii) if the Letter of Credit Liability, after giving effect to the issuance of such Letter of Credit and all commissions, fees and charges due from Borrower in connection with the issuing thereof, plus the then outstanding Revolving Credit Loan, would exceed the Maximum Revolver Amount at such time;

                 (iii) if, after giving effect to the issuance of such Letter of Credit, the aggregate undrawn face amount of all Letters of Credit would exceed the Maximum Letter of Credit Amount, the aggregate undrawn face amount of all IRB Letters of Credit would exceed the Maximum IRB Letter of Credit Amount, or the aggregate undrawn face amount of all Non-IRB Letters of Credit would exceed the Maximum Non-IRB Letter of Credit Amount; or

                 (iv) which has an expiration date (excluding any extensions thereof) (a) in the case of an IRB Letter of Credit, later than that required pursuant to the documents governing the relevant IRB with respect to which such Letter of Credit is to be issued, or (b) in the case of any Letter of Credit, after the Business Day next preceding the Commitment Termination Date.

                 (b) GE Capital shall not extend or amend any Letter of Credit or cause any Letter of Credit to be so extended or amended if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so extended or amended would be prohibited by Section 3.3(a).

                 3.4 Reimbursement Obligations. (a) Notwithstanding any provisions to the contrary in any Letter of Credit Agreement to the contrary, Borrower shall reimburse GE Capital or any other issuer of any Letter of Credit for any drawings (whether partial or full) under any of the Letters of Credit immediately after the payment by GE Capital or such other issuer thereof; provided, however, that Borrower's Reimbursement Obligation with respect to such drawing shall be satisfied by such Reimbursement Obligation immediately and automatically converting upon its creation to a Revolving Credit Borrowing which Borrower shall be deemed to have requested pursuant to Section 2.1(a).

                 (b) In addition to the Letter of Credit Fee payable by Borrower pursuant to Section 2.6(c), Borrower shall pay to the Agent, for the account of the issuer of the Letters of Credit, solely for each such issuer's account, such fees and other charges as are charged by GE Capital or such other issuer, as applicable, for Letters of Credit issued by such Person, including, without limitation, such Person's standard fees for issuing, administering, amending, renewing, paying and cancelling letters of credit and all other fees associated with issuing or servicing letters of credit, as and when assessed.

                 (c) Borrower agrees to pay to Agent the amount of all Reimbursement Obligations, interest and other amounts payable to GE Capital or any other issuer of the Letters of Credit, as applicable, under or in connection with any Letter of Credit issued by any such Person on behalf of Borrower immediately when due, irrespective of any claim, set-off, defense or other right which Borrower may have at any time against GE Capital, any such other issuer, the Agent, the Lenders or any other Person.

                 3.5  Participations; Funding of Reimbursement Obligations.
(a) Immediately upon the issuance of any Letter of Credit hereunder, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from GE Capital or any other such issuer of such Letter of Credit without recourse or warranty, an undivided interest and participation in such Letter of Credit (or, in the case of a Letter of Credit issued by an issuer other than GE Capital, GE Capital's guaranty or reimbursement obligations to such other issuer in connection with the issuance of such Letter of Credit), in either case, in an amount equal to such Lender's Revolving Credit Percentage of the face amount of such Letter of Credit (including, without limitation, in either case, all obligations of Borrower with respect thereto, other than amounts owing to GE Capital or such other issuer pursuant to Section 3.4(b), and any security therefor or guaranty pertaining thereto).

                 (b) In the event that GE Capital or any other issuer of the Letters of Credit makes any payment under any such Letter of Credit, the Agent shall promptly notify each Lender, and each Lender shall promptly and unconditionally pay to the Agent for the account of GE Capital or such other issuer, as the case may be, an amount equal to such Lender's Revolving Credit Percentage of the amount of such Reimbursement Obligation, in Dollars and in immediately available funds, and the Agent shall promptly pay such amount, and any other amounts received by the Agent for GE Capital's or such other issuer's account pursuant to this Section 3.5(b), to such Person. If the Agent so notifies the Lenders prior to 11:00 a.m. (Chicago time) on a Business Day, each Lender shall make such amount available to the Agent for the account of GE Capital or such other issuer on such Business Day. Such



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
amounts paid by the Lenders to the Agent pursuant to the foregoing provisions of this Section 3.5(b) shall constitute Revolving Credit Advances which shall be deemed to have been requested by Borrower pursuant to Section 2.1(a). If and to the extent such Lender shall not have so made its share of such Reimbursement Obligation available to the Agent in accordance herewith, such Lender agrees to pay to the Agent for the account of GE Capital or any other issuer of such Letter of Credit forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is so paid to the Agent, at the Federal Funds Rate. The failure of any Lender to make available to the Agent for the account of GE Capital or any other issuer of Letters of Credit such Lender's ratable share of any such Reimbursement Obligation shall not relieve any other Lender of its obligation hereunder to do so on the date such payment is to be made.

                 (c) If Borrower makes a cash payment of a Reimbursement Obligation, including any interest thereon, in lieu of having such Reimbursement Obligation funded by a Revolving Credit Borrowing as provided in
Section 3.4(a) and 3.5(b), and the Agent has previously received for the account of GE Capital or any other issuer of Letters of Credit payments from the Lenders pursuant to Section 3.5(b), the Agent shall promptly pay to each Lender which has funded its participating interest therein, in Dollars and in the kind of funds so received, an amount equal to such Lender's ratable share thereof. Each such payment shall be made by the Agent on the Business Day on which it receives available funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (Chicago time) on such Business Day, and otherwise on the next succeeding Business Day.

                 (d) In the event any payment received by the Agent with respect to any Letter of Credit (or guaranty or reimbursement obligation relating thereto) and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Agent or GE Capital in connection with any receivership, liquidation or bankruptcy proceeding or otherwise, each Lender having received such distribution shall, upon demand by the Agent, pay to the Agent, for its own or GE Capital's account, as applicable, such Lender's ratable share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Agent and/or GE Capital, as applicable, upon the amount so required to be repaid.

                 (e) The obligation of each Lender to make payments to the Agent, for the account of GE Capital, with respect to any Letter of Credit or with respect to any guaranty or reimbursement obligation of GE Capital with respect to a Letter of Credit issued by an issuer other than GE Capital, and the obligations of Borrower to make payments to the Agent, for the account of the Lenders, shall be irrevocable, continuing, absolute and unconditional, shall not be subject to any qualification, set-off or exception whatsoever, and shall be honored in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                 (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                 (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, GE Capital, the issuer of any Letter of Credit issued by an issuer other than GE Capital, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between Borrower and the beneficiary named in any Letter of Credit);

                 (iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

                 (v)  the occurrence of any Default or Event of Default.

                 3.6 Duties of Issuer. (a) Notwithstanding anything contained to the contrary herein or in any Letter of Credit Agreement, no action taken or omitted to be taken by GE Capital or any other issuer of any Letter of Credit under or in connection with any such Letter of Credit shall put GE Capital or such other issuer under any resulting liability to any Lender or relieve any such Lender of its obligations hereunder to GE Capital or such other issuer.
In the event this Agreement and any Letter of Credit Agreement are inconsistent, the terms of this Agreement shall prevail. In determining whether to issue or cause any Letter of Credit to be issued, GE Capital shall have no obligation to the Lenders other than to confirm that the issuance of such Letter of Credit will not cause the sum of the Letter of Credit Liability (after giving effect to the issuance of such Letter of Credit) plus the then outstanding Revolving Credit Loan, to exceed the Maximum Revolver Amount as then in effect. In determining whether to pay under any Letter of Credit, GE Capital or such other issuer shall have no obligation to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

                 (b) In addition to amounts payable as elsewhere provided in this Section 3, Borrower hereby agrees to protect, indemnify, pay and save the Agent, GE Capital and each Lender harmless from and against any and all liabilities, claims, losses, damages, costs and expenses which the Agent, GE Capital or any Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit other than, in the case of GE Capital, as a result of its recklessness or willful misconduct as determined by the final judgment of a court of competent jurisdiction or (ii) the failure of GE Capital to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Public Authority.

                 (c) As among Borrower, the Lenders and GE Capital, Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, GE Capital, the Agent and the Lenders shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part; (iii) for failure of the beneficiary of a Letter of Credit to comply duly with conditions required in order to draw upon such Letter of Credit (other than conditions expressly stated in such Letter of Credit); (iv) for errors, omissions,interruptions or delays in transmission or delivery of any messages by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (viii) for any consequences arising from causes beyond the control of the Agent, GE Capital or the Lenders, including, without limitation, any act by a Public Authority.
None of the above shall affect, impair, or prevent the vesting of any of GE Capital's rights or powers under this Section 3.6.

                 (d) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Agent or GE Capital under or in connection with Letters of Credit issued on behalf of Borrower or any related certificates, if taken or omitted in good faith, shall not, in the absence of gross negligence or willful misconduct, put GE Capital, the Agent or any Lender under any resulting liability to Borrower or relieve Borrower of any of its obligations hereunder to any such Person.

                 (e) The Agreements of Borrower in this Section 3.6 shall survive the payment in full of the Obligations and the termination of this Agreement, and shall be in addition to any liability that Borrower may otherwise have. All amounts due under this Section 3.6 shall be payable as incurred upon written demand therefor.

                 3.7 Cash Collateral for Letters of Credit; Letters of Credit Outstanding on the Commitment Termination Date. If any Letters of Credit are outstanding upon (i) the occurrence and during the continuance of a Default or Event of Default or (ii) the Commitment Termination Date, then, in any such event, the Agent may request, and Borrower shall deposit on demand with the Agent, cash collateral in the amount of such Letters of Credit in the manner and on the terms specified at such time by the Agent, to be held as security for the repayment of any such Letters of Credit. In the event that any Letters of Credit are outstanding on the Commitment Termination Date, Borrower shall be required, at Agent's election, to either (a) deposit cash collateral therefor as provided in the preceding sentence or (b) arrange for the cancellation or substitution thereof in the manner and on the terms specified at such time by the Agent.

                 4.  CONDITIONS PRECEDENT

                 4.1 Conditions Precedent to Each Revolving Credit Advance and Other Extension of Credit. The obligation of the Lenders to make any Revolving Credit Advance or issue or provide for the issuance of any Letter of Credit shall be subject to the further conditions precedent that on the date of any such extension of credit:

                (a) Both before and after giving effect to the funding of any such Revolving Credit Advance, the issuance of any such Letter of Credit or any other extension of credit hereunder and the use of the proceeds thereof, all of the representations and warranties of Borrower contained herein and in each of the other Loan Documents shall be correct in all material respects as to Borrower and its Subsidiaries on and as of the date of each such Revolving Credit Advance, issuance of such Letter of Credit or other extension of credit as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date.

                 (b) No event shall have occurred and be continuing, or would result from the funding of such Revolving Credit Advance, the issuance of any such Letter of Credit, or any such other extension of credit, or the use of the proceeds thereof, which constitutes or would constitute a Default or an Event of Default.

                 (c) The aggregate unpaid principal amount of the Revolving Credit Loan, after giving effect to the Revolving Credit Borrowing of which such Revolving Credit Advance is a part, plus the Letter of Credit Liability, after giving effect to the issuance of any such Letter of Credit, shall not exceed the Maximum Revolver Amount.

                 (d) The Agent shall have received a Notice of Revolving Credit Borrowing with respect to the Revolving Credit Borrowing of which such Revolving Credit Advance is a part.

                 (e) Since December 31, 1994, no event or events shall have occurred and be continuing which would have, or would reasonably be expected to result in, a Material Adverse Effect.

                (f) The Agent shall have received such other approvals, opinions or documents as it may reasonably request.

                 (g) No order, judgment or decree of any Public Authority and no law, rule or regulation applicable to the Agent or any Lender shall purport by its terms to enjoin, restrain or otherwise prohibit the making of such Revolving Credit Advance or the issuance of such Letter of Credit.

                 (h) With respect to any Letter of Credit to be issued or caused to be issued by GE Capital, all conditions to the issuance of such Letter of Credit set forth in Section 3.2 shall have been satisfied.

                 The delivery by Borrower of each Notice of Revolving Credit Borrowing and/or the acceptance by Borrower of each Loan or other extension of credit (including, without limitation, the issuance of any Letter of Credit to or for the account of Borrower) shall be deemed to constitute, as of the date of such delivery, Revolving Credit Advance or other extension of credit, (A) a representation and warranty by Borrower that the conditions in this Section 4.1 have been satisfied and (B) a confirmation by Borrower of the granting and continuance of the Agent's Liens on the Collateral pursuant to the Collateral Documents.

                 5.  REPRESENTATIONS AND WARRANTIES

                 To induce the Agent and the Lenders to make the Loans and other extensions of credit each as herein provided for, Borrower makes the following representations and warranties to the Agent and the Lenders:

                 5.1 Corporate Existence; Compliance with Law. Each of Borrower and each of its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of the state and/or country of its incorporation; (b) is duly qualified as a foreign corporation and in good standing under the laws of (or is otherwise authorized to do business in) each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect); (c) has the requisite corporate power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted; (d) has all licenses, permits, consents or approvals from or by, and has or will have made all filings with, and has or will have given all notices to, all governmental authorities having jurisdiction, to the extent required for such ownership, operation and conduct (except for such licenses, permits, consents or approvals, the absence of which, and such filings and notices, as to which the failure to make or give, could not reasonably be expected to have a Material Adverse Effect); (e) is in compliance with its articles or certificate of incorporation and by-laws; and
(f) is in compliance with all applicable provisions of law, including, without limitation, ERISA, those regarding the collection, payment and deposit of employees' income, unemployment and Social Security taxes and those relating to environmental matters, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

                 5.2 Executive Offices and Places of Business. The location of each of Borrower's and each of its Subsidiaries' chief executive offices, principal places of business, and other offices and places of business are set forth on Schedule 5.2.

                 5.3 Capitalization; Subsidiaries. Each of Borrower's and each of its Subsidiaries' authorized Stock is validly issued and outstanding, fully paid and non-assessable, and all of each such Subsidiary's stock is owned beneficially and of record by the Borrower. Schedule 5.3 accurately sets forth as of the date hereof the number of authorized, issued and outstanding shares of Stock of each of Borrower and its Subsidiaries and the par value of each such class. There exist no Subsidiaries of Borrower other than as set forth on Schedule 5.3, which Schedule additionally sets forth such Subsidiaries' respective jurisdictions of organization.

                 5.4 Corporate Power; Authorization; Enforceable Obligations. The execution, delivery and performance by Borrower and each of its Subsidiaries of this Agreement and the other Loan Documents, to the extent such Persons are parties hereto or thereto, and the creation of all Liens provided for herein and therein: (a) are within such Person's corporate power;
(b) have been duly authorized by all necessary or proper corporate action; (c) are not in contravention of any provision of such Person's respective certificates or articles of incorporation or by-laws; (d) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality applicable to such Person; (e) will not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) will not result in the creation or imposition of any Lien upon any of the property of such Person other than Liens in favor of the Agent pursuant to the Loan Documents; and (g) do not require such Person to obtain the consent or approval of any governmental body, agency, authority or any other Person. Each of the Loan Documents has been duly executed and delivered for the benefit of or on behalf of such Person, as the case may be, and each constitutes a legal, valid and binding obligation of such Person, to the extent such Person is a party thereto, enforceable against it in accordance with its terms.

                 5.5 Solvency. After giving effect to the transaction contemplated by the Loan Documents, and the payment of all estimated legal, investment banking, accounting and other fees related thereto, Borrower will be Solvent as of and on the Closing Date and at all times thereafter.

                 5.6  Financial Statements. (a)    The annual audited
consolidated balance sheets and related statements of income, shareholders' equity and cash flows of Borrower and its consolidated Subsidiaries as of December 31, 1994 and the consolidated unaudited balance sheets as of March 31, 1995 and the related unaudited consolidated statements of income, shareholders' equity and cash flow of Borrower and its Subsidiaries for the Fiscal Year and Fiscal Quarter, respectively then ended, copies of each of which have been furnished to the Agent on or prior to the Amendment Effective Date, have been, except as noted therein, prepared in conformity with GAAP consistently applied throughout the periods involved, and present fairly the consolidated financial position of Borrower and its consolidated Subsidiaries, in each case, as of the dates thereof, and the consolidated results of their operations and cash flows for the periods then ended (as to the unaudited financial statements, subject to normal year-end audit adjustments).

                 (b) Neither Borrower nor any of its Subsidiaries had, as of the dates of the financial statements referred to in Section 5.6(a), any obligations or contingent liabilities for due and unpaid Charges, or for long-term leases or unusual forward or long-term commitments which, in any such case, were not adequately reflected in the audited annual consolidated balance sheets of Borrower and its Subsidiaries referred to in Section 5.6(a).

                 (c) Since December 31, 1994, there has been no event or events (other than an event or events set forth on Schedule 5.6(d)) which, individually or in the aggregate, would have resulted in, or could be reasonably expected to result in, a Material Adverse Effect. As of the Amendment Effective Date, no dividends or other distributions have been declared, paid or made upon any shares of Stock of Borrower or any of its Subsidiaries, nor have any shares of Stock of Borrower or of any of its Subsidiaries been redeemed, retired, purchased or otherwise acquired for value by Borrower or any of its Subsidiaries since May 30, 1989.

                 (d)  Each of the projected financial statements described in
Section 6.1(g) which have been delivered to the Agent fairly presents Borrower's good faith estimation of the financial condition and performance of Borrower and its Subsidiaries for the periods and dates set forth therein, in each case, based upon the best information available to Borrower and its Subsidiaries and reasonable assumptions given all the facts and circumstances known to Borrower and/or its Subsidiaries as of the Amendment Effective Date.

                 5.7 Ownership of Property; Liens. (a) Borrower or its Subsidiaries, as applicable, have good and marketable fee simple title to all of the Real Estate described on Schedule 5.7(a) and good and valid leasehold interests in the Leases described on Schedule 5.7(b), and good and merchantable title to, or valid leasehold interests in, all of their respective properties and assets and none of the properties and assets of Borrower or its Subsidiaries, including, without limitation, the Real Estate and Leases, are subject to any Liens, except for (i) Permitted Encumbrances or (ii) other Liens permitted by Section 8.8 which may now exist or may arise after the date hereof; and Borrower and its Subsidiaries have received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings and other actions deemed necessary by the Agent under the circumstances to establish, protect and perfect Borrower's and its Subsidiaries' rights, titles and interests in and to all such property.

                 (b) As of the Amendment Effective Date, (i) all Real Estate owned or leased by Borrower and its Subsidiaries is as set forth on Schedules 5.7(a) and 5.7(b) respectively and (ii) neither Borrower nor any of its Subsidiaries owns any other Real Estate or is a lessee or lessor under any Leases or other leases with respect to real property other than as set forth herein.

                 5.8 No Default. Neither Borrower nor any of its Subsidiaries is in default, nor, to the best knowledge of Borrower after a reasonable investigation, is any third party in default, under or with respect to any contract, agreement, lease or other instrument to which Borrower or any of its Subsidiaries is a party, except for any default which (either individually or collectively with other defaults arising out of the same or any different event or events) could not reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

                 5.9 Burdensome Restrictions. Neither Borrower nor any of its Subsidiaries is a party to, or bound by, any contract, lease, agreement or other instrument or any provision of applicable law or governmental regulation which could reasonably be expected to have a Material Adverse Effect.

                 5.10  Labor Matters.  Except as set forth on Schedule 5.10,
(a) there is no collective bargaining agreement or other labor contract covering employees of Borrower or any of its Subsidiaries, (b) no such collective bargaining agreement or other labor contract is scheduled to expire during the term of this Agreement, (c) no union or other labor organization is seeking to organize, or to be recognized as, a collective bargaining unit of employees of Borrower or any of its Subsidiaries or for any similar purpose, and (d) there are no pending or, to the best of Borrower's knowledge after diligent inquiry, threatened strikes, work stoppages, material unfair labor practice claims, or other material labor disputes against or affecting Borrower, any of its Subsidiaries or their respective employees. Hours worked by and payments made by Borrower or its Subsidiaries to employees of Borrower or such Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters.

                 5.11 Other Ventures. Except as set forth on Schedule 5.11 attached hereto, neither Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person.

                 5.12 Investment Company Act. Neither Borrower nor any of its Subsidiaries is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C.
Section 80(a)(1), et seq., the "Investment Company Act"), nor is Borrower or any of its Subsidiaries subject to any other state of federal law or regulation limiting its ability to incur Indebtedness. The consummation of the transactions contemplated by this Agreement and the other Loan Documents will not result in the violation by Borrower or any of its Subsidiaries of any provision of the Investment Company Act or any rule, regulation or order issued by the Commission thereunder, or a violation of any such other law or regulation.

                 5.13 Margin Regulations; Use of Proceeds. Except for a nominal number of shares of stock of certain of Borrower's and its Subsidiaries' competitors and suppliers which Borrower and its Subsidiaries may from time to time own (the dollar amount of such stock purchased with respect to any single competitor or supplier not to exceed $1000), neither Borrower nor any of its Subsidiaries owns any "margin stock," as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). The proceeds of each Revolving Credit Advance, the Term Loan and the other financial accommodations made hereunder will be used only for the purposes contemplated hereunder and none of the proceeds thereof shall be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin stock or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulations G, T, U or X of the Federal Reserve Board. Borrower will not take or permit any agent on its behalf to take any action which might cause this Agreement, the Loan Documents or any other document or instrument delivered pursuant hereto to violate any regulation of the Federal Reserve Board.

                 5.14 Taxes. All federal, state, local and foreign tax returns, reports and statements required to be filed by Borrower or its Subsidiaries have been filed with the appropriate governmental agencies and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty, interest, late charge or loss has been paid. Adequate provision has been made on the books of Borrower and each of its Subsidiaries for the payment of all accrued and unpaid federal, state, local and foreign taxes, whether or not yet due and payable, including, without limitation, any such taxes being disputed as permitted pursuant to Section 7.2(b), and each of Borrower and each of its Subsidiaries has paid when due and payable all requisite Charges reflected on its books, except such Charges being contested as permitted pursuant to Section 7.2(b). Proper and accurate amounts have been withheld by Borrower and its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law, and such withholdings have been timely paid to the respective governmental agencies.
Schedule 5.14 sets forth, for Borrower and its Subsidiaries, those taxable years for which, as of the date hereof, its tax returns are currently being audited by the IRS or any other applicable Public Authority. Neither Borrower nor any of its Subsidiaries has executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges, except in accordance with good faith contests effected in accordance with
Section 7.2(b). Neither Borrower nor any of its Subsidiaries has any obligation under any tax sharing agreement.

                 5.15 ERISA. Neither Borrower nor any ERISA Affiliate maintains or contributes to any Benefit Plan or Multiemployer Plan other than those listed on Schedule 5.15. Each Plan which is intended to be qualified under Section 401(a) of the IRC as currently in effect has been determined by the IRS to be so qualified, and each trust related to any such Plan has either been determined to be exempt from federal income tax under Section 501(a) of the IRC or an application for determination of such tax qualified and exempt status will be made to the IRS prior to the end of the applicable remedial amendment period under Section 401(b) of the IRC, and Borrower or the ERISA Affiliate shall diligently seek to obtain a determination letter with respect to such application. Except as disclosed on Schedule 5.15, neither Borrower nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by
Section 601 of ERISA. Neither Borrower nor any ERISA Affiliate has breached any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan, other than any such breaches which would, in the aggregate, result or could reasonably be expected to result in an obligation on the part of Borrower or such ERISA Affiliate to pay money in excess of $100,000. Except as disclosed on Schedule 5.15, no Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the IRC), whether or not waived. Neither Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (a) has engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC or (b) has taken or failed to take any action which would constitute or result in a Termination Event. Neither the Borrower nor any ERISA Affiliate has any potential liability under Sections 4063, 4064, 4069, 4204 or 4212(c) of ERISA. Neither Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Schedule B to the most recent annual report filed with the IRS with respect to each Benefit Plan and furnished to the Agent is, to the best of Borrower's knowledge, complete and accurate. Since the date of each such Schedule B, there has been no adverse change in the funding status or financial condition of the Benefit Plan relating to such Schedule B.
Neither Borrower nor any ERISA Affiliate (i) has failed to make a required contribution or payment to a Multiemployer Plan, (ii) has made a complete or partial withdrawal under Sections 4203 or 4205 of ERISA from a Multiemployer Plan, (iii) has failed to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or other payment, or (iv) is required to provide security to a Benefit Plan under Section 401(a)(29) of the IRC due to a Plan amendment that results in an increase in current liability for the plan year. Borrower does not have, by reason of the transactions contemplated hereby, any obligation to make any payment to any employee pursuant to any Plan or existing contract or arrangement. Except as set forth on Schedule 5.15, no Plan has been terminated or partially terminated or is insolvent or in reorganization, nor have any proceedings been instituted to terminate or reorganize any Plan. Neither Borrower nor any ERISA Affiliate has any withdrawal liability, including contingent withdrawal liability, to any Benefit Plan pursuant to Title IV of ERISA. Each Plan is in substantial compliance with ERISA, and neither the Borrower nor any ERISA Affiliate has received any notice asserting that a Plan is not in compliance with ERISA. Borrower has given to the Agent copies of all of the following: each Benefit Plan and related trust agreement (including all amendments to such Plan and trust) in existence or committed to as of the date hereof and the most recent summary plan description, actuarial report, determination letter issued by the IRS and Form 5500 filed in respect of each such Benefit Plan in existence; a listing of all of the Multiemployer Plans with the aggregate amount of the most recent annual contributions required to be made by Borrower and all ERISA Affiliates to each such Multiemployer Plan, any information which has been provided to Borrower or an ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan and the collective bargaining agreement pursuant to which such contribution is required to be made; each employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA, the most recent summary plan description for such plan and the aggregate amount of the most recent annual payments made to terminated employees under each such Plan.

                 5.16 Foreign Employee Benefit Matters. Each Foreign Employee Benefit Plan is in compliance in all material respects which all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plan. The aggregate of the liabilities to provide all of the accrued benefits under any Foreign Pension Plan does not exceed the current fair market value of the assets held in the trust or other funding vehicle for such Plan. With respect to any Foreign Employee Benefit Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate and which is not a Foreign Pension Plan, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such plan is maintained. The aggregate unfunded liabilities, after giving effect to any reserves for such liabilities, with respect to such Plan will not result in a material liability. There are no actions, suits or claims (other than routine claims for benefits) pending or threatened against the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to any Foreign Employee Benefit Plan.

                 5.17 No Litigation. Except as set forth on Schedule 5.17, no action, claim or proceeding is now pending or, to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries, at law, in equity or otherwise, before any Public Authority or before any arbitrator or panel of arbitrators, which, if determined adversely, could reasonably be expected to have a Material Adverse Effect, nor to the knowledge of Borrower does a state of facts exist which is reasonably likely to give rise to such proceedings. None of the matters set forth on Schedule 5.17 challenges the validity of any of the Loan Documents or any action taken or to be taken pursuant thereto.

                 5.18 Investment Bankers, Brokers, Etc. No investment banker, broker or finder acting on behalf of Borrower brought about the obtaining, making or closing of the Loans and other financial accommodations to be made pursuant to this Agreement, and Borrower has no obligation to any other Person in respect of any investment banking, finder's or brokerage fees or similar fees in connection with the Loans or other financial accommodations contemplated by this Agreement, except for an advisory fee payable to Ernst & Young.

                 5.19 Outstanding Options, Warrants, Etc. Except as set forth on Schedule 5.19, there are no outstanding rights, stock options (other than any such stock options issued from time to time hereafter pursuant to and in accordance with any existing stock option plans of Borrower listed on Schedule
5.19 or Schedule 8.14), warrants, stock appreciation rights, or similar agreements pursuant to which Borrower or any Subsidiary may be required to issue any Stock or to pay any money or issue any rights based on the value of Borrower's or such Subsidiary's stockholders' equity.

                 5.20  Employment and Labor Agreements.  Except as set forth on
Schedule 5.20, there are no employment agreements covering management employees of Borrower or any of its Subsidiaries and there are no collective bargaining agreements or other labor agreements covering any employees of Borrower or any Subsidiary of Borrower. A true and complete copy of each such agreement has been furnished to the Agent. Except as set forth in Schedule 5.20, Borrower and its Subsidiaries are in compliance with the terms and conditions of all such collective bargaining agreements and other labor agreements except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

                 5.21 Patents, Trademarks, Copyrights and Licenses. Borrower and its Subsidiaries own all material licenses, patents, patent applications, copyrights, copyright applications, service marks, service mark applications, trademarks, trademark applications, and trade names necessary to continue to conduct their business as heretofore conducted by them, now conducted by them and proposed to be conducted by them, each of which, as it exists on the date hereof, is listed, together with Patent and Trademark Office application or registration numbers, where applicable, on Schedule 5.21. Borrower and its Subsidiaries are in full compliance with the terms of any licenses held by them and, to the best knowledge of Borrower, Borrower and its Subsidiaries conduct their respective businesses without infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. Except as disclosed in Schedule 5.21, to the best knowledge of Borrower, as of the date hereof, there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of Borrower or any of its Subsidiaries.

                 5.22 Full Disclosure. No information contained in this Agreement, the other Loan Documents, the Financials or any written statement furnished by or on behalf of Borrower or any of its Subsidiaries, pursuant to the terms of this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading at the time and in light of the circumstances under which made.

                 5.23 Liens. The Liens granted to the Agent pursuant to the Collateral Documents are fully perfected first priority Liens in and to the Collateral described therein, subject only to the Liens permitted by Section 8.8.

                 5.24 Other Loan Documents. Borrower and each of its Subsidiaries are in compliance with all covenants contained in the other Loan Documents and all representations and warranties contained in such Loan Documents are true and correct and are incorporated herein by reference.

                 5.25  Environmental Matters.  Except as otherwise disclosed on
Schedule 5.25:

                 (a) Each of Borrower and each of its Subsidiaries, and, to the best of Borrower's knowledge, each predecessor in interest of any of the foregoing, has complied in all material respects with all Environmental Laws and health and safety laws applicable to its property and business the noncompliance with which could reasonably be expected to result in a Material Adverse Effect, and neither Borrower nor any of its Subsidiaries, nor any of their respective property or operations, or past property or operations, are subject to any order from or agreement with any Public

        Authority or private Person respecting (i) compliance with any Environmental Law or health or safety requirements of law, or (ii) any potential liabilities and costs or remedial action arising from the Release or threatened Release of a Hazardous Substance.

                 (b) Each of Borrower and each of its Subsidiaries has obtained all material environmental, health and safety permits necessary for its operation, and all such permits are in good standing and Borrower and such Subsidiaries are in substantial compliance with all terms and conditions of such permits.

                 (c) Neither Borrower nor any of its Subsidiaries, nor, to the best of Borrower's knowledge, any predecessors in interest of any of the foregoing, has generated, handled, used, stored, treated, recycled or disposed of any hazardous waste, as defined pursuant to 40 CFR Part 261 or any equivalent Environmental Law, on or off its property (whether or not owned by it), nor has Borrower or any of its Subsidiaries filed any notice with any Public Authority indicating any violation of any Environmental Law in connection with any such generation, handling, use, storage or disposal.

                 (d) Neither Borrower nor any of its Subsidiaries has any material contingent liability with respect to non-compliance with any Environmental Laws or any Release or threatened Release of a Hazardous Substance or the generation, handling, use, storage, or disposal of hazardous or toxic wastes or substances.

                (e) Neither Borrower nor any of its Subsidiaries, nor to the best of Borrower's knowledge, any predecessors in interest of any of the foregoing, has received any summons, complaint, order or other written form of similar notice that it is not in compliance with, or that any Public Authority is investigating its compliance with, any Environmental Laws or health and safety laws or that it is or may be liable to any other Person as a result of a Release or threatened Release of a Hazardous Substance.

                 (f) To the best of Borrower's knowledge, none of the present or past operations of Borrower or its Subsidiaries is the subject of any investigation by any Public Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of a Hazardous Substance.

                 (g) There is not now, nor to the best of Borrower's knowledge has there ever been, on or in any premises leased, owned or operated by the Borrower, any of its Subsidiaries, or any predecessor in interest of any of the foregoing:

                 (i) any generation, treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 CFR
                 Part 261 or any equivalent Environmental Law;

                 (ii) any underground storage tanks or surface impoundments;

                 (iii) any asbestos containing material;

                 (iv) any polychlorinated biphenyls (PCB) used in hydraulic oils, electrical transformers or other equipment; or

                 (v) any urea formaldehyde.

                 (h) Neither Borrower nor any of its Subsidiaries has filed any notice under any applicable Environmental Law reporting a Release of a Hazardous Substance into the environment.

                 (i) Neither Borrower nor any of its Subsidiaries has entered into any negotiations or agreements with any Person (including, without limitation, the prior owners of their respective property) relating to any Remedial Action in response to the Release of a Hazardous Substance or environmentally related claim.

                 (j) To the best of Borrower's knowledge, all asbestos containing material which is on or part of any premises owned, leased or operated by Borrower or any of its Subsidiaries is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any applicable Environmental Law.

                 (k) None of the products manufactured, distributed or sold by Borrower or any of its Subsidiaries contains asbestos containing material.

                5.26 Corporate Name; Prior Transactions. Neither the Borrower nor any of its Subsidiaries has, during the past five (5) years, been known by or used any other corporate or fictitious name, or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property outside of the ordinary course of business, except as set forth on Schedule 5.26.

                 5.27 Trade Names and Terms of Sale. All trade names or styles under which the Borrower or any of its Subsidiaries will sell Inventory or create Accounts, or to which instruments in payment of Accounts may be made payable, are listed on Schedule 5.26.

                 5.28 Bank Accounts. Schedule 5.28 contains a complete and accurate list of all bank accounts maintained by Borrower and its Subsidiaries with any bank or other financial institution.

                 6.  FINANCIAL STATEMENTS AND INFORMATION

                 6.1 Reports and Notices. Borrower covenants and agrees that from and after the Closing Date and until the Obligations have been paid in full and this Agreement shall have been terminated, it shall deliver to the
Agent:

                 (a) Weekly, a schedule of Accounts created and collections in respect of Accounts received by Borrower, in each case, since the date of the last such schedule, each such schedule to be in the form attached hereto as Exhibit E; and, if a Default or Event of Default has occurred and is continuing, daily, a schedule of Accounts created and collections in respect of Accounts received by Borrower, in each case, since the date of the last such schedule, in such detail as the Agent may from time to time specify, together with such supporting records and documentation as the Agent may reasonably request.

                 (b) As soon as available, but not later than the 15th day of each month, a Borrowing Base Certificate, prepared as of the end of the immediately preceding month, together with such supporting records and documentation as the Agent may reasonably request. The Borrowing Base Certificates shall be provided more frequently if the Agent so requests.

                 (c) Within twenty (20) days after the end of each month, copies of the unaudited, unconsolidated, consolidated and consolidating balance sheets of Borrower and its operating units and Subsidiaries as of the end of such month, and the related unconsolidated, consolidated and consolidating statements of income and a statement of consolidated cash flows for that portion of the Fiscal Year ending as of the end of such month, prepared in accordance with GAAP (subject to normal year end adjustments), setting forth, in each case, in comparative form, the projected unconsolidated and consolidating figures for such period and accompanied by (i) a statement in reasonable detail showing the calculations used in determining compliance with the covenants under Sections 7.3 and 8.9 as of the end of such month, and (ii) the certification of the chief executive officer or chief financial officer of Borrower that all such financial statements present fairly in accordance with GAAP (subject to normal year end adjustments) the consolidated financial position and results of operations of Borrower and its Subsidiaries as at the end of such month and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if there was any Default or Event of Default in existence as of such time, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or its Subsidiaries to remedy the same. The foregoing financial statements shall be additionally accompanied by a description by Borrower's management of the reasons for all material variations between the actual and compared projected financial statements referred to above. Notwithstanding the foregoing, after the sale of Valley Todeco, no unconsolidated or consolidating balance sheets or statements of income shall be required pursuant to this Section.

                 (d) Within forty-five (45) days after the end of each Fiscal Quarter, copies of the unaudited, unconsolidated, consolidated and consolidating balance sheets of Borrower and its operating units and Subsidiaries as of the close of such Fiscal Quarter, and the related unconsolidated, consolidated and consolidating statements of income and a statement of consolidated cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter prepared in accordance with GAAP, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding Fiscal Year and as of a date one year earlier and the projected unconsolidated and consolidating figures for such periods, all in reasonable detail (subject to normal year end adjustments) and accompanied by
(i) a
statement in reasonable detail showing the calculations used in determining compliance with the covenants under Section 7.3 and 8.9 as of the end of such Fiscal Quarter, and (ii) the certification of the chief executive officer or chief financial officer of Borrower that all such financial statements present fairly in accordance with GAAP (subject to normal year end adjustments) the consolidated financial position and results of operations and the consolidated statement of cash flows of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if there was any Default or Event of Default in existence as of such time, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or its Subsidiaries to remedy the same. The foregoing financial statements shall be additionally accompanied by a description by Borrower's management of the reasons for all material variations between the actual and compared projected financial statements referred to above. Notwithstanding the foregoing, after the sale of Valley Todeco, no unconsolidated or consolidating balance sheets or statements of income shall be required pursuant to this Section.

                 (e) Within ninety (90) days after the close of each Fiscal Year, a copy of the annual audited consolidated financial statements of Borrower and its operating units and Subsidiaries consisting of consolidated and consolidating balance sheets and consolidated and consolidating statements of income and retained earnings and statement of consolidated cash flows, setting forth, in each case, in comparative form, the consolidated and consolidating figures for the previous Fiscal Year, and as at the end of the preceding Fiscal Year, which financial statements shall be (1) prepared in accordance with GAAP, (2) in the case of such consolidated financial statements, certified without qualification as to its scope of audit or the financial condition of Borrower and its Subsidiaries as a going concern by a "Big Six" firm of independent certified public accountants of recognized national standing selected by Borrower and acceptable to the Agent, and (3) accompanied by (i) a statement from Borrower's chief financial officer in reasonable detail showing the calculations used in determining compliance with the covenants under Sections 7.3 and 8.9 as of the end of such Fiscal Year,
(ii) a report from such accountants to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred or, if anything has come to their attention to cause them to believe that a Default or Event of Default had occurred, a description of such Default or Event of Default, and
(iii) a certification of the chief executive officer or chief financial officer of Borrower that all such financial statements present fairly in accordance with GAAP the consolidated financial position and results of operations and the consolidated statement of cash flows of Borrower and its Subsidiaries as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if there was any Default or Event of Default in existence as of such time, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by Borrower or its Subsidiaries to remedy the same.
Notwithstanding the foregoing, after the sale of Valley Todeco, no unconsolidated or consolidating balance sheets or statements of income shall be required pursuant to this Section.

                 (f)      As soon as practicable, but in any event within one
(1) Business Day after any officer of Borrower or any Subsidiary becomes aware of the existence of any

Default or Event of Default, or becomes aware of any development or other information which could reasonably be expected to have a Material Adverse Effect, telephonic or telecopy notice specifying the nature of such Default or Event of Default or development or information, including the anticipated effect thereof and the action being taken or proposed to be taken by Borrower with respect thereto, which notice shall be promptly confirmed in writing.

                 (g) Not later than fifteen (15) days prior to the beginning of each Fiscal Year commencing after the Closing Date:

                 (i) projected consolidated and consolidating balance sheets of Borrower and its operating units and Subsidiaries on a monthly basis for such Fiscal Year;

                 (ii) projected consolidated cash flow statements of Borrower and its operating units and Subsidiaries for such Fiscal Year, including summary details of cash disbursements on a monthly basis;

                 (iii)  a capital budget by month for such Fiscal Year; and

                 (iv) projected consolidated and consolidating income statements of Borrower and its operating units and Subsidiaries for such Fiscal Year on a monthly basis;

all signed by the chief financial officer of Borrower together with appropriate supporting details as may be requested by the Agent.

                 (h) Promptly, if requested by the Agent, a copy of all federal, state, local and foreign tax returns and reports in respect of income, franchise or other taxes on or measured by income (excluding sales, use or like taxes) filed by Borrower or any of its Subsidiaries.

                 (i) Annually, at the same time Borrower delivers the information described in Section 6.1(e), a copy of each management letter or similar letter prepared by Borrower's accountants with respect to the business, financial condition and other affairs of Borrower or any of its Subsidiaries.

                 (j) Simultaneously with or before Borrower delivers each month's Borrowing Base Certificate pursuant to Section 6.1(b), a written report of Borrower summarizing Borrower's Inventory (in such detail as the Agent shall request) as of the end of the month for which such Borrowing Base Certificate relates; and, simultaneously with or before Borrower delivers each Fiscal Quarter's financial statements pursuant to Section 6.1(d), a written report of Borrower summarizing the results of a physical count of all of Borrower's Inventory which has undergone a count during such Fiscal Quarter.

                 (k) Within twenty (20) days following the end of each month, detailed schedules showing the aging of Accounts and of accounts payable in form and content satisfactory to the Agent.

                 (l) Within five (5) days after the earlier of the last day of each Fiscal Year and the date Borrower engages the "Big Six" independent certified public accountants to audit Borrower's financial statements, a copy of a letter from Borrower which was addressed and delivered to such independent certified public accountant (1) indicating that it is a primary intention of Borrower in engaging such accountants that the Agent and the Lenders rely upon such financial statements of Borrower and its Subsidiaries and (2) authorizing such accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to Borrower and its Subsidiaries and to discuss directly with the Agent the finances and affairs of Borrower and its Subsidiaries.

                 (m) Immediately after becoming aware thereof, notice of (1) any assertion by the holder(s) of any Stock of Borrower or of any Indebtedness of Borrower or any of its Subsidiaries in an outstanding principal amount in excess of $100,000, that a default exists with respect thereto or that Borrower or any Subsidiary is not in compliance with the terms thereof, or (2) the threat or commencement by such holder of any enforcement action because of such asserted default or non-compliance.

                 (n) Immediately after becoming aware thereof, notice of any pending or threatened strike, work stoppage continuing beyond two (2) Business Days, material unfair labor practice claim (other than those previously disclosed on Schedule 5.10), or other material labor dispute affecting Borrower or any of its Subsidiaries.

                 (o) Immediately after becoming aware thereof, notice of any violation of any law, statute, regulation, or ordinance of any Public Authority applicable to Borrower, any Subsidiary, or their respective properties which could reasonably be expected to have a Material Adverse Effect.

                 (p) Immediately after becoming aware thereof, notice of any violation by Borrower or any Subsidiary of any Environmental Law or, immediately upon its receipt thereof, any notice that Borrower or any Subsidiary receives asserting that Borrower or any Subsidiary is not in compliance with any Environmental Law or that its compliance is being investigated by a Public Authority.

                 (q) Immediately upon receipt thereof, any notice that Borrower or any Subsidiary is or may be liable to any Person as a result of the Release or threatened Release of any Hazardous Substance or that Borrower or any Subsidiary is subject to investigation by any Public Authority evaluating whether any Remedial Action is needed to respond to the Release or threatened Release of any Hazardous Substance.

                 (r) Immediately after becoming aware thereof, notice of the imposition of any Lien against any property of Borrower or any of its Subsidiaries, other than a Lien permitted pursuant to Section 8.8.

                 (s) Notice of any change in Borrower's or any of its Subsidiaries' name, state or country of incorporation, or form of organization, at least thirty (30) days prior thereto.

                 (t) Within ten (10) Business Days after Borrower or any ERISA Affiliate knows or has reason to know, notice that a Termination Event or a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred, a written statement of the Chief Financial Officer of Borrower describing such Termination Event or prohibited transaction, as applicable, and the action Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and, when known, any action taken or threatened by the IRS, the DOL or the PBGC with respect thereto.

                 (u) Within three (3) Business Days after the filing thereof with the IRS, the DOL or the PBGC, as applicable, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Borrower or any ERISA Affiliate from the IRS, the DOL or the PBGC with respect to such request, and, upon request of the Agent, a copy of each annual report (form 5500 series), including Schedule B thereto, filed with respect to each Benefit Plan.

                 (v) Within three (3) Business Days after receipt thereof by Borrower or any ERISA Affiliate, copies of the following: (i) the summary section of each actuarial report for any Benefit Plan or Multiemployer Plan and annual report for any Multiemployer Plan, and if requested by the Agent, further supporting detail with respect thereto; (ii) any notices of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer such Benefit Plan; (iii) any favorable or unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the Code; or (iv) any notice from a Multiemployer Plan regarding the imposition of withdrawal liability.

                 (w) Within three (3) Business Days after the occurrence thereof, notice of (i) the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any ERISA Affiliate was not previously contributing; or (ii) any failure by Borrower or any ERISA Affiliate to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment.

                 (x) Within three (3) Business Days after Borrower or any ERISA Affiliate knows or has reason to know that any of the following events has or will occur, notice that (i) a Multiemployer Plan has been or will be terminated; (ii) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan; or (iii) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

                 (y) Within ten (10) Business Days after receipt by Borrower of a written notice from the Agent copies of any Foreign Employee Benefit Plan and related documents, reports and correspondence as requested by Agent in such notice.

                 (z) (i) Promptly after their preparation, copies of all proxy statements, financial statements, reports, notices and other written material which Borrower or any of its Subsidiaries files with the Commission or any stock exchange or distributes to its shareholders generally, and (ii) within three (3) Business Days after the receipt thereof, a copy of each written communication received by Borrower or any such Subsidiary from any such exchange or the Commission.

                 (aa) Such additional information as the Agent or any Lender may from time to time reasonably request regarding the financial and business affairs of Borrower or any of its Subsidiaries.

For purposes of subsections (t) through (y) above, Borrower and any ERISA Affiliate shall be deemed to know all facts known by the Administrator of any Plan of which Borrower or any ERISA Affiliate is the plan sponsor.

Each notice given under this Section shall describe the subject matter thereof in reasonable detail, and shall set forth the action that Borrower, any Subsidiary or any ERISA Affiliate, as applicable, has taken or proposes to take with respect thereto.

                 6.2 Communication with Accountants. Borrower hereby authorizes the Agent to communicate directly with its independent certified public accountants and, by this provision, authorizes those accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules relating to Borrower and its Subsidiaries and to discuss directly with the Agent the finances and affairs of Borrower and its Subsidiaries; provided, that so long as no Default or Event of Default is outstanding, Borrower shall be entitled, at its option, to participate in any such discussions between Borrower's accountants and the Agent.

                 7.  AFFIRMATIVE COVENANTS

                 Borrower covenants and agrees that, unless the Required Lenders shall otherwise consent in writing, from and after the Closing Date and until the Obligations have been paid in full and this Agreement shall have been terminated:

                 7.1 Maintenance of Existence and Conduct of Business. Except as otherwise permitted by Section 8.1, Borrower shall, and shall cause each of Borrower's Subsidiaries to, (a) do, or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises; (b) continue to conduct its businesses substantially as now conducted or as otherwise permitted hereunder; (c) at all times obtain and maintain all licenses, permits and governmental authorizations necessary in the operation of its businesses and ownership of its property; (d) at all times maintain, preserve and protect all of its copyrights, patents, trademarks, service marks and trade names, and preserve all the remainder of its property, in use or useful in the conduct of its businesses, and keep the same in good operating condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary and proper repairs, renewals and replacements, betterments and improvements thereto consistent with industry practices, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; and (e) transact business and invoice all Accounts in its correct corporate name.

                 7.2 Payment of Obligations. (a) Subject to Section 7.2(b) and Section 8.18, Borrower shall, and shall cause each of Borrower's Subsidiaries to, (i) pay and discharge or cause to be paid and discharged all its Indebtedness, including, without limitation, all the Obligations, as and when due and payable, and (ii) pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise before any thereof shall become in default.

                 (b) Borrower and its Subsidiaries may in good faith contest, by proper legal actions or proceedings, the validity or amount of any Charges, Liens or claims described in Section 7.2(a)(ii), provided that, with respect to any Charge, Lien or claim in excess of $100,000, Borrower shall give the Agent prompt notice of its or any of its Subsidiaries' intention to contest the validity or amount of any such Charge, Lien or claim, and that at the time of commencement of any such action or proceeding, and during the pendency thereof (i) no Default or Event of Default shall have occurred; (ii) adequate reserves with respect thereto are maintained on the books of Borrower or such Subsidiary, in accordance with GAAP; (iii) such contest operates to suspend collection of the contested Charges or claims and is maintained and prosecuted continuously with diligence; (iv) none of the Collateral would be subject to forfeiture or loss of any Lien in favor of the Agent by reason of the institution or prosecution of such contest; (v) no Liens in excess of $100,000 in the aggregate shall exist for such Charges or claims during such action or proceeding; (vi) Borrower or such Subsidiary shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and shall deliver to the Agent evidence acceptable to the Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrower or such Subsidiary; and (vii) the Agent has not advised Borrower that the Agent believes that nonpayment or nondischarge thereof would have a Material Adverse Effect.

                 Nothing in this Section 7.2 shall limit the rights of Borrower or its respective Subsidiaries to pay any Charges or claims, to discharge the Liens securing the same and to contest in good faith and by appropriate proceedings the validity or amount of such Charges, Liens or claims.

                 7.3 Financial Covenants. Borrower and its Subsidiaries shall have, on a consolidated basis:

                 (a) at all times during each of Fiscal Quarter set forth below, Consolidated Working Capital equal to or greater than the amount set forth opposite such Fiscal Quarter below:

                                              Minimum Consolidated
         Fiscal Quarter Ending Nearest           Working Capital
         March 31, 1995                            $35,000,000
         June 30, 1995                             $35,000,000
         September 30, 1995                        $35,000,000
         December 31, 1995                         $35,000,000
         March 31, 1996                            $27,000,000
         June 30, 1996                             $31,000,000
         September 30, 1996                        $30,000,000
         December 31, 1996                         $28,000,000
         March 31, 1997 and
         each Fiscal Quarter thereafter            $28,000,000

                 (b) at all times during each of the Fiscal Quarters set forth below, a Consolidated Current Ratio equal to or greater than the ratio set forth opposite such Fiscal Quarter below:

         Fiscal Quarter                              Ratio
         March 31, 1995 and each Fiscal
         Quarter thereafter                        1.5 to 1.0


                 (c) at all times during each Fiscal Quarter set forth below, a Consolidated Funded Debt to Consolidated Tangible Net Worth Ratio equal to or less than the ratio set forth opposite such Fiscal Quarter below:

         Fiscal Quarter Ending Nearest               Ratio
         March 31, 1995                            7.0 to 1.0

         June 30, 1995                             6.0 to 1.0

         September 30, 1995                        4.5 to 1.0

         December 31, 1995                         4.5 to 1.0

         March 31, 1996                            6.5 to 1.0

         June 30, 1996                             6.0 to 1.0

         September 30, 1996                        5.25 to 1.0

         December 31, 1996                         4.25 to 1.0

         March 31, 1997
         and each Fiscal Quarter
          thereafter                               4.25 to 1.0


                 (d) at the end of each Fiscal Quarter set forth below, a Consolidated EBITDA to Consolidated Interest Expense Ratio for the period from the beginning of each Fiscal Year in which such Fiscal Quarter occurs to the end of such Fiscal Quarter, equal to or greater than the ratio set forth opposite such Fiscal Quarter below:

         Fiscal Quarter Ending Nearest                         Ratio
         March 31, 1995                                     1.4  to 1.0

         June 30, 1995                                      2.5  to 1.0

         September 30, 1995                                 2.5  to 1.0

         December 31, 1995                                  2.5  to 1.0

         March 31, 1996                                     2.0  to 1.0

         June 30, 1996                                      2.4  to 1.0

         September 30, 1996                                 2.5  to 1.0

         December 31, 1996                                  2.75 to 1.0

         March 31, 1997 and each
         Fiscal Quarter thereafter                          2.75 to 1.0

                 (e) at the end of each Fiscal Quarter set forth below, a Consolidated EBITDA to Consolidated Debt Service Ratio for the period from the beginning of each Fiscal Year in which such Fiscal Quarter occurs to the end of such Fiscal Quarter, equal to or greater than the ratio set forth opposite such Fiscal Quarter below:

         Fiscal Quarter Ending Nearest                         Ratio
         March 31, 1995                                     0.01 to 1.0

         June 30, 1995                                      0.60 to 1.0

         September 30, 1995                                 0.60 to 1.0

         December 31, 1995                                  0.60 to 1.0

         March 31, 1996                                     0.50 to 1.0

         June 30, 1996                                      0.75 to 1.0

         September 30, 1996                                 0.90 to 1.0

         December 31, 1996                                  1.0  to 1.0

         Each Fiscal Quarter
         during each Fiscal
         Year thereafter                           1.0  to 1.0

                 (f) at the end of each Fiscal Quarter set forth below, Consolidated EBITDA for the period from the beginning of the Fiscal Year in which such Fiscal Quarter occurs to the end of such Fiscal Quarter, equal to or greater than the amount set forth opposite such Fiscal Quarter below:

         Fiscal Quarter Ending Nearest               Amount
         March 31, 1995                            $ 2,500,000

         June 30, 1995                             $ 9,000,000

         September 30, 1995                        $15,000,000

         December 31, 1995                         $19,000.000

         March 31, 1996                            $ 3,500,000

         June 30, 1996                             $11,000,000

         September 30, 1996                        $18,000,000

         December 31, 1996                         $21,000,000

         December 31, 1997, and
         the last day of each
         Fiscal Year thereafter                    $25,000,000

                 7.4 Books and Records. Borrower shall, and shall cause each of Borrower's Subsidiaries to, keep adequate records and books of account with respect to their business activities, in which proper entries, reflecting all of their financial transactions, are made in accordance with GAAP and on a basis consistent with the annual audited Financials referred to in Section 5.6(b).

                 7.5 Litigation. Borrower shall notify the Agent in writing, promptly upon learning of any litigation commenced against Borrower or any of Borrower's Subsidiaries that could reasonably be expected to involve an amount in excess of $150,000 in any one instance or could reasonably be expected to have a Material Adverse Effect.

                 7.6 Maintenance of Properties; Insurance; Condemnation. (a) Borrower shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition for their intended purpose all material properties used or useful in the business of Borrower and its Subsidiaries and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof in a manner consistent with prudent management and sound business practice. Borrower shall maintain or cause to be maintained, with financially sound and reputable insurers, physical damage and liability insurance with respect to its properties and business and the properties and business of its Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation in the same or similar businesses and similarly situated, and of such types and in such amounts as are customarily carried under similar circumstances by such other corporations; provided, however, that Borrower shall at all times maintain or cause to be maintained with financially sound and reputable insurers, reasonably acceptable to the Agent, insurance upon such terms and conditions and in such amounts as are reasonably acceptable to the Agent, which at the date hereof are specified in Schedule 7.6.

                 (b) Borrower shall promptly notify the Agent of any loss or damage to, or destruction of, any Collateral with a value in excess of $50,000 (per occurrence), whether or not covered by insurance. Subject to the rights of the holders of any Liens senior to those of the Agent and permitted pursuant to Section 8.8, the Agent is hereby authorized to collect all insurance proceeds directly. If such insurance proceeds are less than $500,000 in any Fiscal Year, the Agent shall refund such proceeds (net of any expenses incurred by the Agent in the collection or handling thereof) to Borrower and Borrower shall promptly either use such proceeds to repair or replace any such damaged property or shall remit such proceeds to the Agent to be applied to the Obligations in such order as the Agent may determine. If such insurance proceeds are greater than or equal to $500,000 in any Fiscal Year, then the Agent, subject to the rights of the aforementioned senior Lienholders, is authorized, after deducting from such proceeds the expenses, if any, incurred by the Agent in the collection or handling thereof, to apply such remaining proceeds to the reduction of the Obligations in accordance with Section 2.3(d), or the Agent may, at its option, permit or require Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral. If the Agent, at its option, permits the Collateral to be replaced, repaired, restored or rebuilt, such replacement, repair or restoration shall be done in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction, and Borrower shall commence the work of replacement, repair, restoration or rebuilding as soon as practicable and proceed diligently with it until completion. Plans and specifications for any such repair or restoration which, in accordance with the preceding sentence, are to be undertaken only at the Agent's option, shall be reasonably satisfactory to the Agent and shall be submitted to Agent prior to commencement of the work and shall be subject to the reasonable approval of the Agent.

                 (c) With respect to each insurance policy required to be obtained by Borrower and its Subsidiaries, Borrower shall provide to the Agent on the Closing Date and any coverage renewal date (but no less frequently than annually) and, upon request, an approved certification of such policy. Such certification shall be executed by the insurer or by an authorized representative of the insurer or by the broker of such insurance where it is not practical for such insurer to execute the certificate itself. Such certification shall identify underwriters, the type of insurance, the insurance limits and the policy term, and shall specifically list the special provisions enumerated for such insurance required by this Section 7.6.

                 (d) Concurrently with the furnishing of the certification referred to in Section 7.6(c), Borrower shall furnish the Agent with a certificate of an independent insurance broker stating that, in the opinion of such broker, the insurance required to be maintained pursuant to this Section
7.6 complies with all requirements of this Section 7.6 and is in full force and effect, and said certificate shall be accompanied by evidence that all premiums then due have been paid. Borrower shall cause such broker to advise the Agent promptly in writing of any default in the payment of any premiums or any other act or omission on the part of Borrower or its Subsidiaries that might invalidate or render unenforceable, in whole or in part, any insurance provided hereunder. The Agent, at its sole option, may obtain insurance required hereunder if not provided by Borrower or its Subsidiaries, and, in such event, Borrower shall reimburse the Agent, upon demand, for the cost thereof.

                 (e) Borrower shall, immediately upon learning of the institution of any proceeding for the condemnation or other taking of any of its or any of its Subsidiaries' property, notify the Agent of the pendency of such proceeding. Borrower agrees that the Agent may participate in any such proceeding, and will deliver or cause to be delivered to the Agent all instruments reasonably requested by the Agent to permit such participation. Subject to the rights of the holders of the Liens senior to those of the Agent and permitted pursuant to Section 8.8, the Agent is authorized to collect the proceeds of any condemnation claim or award directly. If such condemnation proceeds are less than $500,000 in any Fiscal Year, the Agent shall refund such proceeds (net of any expenses incurred by the Agent in the collection or handling thereof) to Borrower and Borrower shall promptly either use such funds to repair or replace the property so condemned or shall remit such proceeds to the Agent to be applied to the Obligations in such order as the Agent may determine. If such proceeds are greater than or equal to $500,000 in any Fiscal Year, then the Agent, subject to the rights of the aforementioned senior Lienholders, is authorized after deducting from such proceeds the expenses, if any, incurred by the Agent in the collection or handling thereof, to apply such remaining proceeds to the reduction of the Obligations in accordance with
Section 2.3(d) or the Agent may, at its option, permit or require Borrower to use such money, or any part thereof, to replace, repair, restore or rebuild such condemned property. If the Agent, at its option, permits the condemned property to be replaced, repaired, restored or rebuilt, such replacement, repair, restoration or rebuilding shall be done with materials and workmanship of substantially the same quality as existed before such loss, damage or destruction, and Borrower shall commence or cause to be commenced the work of replacement, repair, restoration or rebuilding as soon as practicable and proceed diligently with it until completion. Plans and specifications for any such repair or restoration which, in accordance with the preceding sentence, are to be undertaken only at the Agent's option, shall be reasonably satisfactory to the Agent and shall be submitted to the Agent prior to commencement of the work and shall be subject to the reasonable approval of the Agent.

                 (f) At the request of the Agent, which request shall not be made more than once in any twelve month period, Borrower shall promptly cause a re-appraisal to be made of any or all of its manufacturing and distribution facilities, and, if the appraised value exceeds the present secured amount of the Mortgage or Leasehold Mortgage relating to any such facility by an amount in excess of ten percent (10%), Borrower, at the request of the Agent, shall amend such Mortgage or Leasehold Mortgage to reflect the increased value of the real property secured thereby and shall obtain additional title insurance to reflect such increased value as well.

                 7.7 Compliance with Law. Borrower shall, and shall cause each of its Subsidiaries to, comply with all federal, state and local laws, judgments and regulations applicable to them to the extent that a failure to do so could reasonably be expected to have a Material Adverse Effect.

                 7.8 Agreements. Borrower shall, and shall cause each of its Subsidiaries to, perform, within any required time period (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each agreement to which it is a party, including, without limitation, collective bargaining agreements and leases to which any such company is a party, except where the failure to so perform and enforce could not reasonably be expected to have a Material Adverse Effect. Borrower shall not and shall not permit any of Borrower's Subsidiaries to terminate or modify in any manner adverse to any such company any provision of any agreement to which it is a party which termination or modification could reasonably be expected to have a Material Adverse Effect.

                 7.9 Further Assurances. Borrower shall execute and deliver, and shall cause to be executed and delivered, to the Lender such documents and agreements, and shall take or cause to be taken such actions, as the Agent may, from time to time, request to carry out the terms and conditions of this Agreement and the other Loan Documents.

                 7.10 Employee Plans. Borrower shall and shall cause each ERISA Affiliate to establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA, the IRC, all regulations and interpretations promulgated thereunder, and all other applicable laws and regulations, except where such non-compliance would not result in the imposition of any Lien on the property of Borrower or any of its Subsidiaries or could not reasonably be expected to have a Material Adverse Effect.

                 7.11 Foreign Employee Benefit Plan Compliance. Borrower shall, and shall cause each of its Subsidiaries and ERISA Affiliates to, establish, maintain and operate all Foreign Employee Benefit Plans to comply in all material respects with all laws, regulations and rules applicable thereto and the respective requirements of the governing documents for such Plans, except where such non-compliance would not result in the imposition of any Lien on the property of Borrower or any of its Subsidiaries or could not reasonably be expected to have a Material Adverse Effect.

                 7.12 Compliance with Documentary Taxes. Borrower shall pay all transfer, excise, mortgage recording or similar taxes (but excluding income or franchise taxes) in connection with the issuance, sale or delivery by Borrower of any of the Notes and the execution and delivery of the other Loan Documents, and shall save the Agent and the Lenders harmless against any and all liabilities with respect to such taxes. The obligations of Borrower under this Section 7.12 shall survive the payment, prepayment or redemption of the Notes and the termination of this Agreement.

                 7.13 Leases. (a) Borrower shall, or shall cause each applicable Subsidiary to, make available to the Agent and, if requested, provide the Agent with, copies of all leases of real and personal property or similar agreements (and all amendments thereto) entered into by Borrower or any Subsidiary of Borrower after the Closing Date, whether as lessor or lessee. Borrower shall, and shall cause each of its Subsidiaries to, comply with all of its obligations under all such leases now existing or hereafter entered into by it with respect to real and personal property, including, without limitation, all such leases listed on Schedule 5.7(b), except where the failure to comply could not reasonably be expected to have a Material Adverse Effect. Borrower shall, or shall cause the appropriate Subsidiary to, (i) make available to the Agent and, if requested, provide the Agent with, a copy of each notice of default received by Borrower or such Subsidiary under any such lease and make available to the Agent and, if requested, provide the Agent with, a copy of each notice of default sent by or to Borrower or such Subsidiary under any such lease; and (ii) notify the Agent, on or before the fifteenth (15th) day of each month, of any new leased premises or lease that Borrower or such Subsidiary plans to take possession of during the following thirty (30) day period or has become liable for during the preceding thirty (30) day period. Borrower shall not and shall not permit any of its Subsidiaries to enter into new operating leases as a tenant, lessee, subtenant or sublessee to the extent the aggregate annual obligations of Borrower and its Subsidiaries under all operating leases, including such new operating leases, would exceed $7,000,000 in the 1995 Fiscal Year, and, with respect to each Fiscal Year thereafter, 105% of the maximum permitted amount of all such operating lease obligations for the Fiscal Year immediately preceding such Fiscal Year.

                 (b) Concurrently with acquiring any right or interest in any Real Estate or any Leases, (i) Borrower and its Subsidiaries shall, except as otherwise consented to in writing by the Required Lenders, execute a first priority Mortgage or Leasehold Mortgage, as the case may be, in favor of the Agent covering such Real Estate or Leases, in form and substance satisfactory to the Agent and provide the Agent with title and extended coverage insurance covering such Real Estate or Lease in an amount equal to the purchase price of such Real Estate (or in the case of a Lease, the amount reasonably requested by the Agent) as well as a current ALTA Survey thereof, together with a surveyor's certificate in form and substance satisfactory to the Agent, and (ii) with respect to any Lease, Borrower shall obtain from each landlord thereunder and each mortgagee with respect to the fee simple interest thereunder, a Landlord Agreement or Mortgagee Agreement, as the case may be, in form and substance acceptable to the Agent.

                 7.14 Environmental Matters. (a) Borrower shall and shall cause each of its Subsidiaries to (i) comply strictly with all applicable Environmental Laws, (ii) carry out any Remedial Actions required by any Public Authority or recommended by any environmental auditors with respect to any Release of a Hazardous Substance into the environment, (iii) complete each of the environmental actions described as planned or underway in Woodward-Clyde's Phase I Environmental Site Assessments relating to Borrower's and its Subsidiaries operations and properties, copies of which were delivered to the Agent, and conduct reasonable further assessments of the potential problems noted therein, including, without limitations, those noted therein with respect to Borrower's facility located in Sylmar, California, and (iv) continue current Environmental Audits and compliance activities and provide the Agent, upon its request, with reports (in such detail as the Agent may reasonably request) of the status and results of such Audits and activities.

                 (b) Borrower shall indemnify each Lender and the Agent and hold each such Lender and the Agent harmless from and against any loss, liability, damage or expense, including attorneys' fees, suffered or incurred by such Lender and the Agent, whether as mortgagee pursuant to any Mortgage or Leasehold Mortgage, as mortgagee in possession, or a successor in interest to Borrower or any of its Subsidiaries as owner, operator or lessee of any premises by virtue of foreclosure or acceptance of deed in lieu of foreclosure
(i) under or on account of the Environmental Laws, including the assertion of any Environmental Lien thereunder; (ii) with respect to any Release of any Hazardous Substance reportable under Section 103 of CERCLA affecting such premises, whether or not the same originates or emanates from such premises or any contiguous real estate, including any loss of value of such premises as a result of a Release of any Hazardous Substance; and (iii) with respect to any other environmental matter affecting such premises within the jurisdiction of any federal, state, or municipal official administering the Environmental Laws; provided, however, that Borrower will not be liable for such indemnification to the Lenders or the Agent to the extent that any such loss, liability, damage or expense results from the gross negligence or willful misconduct of the Person who would otherwise be entitled to be indemnified pursuant to this Section 7.14(b). The procedure to be followed as to any indemnity pursuant to this
Section 7.14(b) shall be as set forth in Section 12.3. The indemnities contained in this Section 7.14(b) shall survive the payment in full of the Obligations and the termination of this Agreement, and shall be in addition to any liability that Borrower may otherwise have. All amounts due under this
Section 7.14(b) shall be payable as incurred upon such indemnified party's written demand therefor.

                 7.15 Use of Proceeds. Borrower shall use the proceeds of the Revolving Credit Advances and the other extensions of credit hereunder for working capital and other general corporate purposes permitted pursuant to this Agreement, Borrower's Articles of Incorporation and By-laws and applicable law.


                 7.16 Youngstown Steel Door. To the extent permitted under applicable law, Borrower shall cause Youngstown Steel Door to pay over to Borrower, immediately upon its receipt thereof, any and all funds which Youngstown Steel Door receives from YSD Industries, Inc. (or any successor or assign thereof) under or on account of the Buyer Note made by YSD Industries, Inc. and payable to Youngstown Steel Door.

                 7.17 Repurchase and Redemption of Subordinated Debt. The Borrower agrees to take all action necessary to have all prior and future repurchases and/or redemptions of Subordinated Debt applied to satisfy any sinking fund payments and/or mandatory prepayments as may be required from time to time, pursuant to the terms of the Subordinated Debt and that certain Indenture dated as of June 1, 1987 (as amended, modified or supplemented from time to time) between the Borrower and AmeriTrust Company of New York as trustee.

                 8.  NEGATIVE COVENANTS

                 Borrower covenants and agrees that, unless the Required Lenders shall otherwise consent in writing, from and after the Closing Date and until the Obligations have been paid in full and this Agreement shall have been terminated:

                 8.1 Mergers, Etc. Except for Permitted Acquisitions, neither Borrower nor any of its Subsidiaries shall directly or indirectly, by operation of law or otherwise, merge or consolidate with or into, acquire all or substantially all of the assets or capital stock of, or otherwise combine with, any Person, or form any Subsidiary not existing on the Closing Date and disclosed on Schedule 5.3, or enter into, join or form any joint venture or partnership (other than those existing as of the Closing Date and disclosed on Schedule 5.11) with any other Person.

                 8.2 Investments; Loans and Advances. Except for Permitted Acquisitions or as otherwise permitted by Section 8.3 or 8.4, neither Borrower nor any of its Subsidiaries shall make any investment in, or make or accrue loans or advances of money to any Person, through the direct or indirect holding of securities or otherwise; provided, however, that Borrower may make and own investments in (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor's Ratings Group (a division of McGraw Hill) or Moody's Investors Service, Inc.; (c) certificates of deposit, time deposits and bankers acceptances maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency, provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $100,000 for any one such certificate of deposit and $250,000 for any one such bank; (d) nominal Dollar amounts (the amount of any purchase not to exceed $1000 for any single competitor or supplier) and number of shares of the Voting Stock of competitors or suppliers of Borrower and its Subsidiaries held or acquired by Borrower for the purpose of receiving such reports, proxy statements and other financial information as such competitors or suppliers prepare and distribute to their shareholders generally; (e) the Buyer Notes, to the extent the Indebtedness evidenced thereby was outstanding as of the Closing Date; (f) loans and advances made by Borrower to Carlon Canada which are outstanding as of the Closing Date in the aggregate principal amount of approximately $3,500,000; (g) loans by Youngstown Steel Door to YSD Industries, Inc. ("YSD") required to be made pursuant to that certain Purchase Agreement dated as of March 9, 1988 between Youngstown Steel Door and YSD; and (h) to the extent that no Default or Event of Default then exists or would result therefrom, Borrower may make (i) loans to or investments in Carlon Chimes in a principal amount not to exceed, in the aggregate (including any such loans or investments outstanding or existing as of the Closing Date) $1,000,000 at any time outstanding, (ii) loans to or investments in Carlon Canada in a principal amount not to exceed, in the aggregate (excluding the principal amount of any such loans and advances outstanding or existing as of the Closing Date to the extent such loans and advances are permitted pursuant to clause (f) of this Section 8.2), not to exceed $400,000 at any time outstanding, and (iii) loans by Borrower to Youngstown Steel Door in amounts up to the excess of (x) the amount of any loan required to be made by Youngstown Steel Door to YSD in accordance with the Purchase Agreement described in clause (g) of this Section 8.2 over
(y) the amount of any Cash and Cash Equivalents Youngstown Steel Door has at the time such loan is required to be made by Youngstown Steel Door; provided, that any such loans by Borrower shall only be made at the time any such loan is required to be made by Youngstown Steel Door and the proceeds of any such loan by Borrower shall only be used by Youngstown Steel Door to make such required loan payments.

                 8.3 Indebtedness. (a) Except as otherwise expressly permitted by Section 7.2 or 8.2, neither Borrower nor any of its Subsidiaries shall create, incur, assume or permit to exist any Indebtedness, whether recourse or nonrecourse, and whether superior or junior, except (i) the Obligations; (ii) Indebtedness (other than any Indebtedness in respect of trade credit to the extent permitted pursuant to the immediately succeeding clause
(iii)) existing on the Closing Date as set forth on Schedule 8.3; (iii) trade credit incurred to acquire goods, supplies, merchandise and services, on terms similar to those granted to purchasers in similar lines of business as Borrower or such Subsidiary and incurred in the ordinary course of Borrower's or such Subsidiaries' business (including, without limitation, obligations incurred to employees for compensation for services rendered in the ordinary course of business); (iv) lease payment obligations to the extent not prohibited under this Agreement or any of the other Loan Documents; (v) deferred taxes; (vi) unfunded pension and other obligations under any Plans but only to the extent that such obligations are permitted to remain unfunded under applicable law or this Agreement; (vii) Indebtedness secured by Liens described in Section 8.8(d), provided, that the aggregate amount of all such Indebtedness incurred in any Fiscal Year does not exceed 50% of the Capital Expenditures permitted under Section 8.9 with respect to such Fiscal Year, and (viii) Indebtedness in respect of the National City Bank Letters of Credit, including, without limitation, reimbursement obligations, standard issuance and opening costs and expenses, letter of credit fees in the amounts and determined in accordance with the National City Bank Letter of Credit Agreement, and interest on any unpaid reimbursement obligations, in each case, in connection with such letters of credit; provided, however, that the aggregate undrawn face amount of the National City Bank Letters of Credit shall not at any time exceed (1) in the case of stand-by letters of credit, $1,585,000 minus the sum of (A) aggregate amount of any unpaid reimbursement obligations in respect of any such stand-by letters of credit owing by Borrower to National City Bank plus (B) the face amount of any Letters of Credit issued pursuant to this Agreement to replace such stand-by letters of credit issued by National City Bank, (2) in the case of trade letters of credit, $5,000,000 minus the aggregate amount of any unpaid reimbursement obligations in respect of any such trade letters of credit owing by Borrower to National City Bank at such time.

                 (b) Neither Borrower nor any of its Subsidiaries shall engage in any sale/leaseback or similar transaction involving any of its assets.

                 8.4 Employee Loans. Neither Borrower nor any of its Subsidiaries shall make or accrue any loans or other advances of money or goods to any director, officer or employee of Borrower or any such Subsidiary, except for (i) relocation or similar employment- relatedadvances in the ordinary course of business to officers and employees not exceeding $500,000 in the aggregate at any one time outstanding, and (ii) reasonable ordinary course travel expenses.

                 8.5 Capital Structure; Corporate Charter. Borrower shall not permit any of its Subsidiaries to issue or agree to issue any of their respective authorized but not outstanding shares of Stock (including treasury shares). Neither Borrower nor any of its Subsidiaries shall amend its Articles or Certificate of Incorporation or By-laws in any respect.

                 8.6 Maintenance of Business; Joint Ventures. Neither Borrower nor any of its Subsidiaries shall engage in any business other than the business currently engaged in by such entities or any business directly related thereto.

                 8.7 Transactions with Affiliates. Except to the extent permitted pursuant to Section 8.2, neither Borrower nor any of its Subsidiaries shall enter into or be a party to any transaction with any Affiliate of Borrower or any such Subsidiary, except as otherwise provided herein or in the ordinary course of business and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon fair and reasonable terms that are fully disclosed to the Agent and are no less favorable to Borrower or such Subsidiary than would otherwise be obtained in a comparable arm's length transaction with a Person not an Affiliate of Borrower or such Subsidiary.

                 8.8 Liens. Neither Borrower nor any of its Subsidiaries shall create or permit any Lien on any of its properties or assets except:

                 (a)  Liens in favor of the Agent;

                 (b)  Permitted Encumbrances;

                 (c)  Liens permitted by Section 7.2;

                 (d) Liens upon Equipment granted in connection with the acquisition of such Equipment by Borrower after the date hereof (including, without limitation, pursuant to Capital Leases), provided, that (i) the cost of each such acquisition constitutes a Capital Expenditure permitted by Section 8.9, (ii) each such Lien attaches only to the Equipment acquired with the Indebtedness secured thereby, and (iii) the amount of Indebtedness secured by such Lien does not exceed one hundred percent (100%) of the purchase price of such Equipment;

                 (e) Liens in favor of National City Bank on Inventory and Equipment covered by trade National City Bank Letters of Credit permitted to be outstanding pursuant to clause (3) of Section 8.3(a), or securing the unpaid reimbursement obligations owing by Borrower to National City Bank with respect to any drawings on any such letter of credit covering such Inventory or Equipment, as applicable; and

                 (f) Liens in favor of National City Bank on the Cash or Cash Equivalents from time to time securing the National City Bank Letters of Credit, which Cash or Cash Equivalents shall not at any time exceed the face amount of National City Bank Letters of Credit consisting of stand-by letters of credit permitted pursuant to the terms of Section 8.3(a)(1).

                 8.9 Capital Expenditures. Neither Borrower nor any of its Subsidiaries shall make or incur Capital Expenditures that, in the aggregate for Borrower and all of its Subsidiaries, exceed the respective amounts set forth below for the following Fiscal Years:

           Fiscal Year                       Maximum Capital Expenditures
             1995 and each
             Fiscal Year thereafter                 $15,000,000


                 8.10 Dispositions of Assets. Except as expressly permitted in this Section 8.10, neither Borrower nor any of its Subsidiaries shall sell, transfer, convey, assign, lease or otherwise dispose of any assets or properties having a fair market value in excess of $50,000 in the aggregate in any Fiscal Year, other than: (a) the sale of Inventory in the ordinary course of business; (b) the disposition of any obsolete or redundant assets or other properties having a fair market value not in excess of $50,000, individually, or when combined with all other such assets disposed of in such Fiscal Year, not exceeding $250,000; provided that (i) Borrower promptly delivers to the Agent an amount equal to all of the Net Cash Proceeds of any such disposition pursuant to this clause (b), which proceeds, except as otherwise provided below, shall be applied to the repayment of the Obligations pursuant to Section 2.3(d), or (ii) Borrower or any of its Subsidiaries uses the proceeds of any such disposition pursuant to this clause (b) to purchase new, additional, replacement or substitute assets or properties (collectively "Replacement Assets"), and promptly delivers to the Agent written notice of the use of such proceeds for such purpose. Any Replacement Asset purchased by Borrower or any Subsidiary of Borrower shall be free and clear of all Liens, except for the Lien of the Agent and those permitted under this Agreement.

                 Notwithstanding the foregoing, and without being subject to the limitations on the dispositions of assets set forth in the preceding paragraph, Borrower shall be permitted to sell all of the assets of Valley-Todeco for a commercially reasonable price, as determined by the Board of Directors of Borrower, provided that a portion of such price in an amount not less than the book value of Valley-Todeco be in cash to be fully paid at the closing of such sale. The proceeds of any such sale shall be used by Borrower as prescribed in Section 2.3(c).

                 8.11 Cancellation of Indebtedness. Neither Borrower nor any Subsidiary of Borrower shall cancel any claim or debt owing to it, except for reasonable consideration or in the ordinary course of business.

                 8.12 Hedging Transactions. Except as required or approved by the Agent, in its sole discretion, and for currency hedging in the ordinary course of business, neither Borrower nor any Subsidiary of Borrower shall engage in any interest rate hedging, swap, cap or similar transaction.

                 8.13 Distributions. Except as permitted by this Section 8.13, Borrower shall not make any Distributions nor shall it permit any Subsidiary to make any Distributions to any Person other than Borrower. Commencing in the 1996 Fiscal Year, Borrower shall be permitted to make Distributions provided that (a) the aggregate amount of such Distributions made subsequent to January 1, 1996 shall not exceed the sum of (i) $1,500,000 plus
(ii) fifty percent (50%) of the consolidated net income of Borrower and its Subsidiaries for the period from January 1, 1995 to the end of the Fiscal Quarter of Borrower most recently ended prior to the date of such proposed Distribution as to which Borrower shall have been required to deliver financial statements pursuant to Section 6.1, considered as a single accounting period; and (b) as of the date of declaration of such Distribution, no Default or Event of Default is outstanding, and such Distribution is made within thirty (30) days of the date of declaration of such Distribution.

                 8.14 ERISA. Borrower shall not directly or indirectly, or permit any ERISA Affiliate to directly or indirectly, (a) engage or permit any ERISA Affiliate to engage in any prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;
(b) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived; (c) fail to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan; (d) terminate any Benefit Plan which would result in any liability of Borrower or any ERISA Affiliate under Title IV of ERISA; (e) fail to make any contribution or payment to any Multiemployer Plan which Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;
(f) fail to pay any required installment or any other payment required under
Section 412 of the IRC on or before the due date for such installment or other payment; (g) amend a Plan resulting in an increase in current liability for the plan year such that Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; (h) permit any unfunded liabilities with respect to any Foreign Pension Plan; or (i) fail or permit any ERISA Affiliate to fail, to pay any required contribution or payment to a Foreign Pension Plan on or before the due date for such required contribution or payment.

                 8.15 Fiscal Year. Neither Borrower nor any of its Subsidiaries shall change its Fiscal Year.

                 8.16 Prepayment. Borrower shall not and shall not permit any Subsidiary to voluntarily prepay any Indebtedness, except (i) the Obligations in accordance with their terms, (ii) trade payables in the ordinary course of Borrower's or such Subsidiary's business, (iii) other Indebtedness (other than Subordinated Debt) in an amount not to exceed $100,000 in any Fiscal Year, and
(iv) to the extent permitted pursuant to Section 8.17(a), the Subordinated
Debt.

                 8.17  Restricted Junior Payments.

                 (a) The Borrower shall not and shall not permit any of its Subsidiaries to make any Restricted Junior Payments, except that so long as no Default or Event of Default shall be outstanding or would result therefrom, (i) Borrower shall be permitted to make regularly scheduled interest, principal and sinking fund payments on the Subordinated Debt when such payments are due (on an unaccelerated basis), in each case, except to the extent that such payments are prohibited by the subordination restrictions thereof, and (ii) Borrower shall be permitted to repurchase and redeem Subordinated Debt provided that (1) no Default or Event of Default shall be outstanding or would result from such repurchase or redemption, (2) since December 31, 1994, no event or events (other than an event or events disclosed on Schedule 5.6(d)) shall have occurred which have resulted in or could reasonably be expected to result in a Material Adverse Effect, (3) after giving effect to such repurchase or redemption, Availability would exceed $5,000,000 and (4) prior to any such proposed repurchase or redemption, Borrower shall have delivered to the Agent an opinion of legal counsel in form and substance satisfactory to the Agent, in its sole discretion, confirming that such proposed repurchase or redemption would not violate the terms and provisions of the indenture governing the Subordinated Debt.

                 (b) Borrower shall not amend or otherwise change the terms applicable to any Subordinated Debt (including, without limitation, changing the designation of any Subsidiary as a Restricted Subsidiary or Unrestricted Subsidiary (as defined in the indenture under which the Subordinated Debt was issued) from the designation of such Subsidiary as set forth on Schedule 8.17 attached hereto and made a part hereof), without the prior written consent of the Agent. Borrower shall not make any payment which would not have been made in the absence of an amendment or change of terms applicable to any Subordinated Debt unless such amendment or change has been approved by the Agent as provided in the preceding sentence.

                 (c) Borrower shall deliver to the Agent (i) a copy of each notice or other communication delivered by or on behalf of Borrower to any of the holders of the Subordinated Debt, such delivery to be made at the same time and by the same means as such notice or other communication is delivered to any such holders, and (ii) a copy of each notice or other communication received by Borrower from any such holders, such delivery to be made promptly after such notice or other communication is received by Borrower.

                 8.18 Amendment of IRBs, the Bowling Green IRB, the Guaranteed IRBs, and the NCB Agreements. Borrower shall not amend, supplement or otherwise modify any of the terms or provisions of any of the IRBs, the Bowling Green IRB, the Guaranteed IRBs, any of the indentures, letters of credit, reimbursement agreements, loan agreements or other instruments, documents or agreements executed and/or delivered by Borrower in connection with the IRBs, the Bowling Green IRB, or the Guaranteed IRBs, or the NCB Agreements, without the prior written consent of the Agent.

                 8.19 Guaranteed Indebtedness. Neither the Borrower nor any of its Subsidiaries shall become liable on or permit to exist any Guaranteed Indebtedness, except any such Indebtedness in favor of the Agent and/or the Lenders.

                 9.  TERM AND TERMINATION

                 9.1 Termination. The financing arrangements contemplated hereby in respect of the Revolving Credit Loan and the Letters of Credit shall be in effect until the Commitment Termination Date; provided, however, that in the event of a payment or prepayment of all or any part of the Revolving Credit Loan, the Term Loan or the Letter of Credit Liability prior to the Commitment Termination Date with the proceeds of funds borrowed from any Person other than the Agent or the Lenders, Borrower shall simultaneously therewith pay to the Agent, in immediately available funds, all Obligations (including Borrower's contingent liability with respect to the Letters of Credit) in full in accordance with the terms hereof, and the agreements creating and instruments evidencing such Obligations and the Revolving Credit Commitments shall
thereupon terminate.   Notwithstanding anything contained herein to the
contrary, in the event that Borrower shall be required to prepay the Obligations pursuant to the first proviso in the immediately preceding sentence, Borrower shall simultaneously pay to the Agent the Prepayment Fee and/or Termination Fee, if any, which would have been payable under Section 2.4 had such prepayment and/or termination been made pursuant to Borrower's election.

                 9.2 Survival of Obligations Upon Termination of Financing Agreement. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties, rights and liabilities of Borrower or the rights, remedies and powers of the Lenders and the Agent relating to any transactions or events occurring prior to such termination. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations contained in the Loan Documents, and the Agent's and the Lenders' Liens on and all rights and remedies with respect to the Collateral, shall survive such termination or cancellation and shall continue in full force until such time as all of the Obligations have been paid in full in accordance with the terms of the agreements creating such Obligations, at which time the same shall terminate.

                 10.  EVENTS OF DEFAULT; RIGHTS AND REMEDIES

                 10.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                 (a) Borrower shall fail to make any payment of principal of, or interest on, or any other amount owing to the Agent or to any of the Lenders in respect of any Note or any of the other Obligations owing under this Agreement when due and payable or declared due and payable.

                 (b) Borrower or any of its Subsidiaries shall fail to make any payment owing under any Loan Document (other than a payment of the type described in Section 10.1(a)), and such failure shall have remained unremedied for the lesser of (i) thirty (30) days and (ii) a period of five (5) days after Borrower has received notice thereof from the Agent or any Lender.

                 (c) Borrower or any of Borrower's Subsidiaries shall fail or neglect to perform, keep or observe any of the provisions of Section 6.1(f), 7.3, 7.6 or Section 8 hereof or Section 4 of the Security Agreement.

                 (d) Borrower or any of Borrower's Subsidiaries shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than those described in Section 10.1(c)), and the same shall remain unremedied for a period ending on the first to occur of (i) ten (10) days after Borrower shall receive written notice of any such failure from the Agent or any Lender, (ii) twenty (20) days after any officer of Borrower or any such Subsidiary becomes or should have become aware thereof, or (iii) if such non-compliance shall have existed for more than thirty (30) days, five (5) days after the earlier of (A) written notice thereof from the Agent to Borrower or (B) the date any officer of Borrower or any such Subsidiary becomes aware thereof; provided, that, in any event, no such grace period shall apply, and an Event of Default shall exist promptly upon such failure or neglect to perform, keep or observe any such provision, if such non-compliance cannot, in the Agent's determination, be cured by Borrower or any such Subsidiary within such grace period, or if such Loan Document shall terminate (other than in accordance with its terms or the terms hereof or with the written consent of the Agent) or become void or unenforceable without the written consent of the Agent.

                 (e) A default shall occur under any agreement, document or instrument to which Borrower or any of its Subsidiaries is a party or by which any such entity or its property is bound (including, without limitation, the NCB Agreements) and such default is not cured within any applicable grace period or waived in writing and such default either (i) involves the failure to make any payment when due of an amount in excess of $100,000 (whether of principal, interest or otherwise and whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) in respect of any Indebtedness of any of such entities, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, such Indebtedness or a portion thereof in an aggregate amount exceeding $500,000 to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

                 (f) Any representation or warranty herein or in any other Loan Document or in any written statement pursuant thereto or hereto, report, financial statement or certificate made or delivered to the Agent or any Lender by Borrower or any of its Subsidiaries shall be untrue or incorrect in any material respect, as of the date when made or deemed made.

                 (g) Any of the assets of Borrower or any of its Subsidiaries shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any such entity; or any Person shall move or apply for the appointment of a receiver, trustee or custodian for any of the assets of any such entity and such motion or application shall remain unstayed or undismissed for thirty (30) consecutive days; or Borrower shall have concealed, removed or permitted to be concealed or removed, any part of its property with intent to hinder, delay or defraud its creditors or any of them or made or suffered a transfer of any of its property or incurred an obligation which may be fraudulent under any bankruptcy, fraudulent conveyance or other similar law.

                 (h) A case or proceeding shall have been commenced against Borrower or any of its Subsidiaries in a court having competent jurisdiction seeking a decree or order in respect of any such entity (i) under title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any such entity or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of any such entity, and any such case or proceeding described in this Section 10.1(h) shall remain undismissed or unstayed for thirty (30) consecutive days, or such court shall enter a decree or order granting the relief sought in any such case or proceeding.

                 (i) Borrower or any of its Subsidiaries shall (i) file a petition seeking relief under title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any such entity or of any substantial part of its properties, or (iii) take any corporate action in furtherance of any such action described in this Section 10.1(i).

                 (j) Either (i) a judgment or judgments (after the expiration of all times to appeal therefrom) for the payment of money in excess of $150,000 in the aggregate shall have been rendered against Borrower or any of its Subsidiaries and the same shall not (A) be covered by insurance in accordance with Section 7.6 (and admitted in writing by such entity's insurance carriers as so covered), and (B) within ten (10) days after the entry thereof, have been discharged or execution thereof have been stayed pending appeal; or
(ii) any judgment or judgments (whether or not final and whether or not the time to appeal therefrom shall have been expired) shall have been rendered against Borrower or any of its Subsidiaries and an amount of $1,000,000 or more of such judgment shall not be covered by insurance in accordance with Section 7.6 (and admitted in writing by Borrower's insurance carriers as so covered).

                 (k) With respect to any Plan (i) any Termination Event occurs which the Agent believes could subject either Borrower, any of its Subsidiaries or any ERISA Affiliate to a liability in excess of $100,000 or (ii) the plan administrator of any Plan applies under Section 412(d) of the IRC for a waiver of the minimum funding standards of Section 412(a) of the IRC and the Agent believes that the substantial business hardship upon which the application for such waiver is based could subject any such entity or Person to a liability in excess of $100,000.

                 (l) Any material provision of any Collateral Document shall for any reason cease to be valid or enforceable in accordance with its terms, or any security created under any Collateral Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

                 (m) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Commission under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 15% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors, other than securities having such power only by reason of the happening of a contingency; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower shall cease for any reason to constitute a majority of the board of directors of the Borrower or
(iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of the Borrower.

                 (n) The obligor under any Collateral Document shall purport to repudiate, terminate or otherwise revoke any of its obligations under such Collateral Document.

                 (o) Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any Court or any other Public Authority from conducting all or a material part of its business.

                 (p) Any loss, theft, damage or destruction of Collateral shall have occurred which (i) materially and adversely affects the operations of Borrower or any of its Subsidiaries' business taken as a whole, or (ii) is material in amount and is not adequately covered by insurance.

                 (q) An event or events shall have occurred since [December 31, 1990] (other than an event or events disclosed on Schedule 5.6(d)) which have resulted in, or could reasonably be expected to result in a Material Adverse Effect.





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                 (r)  Borrower or any of its Subsidiaries shall file a
certificate of dissolution under applicable state law or shall otherwise terminate its corporate existence.

                 (s) Any Subsidiary Guaranty or other guaranty of the Obligations shall be terminated, revoked, or declared void or invalid.

                 (t) Borrower delivers to the Agent or to any other Person notice that Borrower is exercising its right under Section 5301.232(C) of the Ohio Revised Code (or any similar laws in the same or any other jurisdiction) to limit the amount of the Indebtedness secured by the Mortgages and/or the Leasehold Mortgages.

                 10.2 Remedies. (a) If any Event of Default shall have occurred and be continuing, the Agent may, or at the request of the Required Lenders, shall, without notice, (i) terminate the Revolving Credit Loan Commitments, whereupon no further Loans, Revolving Credit Advances or other extensions of credit shall be made hereunder, (ii) declare all Obligations (including, without limitation, all of Borrower's contingent liabilities with respect to the Letters of Credit) to be forthwith due and payable, whereupon all Obligations (including, without limitation, all of Borrower's contingent liabilities with respect to the Letters of Credit) shall become and be due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower, and/or (iii) enforce any and all rights under any Loan Document, provided, however, that upon the occurrence of an Event of Default specified in Section 10.1(h) or (i), the Revolving Credit Loan Commitment shall automatically terminate and all Obligations (including, without limitation, all of Borrower's contingent liabilities with respect to the Letters of Credit) shall automatically become due and payable without declaration, notice or demand by the Agent.

                 (b) If any Event of Default shall have occurred and be continuing, the Agent shall have, in addition to all other rights hereunder and under the other Loan Documents, the rights and remedies of a secured party under the Code.

                 (c) The Agent shall take such action with respect to any Default or Event of Default as shall be directed by the Required Lenders; provided, that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Agent and the Lenders as a whole, including any action (or the failure to act) pursuant to the Loan Documents.

                 10.3 Waivers by Borrower. Except as otherwise provided for in this Agreement and applicable law, Borrower waives (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by the Agent or any Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever the Agent or any Lender may do in this regard, (ii) all rights to notice and a hearing prior to the Agent's or any Lender's taking possession or control of, or to the Agent's or any Lender's replevy, attachment or levy upon,





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the Collateral or any bond or security which might be required by any court prior to allowing the Agent or any Lender to exercise any of its remedies, and
(iii) the benefit of all valuation, appraisal and exemption laws. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

                 10.4 Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default and the Agent's termination of the Revolving Credit Loan Commitment or the Agent's declaring all Obligations to be forthwith due and payable pursuant to the provisions of Section 10.2, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the Obligations of Borrower now or hereafter existing under this Agreement, the other Loan Documents, and the Notes held by such Lender irrespective of whether or not such Lender shall have made any demand under this Agreement any such other Loan Documents or any such Note and although such Obligations may be unmatured. Each Lender agrees promptly to notify Borrower and the Agent after any such set-off and application is made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Borrower hereby grants to each Lender and to each financial institution which is participating in the Loans with Borrower's knowledge, and each such Lender and participating lender shall have and are hereby given, a continuing Lien on and security interest in any money, securities and other property of Borrower in the custody or possession of such Lender or participating lender, including the right of set-off, as applicable, and such participating lender shall be deemed to have the same right of set-off to the extent of its participation in the Obligations under this Agreement as it would have if it were a direct Lender. The rights of each Lender and participating lender under this Section
10.4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender or participating lender may have.

                 11.  THE AGENT

                 11.1 Appointment. Each Lender hereby designates and appoints GE Capital as the Agent under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. The Agent agrees to act as such on the express conditions contained in this Section 11. The provisions of this Section 11 are solely for the benefit of the Agent and the Lenders and neither Borrower nor any of its Subsidiaries shall have any rights as a third party beneficiary of any of the provisions hereof, except for the provisions in
Section 11.7 regarding the consent of Borrower. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any Subsidiary of Borrower. The Agent may perform any of its duties hereunder, or under the Loan Documents, by or through its agents or employees.





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                 11.2  Nature of Duties.  The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. Each Lender has made and shall continue to make its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Loans and other extensions of credit hereunder and has made and shall make its own appraisal of the creditworthiness of Borrower. The Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter. If the Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

                 11.3 Rights, Exculpation, Etc. Neither the Agent nor any of its officers, directors, employees or agents shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that the Agent shall be obligated on the terms set forth herein for performance of its express obligations hereunder and except that no Person shall be relieved of any liability imposed by law for intentional tort. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 2 or 3, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from the other Lenders any payment in excess of the amount to which they are determined to be entitled. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of this Agreement or any of the Loan Documents or the transactions contemplated thereby, or for the financial condition of Borrower or any of its Subsidiaries. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or the financial condition of Borrower or any of its Subsidiaries, or the existence or possible existence of any Default or Event of Default. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement, the Notes, or any of the other Loan Documents in accordance with the instructions of the





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
Required Lenders, and the Agent shall have no duty (regardless of the existence of an Event of Default) to initiate litigation or otherwise commence enforcement of the Obligations unless and until it shall have been instructed to do so by the Required Lenders.

                 11.4 Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

                 11.5 Indemnification. To the extent that the Agent is not promptly reimbursed and indemnified by Borrower, the Lenders will promptly reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the Loan Documents, in proportion to each Lender's pro rata share of the Loans outstanding at such time, including, without limitation, advances and disbursements made pursuant to Section 11.8; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements resulting from the Agent's recklessness or willful misconduct. The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Obligations and the termination of this Agreement.

                 11.6 GE Capital and Affiliates. With respect to its Revolving Credit Commitment hereunder, the Loans made and the Letters of Credit issued by it and any Notes issued to or held by it, GE Capital shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include GE Capital or any Affiliate of GE Capital in its individual capacity as a Lender, as the issuer of the Letters of Credit or as one of the Required Lenders. GE Capital and its Affiliates may lend money to, and generally engage in any kind of business with Borrower or any of its Subsidiaries as if GE Capital were not acting as Agent pursuant hereto and without any duty to account therefor to the Lenders.

                 11.7 Successor Agent. The Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least thirty (30) days' prior written notice to Borrower and each Lender. Upon any such notice of resignation, the Required Lenders shall have the right to appoint a successor Agent who shall be acceptable to Borrower. If a successor Agent shall not have been so appointed within said thirty (30) day period, the retiring Agent, with the consent of Borrower, shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Required Lenders, with the consent of Borrower, appoint a successor Agent as provided above. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 11 shall inure to its





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benefit as to any actions taken or omitted to be taken by it while it was the
Agent under this Agreement and the other Loan Documents.

                 11.8 Collateral Matters. (a) The Agent may (but shall not be obligated to) from time to time, before or after the occurrence of an Event of Default, make such disbursements and advances ("Agent Advances") which the Agent, in its sole discretion, deems necessary or desirable to preserve or protect the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by Borrower or any guarantor or other Person of the Loans and other Obligations or to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement or any of the other Loan Documents, including, without limitation, costs, fees and expenses chargeable to Borrower hereunder or thereunder. The Agent Advances shall be repayable on demand, shall be secured by the Collateral, and shall bear interest from and after the date of such demand at the rate otherwise applicable to the Revolving Credit Loan. Notwithstanding the foregoing, the Agent Advances shall not, except as otherwise provided pursuant to the last sentence of Section 2.10, constitute Revolving Credit Advances but shall otherwise constitute Obligations hereunder. The Agent shall notify each Lender in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 11.5, each Lender agrees that it shall make available to the Agent, upon the Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's ratable share (based on the percentage such Lender's outstanding Loans bear to all of the outstanding Loans) of each such Agent Advance. If such funds are not made available to the Agent by such Lender within one (1) Business Day after the Agent's demand therefor, the Agent will be entitled to recover any such amount from such Lender together with interest thereon at the Federal Funds Rate for each day during the period commencing the date of such demand and ending on the date such amount is received.

                 (b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of all commitments to lend hereunder and payment and satisfaction of all Loans, and all other Obligations; or (ii) constituting property being sold or disposed of if Borrower certifies to the Agent that the sale or disposition is made in compliance with Section
8.10 (and the Agent may rely conclusively on any such certificate, without further inquiry); or (iii) constituting property in which Borrower owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to Borrower under a Lease which has expired or been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by Borrower to be, renewed or extended; or (v) if approved, authorized or ratified in writing by the Required Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 11.8(b).

                 (c) The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to





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any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this
Section 11.8 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender.

                 11.9 Agency for Perfection. The Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting the Agent's and the Lenders' security interest in assets which, in accordance with Article 9 of the Code can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or in accordance with the Agent's instructions.

                 12.  MISCELLANEOUS

                 12.1 Complete Agreement; Modification of Agreement; Sale of Interest. (a) The Loan Documents constitute the complete agreement between the parties with respect to the subject matter hereof. Borrower may not sell, assign or transfer any of the Loan Documents or any portion thereof, including without limitation, Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to the Agent's and any Lender's sale, participation, assignment, transfer or other disposition, at any time or times, of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, the Agent's and any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not; provided, however, that no Lender shall assign any interest under the Loan Documents (i) without the prior written consent of the Agent or (ii) to any Person that is not an Eligible Assignee. Borrower agrees that it will use its best efforts to assist and cooperate with the Agent in any manner reasonably requested by the Agent to effect the sale, participation in or assignments of any of the Loan Documents or of any portion thereof or interest therein, including, without limitation, assistance in the preparation of appropriate disclosure documents or placement memoranda and executing appropriate amendments to the signature pages hereto to reflect the addition of any Lenders and such Lender's respective commitments.

                 (b) Each assignment by a Lender of any of its rights and/or obligations hereunder shall be evidenced by a written assignment in the form of Exhibit F attached to the Original Agreement and by this reference made a part hereof (each, an "Assignment and Acceptance"), entered into by the assigning Lender and the assignee, and accepted by the Agent. The parties to each such Assignment and Acceptance shall execute and deliver to the Agent such written assignment, for its acceptance and for recording in its books and records as provided below in this Section 12.1(b). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each such Assignment and Acceptance, which effective date shall be at least two (2) Business Days after the execution thereof, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and





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obligations hereunder have been assigned to it pursuant to such Assignment and
Acceptance, have the rights and obligations of a Lender hereunder and (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto). The Agent shall maintain at its address referred to in Section 12.13 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the commitments of, and principal amount of the Loans owing to, each Lender from time to time. The entries in such register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, the Agent and the Lenders may treat each Person whose name is recorded in such register as a Lender hereunder for all purposes of this Agreement. Such register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) each of the Agent and, except as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) each of the Agent and such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or any of its Subsidiaries or the performance or observance by Borrower or any of its Subsidiaries of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof and of the other Loan Documents, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

                 (d) In the event that any Lender assigns or otherwise transfers all or any part of a Term Note or a Revolving Credit Note, such Lender shall so notify Borrower and the Agent. Borrower shall, upon the request of the Agent or such Lender, issue new Term Notes and/or Revolving Credit Notes in exchange for the old Term Notes or Revolving Credit Notes affected by such assignment.





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                 (e)  Subject to the terms and conditions set forth below, each
Lender may grant participations in all or any part of its rights and obligations under this Agreement (including, without limitation, all or any part of its commitments to lend hereunder, the Loans or the Notes) to one or more other Persons; provided, however, that (i) any such disposition shall not, without the consent of Borrower, require Borrower to file a registration statement with the SEC, prepare a disclosure document in order to qualify for an exemption under federal securities laws, or apply to qualify the Loans or the Notes under the federal securities laws or blue sky laws of any state; and
(ii) such Lender shall make and receive all payments for the account of its participant and shall retain exclusively, and shall continue to exercise exclusively, all rights of approval and administration available hereunder with respect to such Lender's rights and obligations hereunder and under the other Loan Documents, even after giving effect to the sale of any such participation, and such Lender shall make such arrangements with its participants as may be necessary to accomplish the foregoing; provided, however, that any participant may be given the right to require the Lender granting such participant's participation to vote such participant's interest with respect to any matters which would, under Section 12.1(h), require the consent of each Lender affected thereby. No holder of a participation in all or any part of the Loans or any Note shall be a "Lender" for any purpose under this Agreement; provided, however, that each holder of a participation shall have the rights of a Lender (including any right to receive payment) under Sections 2.8, 3.6, 10.4, 12.2 and 12.3; provided, however, that all requests for any such payments shall be made by a participant through the Lender granting such participation. The right of each holder of a participation to receive payment under the foregoing sections shall be limited to the lesser of (A) the amounts actually incurred by such holder for which payment is provided under said Sections and (B) the amounts that would have been payable under said Sections by Borrower to the Lender granting the participation to such holder had such participation not been granted.

                 (f) It is expressly agreed that, in connection with offers for the sale and transfer of any assignment or any participation pursuant to this Section 12.1, each Lender may provide such information pertaining to Borrower or any of its Subsidiaries as such Lender may deem appropriate.

                 (g) Notwithstanding the foregoing provisions of this Section 12.1, each Lender may at any time sell, assign, transfer, or negotiate all or any part of its rights and obligations under this Agreement to any Affiliate of such Lender.

                 (h) No amendment or waiver of any provision of this Agreement or the Notes or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however: (i) that no amendment, waiver or consent shall, unless in writing and signed by each Lender affected thereby do any of the following: (A) increase the Maximum Revolving Credit Facility or any Lender's Revolving Credit Percentage, (B) reduce the principal of, or rate of interest on the Notes or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder to such Lender,





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(D) change the number of the Lenders which shall be required for the
Lenders or any of them to take any action hereunder, (E) release or discharge any Person liable for the performance of any obligations of Borrower hereunder or under any of the Loan Documents, or (F) amend this Section 12.1(h); (ii) as to matters solely affecting the Revolving Credit Loan, holders of Revolving Credit Notes evidencing at least a majority of the aggregate outstanding principal amount of Revolving Credit Notes may unilaterally agree to an amendment or supplement to, or modification of, this Agreement; provided, however, that any amendment or supplement to, or modification of, this Agreement or waiver of a Default or an Event of Default hereunder that would have the effect of reinstating the obligations to make Revolving Credit Advances from and after the date such obligations have been terminated or changing the terms of, amount of or obligation to make Revolving Credit Advances in any other respect shall require the affirmative consent thereto of all the holders of Revolving Credit Notes; and (iii) that no amendment, waiver or consent shall be effective unless in writing and signed by the Agent in addition to the Required Lenders required above if such amendment, waiver or consent modifies the rights or duties of the Agent under this Agreement, or any Loan Document.

                 12.2 Fees and Expenses. Borrower shall pay all out-of-pocket expenses of the Agent in connection with the preparation, negotiation, consummation, administration, enforcement, amendment and termination of the Loan Documents (including the reasonable fees and expenses of all of its counsel, appraisers, accountants and advisors retained in connection with the Loan Documents and the transactions contemplated thereby and including all title insurance charges, stamp taxes, fees and other charges for recording mortgages, filing financing statements and continuation statements and conducting lien and title searches and appraisal fees). If, at any time or times, regardless of the existence of any Event of Default, the Agent (or in the case of clauses (b), (c) and (d) below, any Lender) shall employ counsel or other advisors (including, without limitation, accountants, underwriters, outside financial analysts or appraisers) for advice or other representation in connection with or shall incur reasonable fees and other costs and expenses in connection with:

                 (a) any amendment, modification, termination, interpretation, or waiver, or consent with respect to, any of the Loan Documents;

                 (b) any litigation, contest, dispute, suit, proceeding or action (whether instituted by the Agent or any Lender, Borrower, any Subsidiary of Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreements to be executed or delivered in connection herewith;

                 (c) any attempt to enforce any rights of the Agent or any Lender against Borrower, any Subsidiary of Borrower or any other Person, that may be obligated to any Lender by virtue of any of the Loan Documents;

                 (d) any attempt to verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral;

                 (e) any actions to protect, perfect, verify or continue the Agent's Liens on the Collateral;

then, and in any such event, all such reasonable fees arising from such services, including those of any appellate proceedings, and all reasonable expenses, costs, charges and other fees incurred by any such Person in any way or respect arising in connection with or relating to any of the events or actions described in this Section 12.2 shall be payable, on demand, by Borrower to the Agent or such Lender and shall be additional Obligations secured under this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: attorneys' and paralegals' fees, costs and expenses; accountants' and other professionals' fees, costs and expenses; court costs and expenses; photocopying and duplicating expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such services.

                 12.3 Indemnity. Borrower hereby indemnifies the Agent, the Lenders, and their respective directors, officers, employees, Affiliates and agents (collectively, "Indemnified Persons") against, and agrees to hold such Indemnified Persons harmless from, any and all losses, claims, damages and liabilities, including claims brought by any director, officer, employee, Affiliate or agent of Borrower, and related expenses, including reasonable counsel fees and expenses, incurred by any such Indemnified Person arising out of any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party thereto) relating to any transactions, services or matters that are the subject of the Loan Documents; provided; however, that such indemnity shall not apply to (a) any such losses, claims, damages, or liabilities or related expenses determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Person, or (b) any such losses, claims, damages or liabilities or related expenses arising out of a claim of any one Lender against another Lender, or of any Lender against the Agent or vice-versa; and provided, further, that the gross negligence or willful misconduct of any Indemnified Person shall not affect the obligation of Borrower hereunder to indemnify or hold harmless any other Indemnified Person in respect of which indemnity may be sought against Borrower pursuant to this Section 12.3. Any Indemnified Person shall promptly notify Borrower in writing of the commencement of any litigation or proceeding which is likely to give rise to such indemnification, but the omission so to notify Borrower shall not relieve Borrower from any other obligation or liability which it may have to any Indemnified Person under this
Section 12.3. In case any such litigation or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify Borrower of the commencement of such litigation or proceeding, Borrower shall be entitled to participate in such litigation or proceeding and, if requested by such Indemnified Person, shall assume the defense of such litigation or proceeding with counsel of its choice at its expense, provided that such counsel is satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding Borrower's assumption of the defense of such litigation or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such litigation or proceeding, and Borrower shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by Borrower to represent such Indemnified Person would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such litigation or proceeding include both an Indemnified Person and Borrower, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to Borrower; (iii) Borrower shall not have employed counsel satisfactory to such Indemnified Person in the exercise of the Indemnified Person's reasonable judgment to represent such Indemnified Person within a reasonable time after notice of the institution of such litigation or proceeding; or (iv) Borrower shall authorize such Indemnified Person to employ separate counsel at the expense of Borrower. Borrower shall not consent to the entry of any judgment or enter into any settlement in any such litigation or proceeding unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Person of a release from all liability in respect to such claim or litigation.

                 The agreements of Borrower in this Section 12.3 shall survive the payment in full of the Obligations and the termination of this Agreement, and shall be in addition to any liability that Borrower may otherwise have. All amounts due under this Section 12.3 shall be payable as incurred upon written demand therefor.

                 12.4 Access; Confidentiality. The Agent and any of its officers, employees and/or agents shall have the right, exercisable as frequently as the Agent determines to be reasonably appropriate during normal business hours (or at such other times as may reasonably be requested by the Agent), to inspect the properties and facilities of Borrower and its Subsidiaries and to inspect, audit and make extracts (at Borrower's expense) from all of Borrower's and its Subsidiaries' records, files and books of account. Each Lender and any of their respective officers, employees and/or agents shall have the right to accompany the Agent and its officers, employees and/or agents in any such inspection and to inspect, audit and make extracts from all of Borrower's and its Subsidiaries' records, files and books of account. Borrower shall deliver any document or instrument reasonably necessary for the Agent or the Lender, as any of them may request, to obtain records from any service bureau maintaining records for Borrower or its Subsidiaries, and shall maintain duplicate records or supporting documentation on media, including, without limitation, computer tapes and discs owned by Borrower and its Subsidiaries. Borrower shall instruct its and its Subsidiaries' banking and other financial institutions to make available to agent and each Lender such information and records as the Agent and each Lender may reasonably request. The Agent and each Lender will utilize reasonable, good faith efforts to maintain as confidential any information obtained from Borrower or its Subsidiaries; provided, however, that the Agent and each Lender need not maintain as confidential any information which (a) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of a disclosure directly or indirectly by the Agent or the Lender or any of their representatives in violation of this Section); (b) is available to the Agent or the Lender on a non-confidential basis from a source other than Borrower or its Subsidiaries, provided that the Agent or such Lender does not have actual knowledge that the source is at the time bound by a confidentiality agreement with Borrower or its Subsidiaries; or (c) has been independently developed by the Agent or the Lender. Notwithstanding the foregoing, the Agent and each Lender are authorized to disseminate any confidential information hereunder

(i) to any Person in connection with the contemplated assignment of any Loan or participation therein to such Person; (ii) to counsel, independent public accountants or other experts retained by the Agent in connection with the administration of the Loans, this Agreement, the other Loan Documents and/or the enforcement of any of the Obligations hereunder or thereunder; and (iii) as required or requested by any Public Authority or representative thereof or pursuant to legal process. In no event shall the Agent or any Lender be liable for damages resulting from the disclosure of any such confidential information obtained from Borrower or its Subsidiaries.

                 12.5 No Waiver by Lender. The Agent's or any Lender's failure, at any time or times, to require strict performance by Borrower of any provisions of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of the Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver by the Required Lenders of an Event of Default under the Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Agreement or any of the other Loan Documents and no Event of Default by Borrower under this Agreement and no defaults by Borrower under any of the other Loan Documents shall be deemed to have been suspended or waived by the Agent or any Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of the Agent and Required Lenders and directed to Borrower specifying such suspension or waiver.

                 12.6 Remedies. The Agent's and each Lender's rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which the Agent and the Lenders may have under any other agreement, including without limitation, the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

                 12.7 MUTUAL WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR EITHER OF THEM IN RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF BORROWER, THE AGENT AND THE LENDERS HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION

SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                 12.8 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                 12.9 Parties. This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the respective successors of Borrower, the Agent and the Lenders and the respective assignees, transferees and endorsees of the Agent and the Lenders. Borrower's successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession thereof or therefor. Nothing in this Agreement or the other Loan Documents, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Agreement.

                 12.10 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

                 12.11 Authorized Signatories. Until the Agent shall be notified by Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of Borrower listed in
Schedule 12.11 hereto shall bind Borrower and be deemed to be the act of Borrower affixed pursuant to and in accordance with resolutions duly adopted by Borrower's Board of Directors.

                 12.12  GOVERNING LAW; CHOICE OF FORUM; SERVICE OF PROCESS.
(a) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS AND DECISIONS OF THE STATE OF ILLINOIS APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICT OF LAWS, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

                 (b) SUBJECT ONLY TO THE EXCEPTION IN THE NEXT SENTENCE, BORROWER, THE AGENT AND THE LENDERS HEREBY AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURT OF THE NORTHERN

DISTRICT OF ILLINOIS OR, IF THE FEDERAL COURT LACKS JURISDICTION, TO THE STATE COURTS LOCATED WITHIN COOK COUNTY, ILLINOIS AND WAIVE ANY OBJECTION BASED ON VENUE OR FORUM NON CONVENIENS WITH RESPECT TO ANY ACTION INSTITUTED THEREIN, AND AGREE THAT ANY DISPUTE CONCERNING THE RELATIONSHIP BETWEEN THE AGENT, THE LENDERS AND BORROWER OR THE CONDUCT OF ANY SUCH PARTY IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR OTHERWISE SHALL BE HEARD ONLY IN THE COURTS DESCRIBED ABOVE. NOTWITHSTANDING THE FOREGOING THE AGENT AND THE LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION AS THE AGENT AND/OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL, REAL ESTATE, OR OTHER SECURITY FOR THE OBLIGATIONS.

                 (c) BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY REGISTERED MAIL (RETURN RECEIPT REQUESTED) DIRECTED TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 12.13 AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED FOUR (4) DAYS AFTER THE SAME SHALL HAVE BEEN SO DEPOSITED IN THE U.S. MAILS, OR, AT THE AGENT'S OPTION, BY SERVICE UPON CT CORPORATION, AT 208 SOUTH LASALLE STREET, CHICAGO, ILLINOIS WHICH BORROWER HAS IRREVOCABLY APPOINTED AND HEREBY IRREVOCABLY APPOINTS AS BORROWER'S AGENT FOR THE PURPOSE OF ACCEPTING SERVICE OF PROCESS WITHIN THE STATE OF ILLINOIS. THE AGENT AGREES TO PROMPTLY FORWARD BY REGISTERED MAIL ANY PROCESS SO SERVED UPON CT CORPORATION TO BORROWER AT ITS ADDRESS SET FORTH IN SECTION 12.13, AND BORROWER HEREBY CONSENTS TO SERVICE OF PROCESS AS AFORESAID.

                 (d) NOTHING IN THIS SECTION 12.12 SHALL AFFECT THE RIGHT OF THE AGENT AND THE LENDERS TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE AGENT AND/OR THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION.

                 12.13 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by another, or whenever any of the parties desires to give or serve upon another any communication with respect to this Agreement, or any other Loan Document each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be delivered in person with receipt acknowledged, or telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                 (a)      If to GE Capital (whether as
                          Lender or as Agent)

                          General Electric Capital Corporation
                          105 West Madison Street, Suite 1600
                          Chicago, Illinois  60603
                          Attention:  Manager-Portfolio Operations
                          Telecopier No.:  (312) 419-5975

                          with copies to:

                          Sidley & Austin
                          One First National Plaza
                          Chicago, Illinois  60603
                          Attention: James R. Looman, Esq.
                          Telecopier No.:  (312) 853-7036


                                  and

                          General Electric Capital Corporation
                          501 Merritt 7
                          Third Floor
                          Norwalk, Connecticut 06851
                          Attention: Legal Counsel
                          Telecopier No.:  (203) 840-4520

                 (b)  If to Borrower, at

                          The Lamson & Sessions Co.
                          25701 Science Park Drive
                          Cleveland, Ohio  44122
                          Attention:  Mr. James J. Abel
                          Telecopier:  (216) 464-1455

                          with copies to:

                          Jones, Day, Reavis & Pogue
                          901 Lakeside Avenue
                          Cleveland, Ohio  44114
                          Attention:  Mr. John W. Sager, Esq.
                          Telecopier:  (216) 579-0212

                 (c) If to any Lender other than GE Capital, at its address indicated on the signature pages hereof or in any Assignment and Acceptance, or

                 (d) If to any of the above parties, at such other address as may be substituted by notice given as herein provided.

The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, upon acknowledgement of receipt of a telecopy transmission, or three (3) Business Days after the same shall have been deposited in the United States mail. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

                 12.14 Survival. The representations and warranties of Borrower in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

                 12.15 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                 12.16 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall, collectively and separately, constitute one agreement.

                        [THE REMAINDER OF THIS PAGE HAS
                         BEEN LEFT BLANK INTENTIONALLY]

                 IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.


                                           GENERAL ELECTRIC CAPITAL
                                            CORPORATION, as the Agent
                                            and as the sole Lender



                                           By:_____________________________
                                              Name: _______________________
                                              Title:   ____________________


                                           Term Loan Percentage:  100%

                                           Revolving Credit Loan





                                      98a

                                      Commitment:  $50,000,000


                                      THE LAMSON & SESSIONS CO.


                                      By:______________________________
                                           Name:  James J. Abel
                                           Title: Executive Vice President
                                                  and Chief Financial Officer

                                    ANNEX A
                            RATE DETERMINATION TABLE

Ratio of Consolidated EBIT
to Consolidated Debt Service
for the four consecutive Fiscal
Quarter period ending immediately
prior to each Interest Rate                               Applicable
Adjustment Date                                             Level
Greater than or equal to
3.00 to 1.0                                               Level 1

Greater than or equal to
2.50 to 1.0, but less than 3.00 to 1.0                    Level 2

Greater than or equal to 2.00 to 1.0,
but less than 2.50 to 1.0                                 Level 3

Greater than or equal to 1.75 to 1.0,
but less than 2.00 to 1.0                                 Level 4

Greater than or equal to 1.50 to 1.0,
but less than 1.75 to 1.0                                 Level 5

Less than 1.50 to 1.0                                     Level 6







                                      100